      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1998


                                                      REGISTRATION NO. 333-52901

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                          SIGNAL PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

            CALIFORNIA                               8731                               94-3174286
    (Prior to reincorporation)           (Primary Standard Industrial                (I.R.S. Employer
             DELAWARE                    Classification Code Number)               Identification No.)
     (After reincorporation)
      (State or jurisdiction
of incorporation or organization)

                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 558-7500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------

                              ALAN J. LEWIS, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SIGNAL PHARMACEUTICALS, INC.
                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 558-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

                 FREDERICK T. MUTO, ESQ.                                      J. STEPHAN DOLEZALEK, ESQ.
                 MICHAEL A. NEWMAN, ESQ.                                        TIMOTHY R. CURRY, ESQ.
                    COOLEY GODWARD LLP                                     BROBECK, PHLEGER & HARRISON LLP
                   4365 EXECUTIVE DRIVE                                         TWO EMBARCADERO PLACE
                        SUITE 1100                                                  2200 GENG ROAD
                   SAN DIEGO, CA 92121                                           PALO ALTO, CA 94303
                      (619) 550-6000                                                (650) 424-0160

                      ------------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 26, 1998

PROSPECTUS

                                2,500,000 SHARES

                                      LOGO
                                  COMMON STOCK

     All of the 2,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol SGNL.


     The DuPont Merck Pharmaceutical Company ("DuPont Merck") has entered into a collaborative agreement with the Company. As part of such collaboration, DuPont Merck has agreed to purchase $2.0 million of the Company's Common Stock in a private transaction concurrent with the closing of this offering at a price per share equal to the initial public offering price. See "Business--Research and Development Partners."

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share........................             $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3).........................             $                        $                        $
=============================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price
    to Public, Underwriting Discount and Proceeds to Company will be $       ,
    $       and $       , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about        , 1998, at the office of the agent of Hambrecht
& Quist LLC in New York, New York.

HAMBRECHT & QUIST
                         BANCAMERICA ROBERTSON STEPHENS
                                                                 LEHMAN BROTHERS
                    , 1998

[Graphic depicting the integrated discovery of gene regulating targets and drugs
                                      and
the gene regulating drug discovery programs of the Company. The left side of the graphic depicts the progression from target discovery to drug discovery to drug commercialization. The right side of the graphic depicts the progression of cellular models of disease from identification and validation of gene regulating targets to high throughput screening to combinatorial, computational and structural chemistry to gene regulating drugs. The base of the graphic elucidates the Company's gene regulating drug discovery programs: autoimmunity, inflammation, bone metabolism, neurology, cardiovascular, cancer and virology.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR OVER-ALLOTMENTS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Signal Pharmaceuticals(TM) and the Company's stylized logo are trademarks of the Company. All other trade names or trademarks appearing in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is an integrated target and drug discovery company focused on identifying new classes of small molecule drugs that regulate genes and the production of disease-causing proteins. The Company applies advanced cellular, molecular and genomic technologies to map gene regulating pathways in cells and to identify proprietary molecular targets that activate or deactivate genes and result in disease. Signal is advancing the application of genomics beyond identifying and elucidating the functions of genes to designing novel classes of disease-modifying drugs that selectively regulate the activation of disease-causing genes. The Company conducts its target and drug discovery programs both independently and with its five collaborative partners: Ares Trading S.A. ("Ares-Serono"), an affiliate of Ares-Serono S.A.; the Roche Bioscience division ("Roche Bioscience") of Syntex (U.S.A.) Inc., a member of the Roche Group of Companies; Nippon Kayaku Co., Ltd. ("Nippon Kayaku"); N.V. Organon ("Organon"), a business unit of Akzo Nobel N.V.; and The DuPont Merck Pharmaceutical Company ("DuPont Merck").


     Signal's target and drug discovery programs are focused on intracellular gene regulating pathways that play a fundamental role in controlling cell proliferation, cell metabolism and cell death, as well as the replication of viral pathogens. These pathways provide important new targets for treating autoimmune and inflammatory diseases, diseases associated with bone metabolism, neurological and cardiovascular diseases, cancer and viral infections. Pathways targeted by Signal include the Nuclear Factor-kB ("NF-kB") pathway, the jun N-terminal kinase ("JNK") and p38 mitogen-activated protein kinase ("MAP kinase") pathways, an estrogen-regulated gene ("ERG") pathway and five viral pathways. These pathways provide multiple drug targets for therapeutic intervention, many of which regulate the activation of multiple genes involved in disease. The Company pursues patent exclusivity for its drug targets and related drug leads, and owns or has licensed five issued U.S. patents relating principally to MAP kinase pathways, 21 pending U.S. patents and 43 pending foreign patents.


     Signal has developed an integrated target and drug discovery platform that enables the Company to proceed rapidly from target identification and validation through lead discovery and optimization. Signal's target discovery capabilities combine proprietary human cell lines with molecular biology and functional genomic and proteomic technologies to identify key gene regulating pathways and associated drug targets. To date, Signal has built a portfolio of 18 clinically important drug targets, including IkB kinases ("IKKs"), JNKs and p38-2 (a subtype of p38). The Company's drug discovery capabilities include proprietary biochemical and cell-based screening assays and high throughput screening systems for rapid, target-directed screening of diverse compound libraries. The Company develops drug leads by integrating combinatorial and computational chemistry with structure-based drug design technologies to optimize the activity of drug leads on gene regulating targets. Applying its expertise in gene regulating kinase targets, Signal has developed a kinase array screening technology ("KAST") and a signaling kinase inhibitor library ("SKIL") to enhance the speed and quality of Signal's drug discovery activities. The Company has initiated screening in 16 drug discovery assays and has demonstrated efficacy of certain of its drug leads in animal models of arthritis and osteoporosis.

     Signal's business objective is to develop and commercialize a broad pipeline of clinically important drug targets and drug candidates, initially in collaboration with pharmaceutical partners and academic institutions. These collaborations facilitate the discovery of targets and drug leads in multiple therapeutic fields, significantly expanding the Company's commercial opportunities and diversifying Signal's scientific risk. Pharmaceutical partners also provide Signal with multiple sources of revenue, as well as substantial development, manufacturing and marketing resources, which reduce the Company's financial risk. In addition to its five current pharmaceutical partners, Signal has target discovery collaborations with researchers at 24 academic institutions. The Company's strategy is to retain U.S. co-commercialization rights in certain of its pharmaceutical collaborations. To date, Signal has secured U.S. co-commercialization rights in its collaboration with Ares-Serono and worldwide co-commercialization rights (excluding Japan) in its drug development collaboration with Nippon Kayaku. On a select basis, Signal plans to independently develop and commercialize drugs for specialty clinical markets in the U.S., principally in the fields of oncology and inflammation.

     To date, Signal has entered into collaborative discovery agreements with five pharmaceutical partners: Ares-Serono for the discovery and development of small molecule modulators of the NF-kB pathway to treat autoimmune, cardiovascular and neurodegenerative diseases and cancer; Roche Bioscience for the development of human neuronal cell lines for use in discovering new classes of drugs for the treatment of pain and other disorders of the peripheral nervous systems ("PNS"); Nippon Kayaku for the optimization of drug leads for the treatment of PNS disorders, including neuropathies resulting from diabetes and cancer chemotherapy; Organon for the identification of genomic targets and the development of screening assays for neurological, cardiovascular, gynecological and other diseases; and DuPont Merck for the identification of new classes of anti-viral drugs that inhibit gene regulating targets of the hepatitis C virus ("HCV") and the human immunodeficiency virus ("HIV"). Signal also has licensed worldwide rights for a drug lead discovered by the Company to a sixth partner, Tanabe Seiyaku Co., Ltd. ("Tanabe"), for the treatment of autoimmune, inflammatory and other diseases. The Company has multiple additional partnering opportunities in its other drug discovery programs.

     The Company was incorporated in California in July 1992 and intends to reincorporate in Delaware prior to the completion of this offering. Unless the context otherwise requires, references in this Prospectus to "Signal" and the "Company" refer to Signal Pharmaceuticals, Inc., a Delaware corporation, and, where applicable, to its California predecessor. The Company's offices are located at 5555 Oberlin Drive, San Diego, California 92121, and its telephone number is (619) 558-7500.

                                  THE OFFERING

Common Stock offered by the
Company.............................     2,500,000 shares

Common Stock to be outstanding
  after the offering................     9,433,929 shares(1)

Use of proceeds.....................     For research and development, including
                                         internal discovery programs and joint
                                         research and development with corporate
                                         and academic collaborators, the
                                         acquisition of research and development
                                         technologoies, compound screening
                                         libraries and product rights, capital
                                         investments and working capital and
                                         general corporate purposes

Proposed Nasdaq National Market
Symbol..............................     SGNL

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                              YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  -----------------------------------------------   -----------------
                                   1993      1994      1995      1996      1997      1997      1998
                                  -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenue.........................  $    --   $    22   $   299   $ 3,933   $ 7,579   $ 1,549   $ 4,644
Expenses:
     Research and development...      682     3,799     5,173     7,724    10,337     2,459     3,288
     General and
       administrative...........      603     1,288     1,937     2,471     2,791       671     1,203
                                  -------   -------   -------   -------   -------   -------   -------
       Total expenses...........    1,285     5,087     7,110    10,195    13,128     3,130     4,491
                                  -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations...   (1,285)   (5,065)   (6,811)   (6,262)   (5,549)   (1,582)      153
Interest income (expense),
  net...........................      (45)      161       329        53      (192)      (92)      182
                                  -------   -------   -------   -------   -------   -------   -------
Net income (loss)...............  $(1,330)  $(4,904)  $(6,482)  $(6,209)  $(5,740)  $(1,673)  $   335
                                  =======   =======   =======   =======   =======   =======   =======
Pro forma net income (loss) per
  share, basic and diluted......                                          $ (1.20)            $  0.05
                                                                          =======             =======
Shares used in computing
  pro forma net income (loss)
  per share(2):
     Basic......................                                            4,776               6,628
     Diluted....................                                            4,776               6,875

                                                                   MARCH 31, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $20,671      $49,971
Working capital.............................................   14,635       43,935
Total assets................................................   24,755       54,055
Long-term obligations, less current portion.................    1,344        1,344
Accumulated deficit.........................................  (24,410)     (24,410)
Total stockholders' equity..................................   15,649       44,949

------------------------------

(1) Based on the number of shares outstanding at March 31, 1998. Includes the sale of 166,666 shares of Common Stock to DuPont Merck in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $12.00 per share. Excludes 1,581,097 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 662,676 shares were subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $0.87 per share. Subsequent to March 31, 1998, the Company granted options to purchase an aggregate of 221,525 shares of Common Stock at a weighted average exercise price of $2.00 per share. Also excludes 62,500 shares of Common Stock reserved for issuance upon exercise of outstanding warrants as of March 31, 1998 at an exercise price of $8.40 per share. See "Capitalization," "Management--Equity Incentive Plan" and Note 5 of Notes to Financial Statements.

(2) Computed on the basis described in Note 1 of Notes to Financial Statements.

(3) As adjusted to reflect the receipt of $1,999,992 from DuPont Merck in exchange for 166,666 shares of Common Stock to be issued in a private transaction concurrent with the closing of this offering and the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the estimated proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                         ------------------------------

     Except as otherwise noted, all information in this Prospectus assumes: (i) no exercise of the Underwriters' over-allotment option, (ii) a 4-for-1 reverse split of the Common Stock and the Company's reincorporation in Delaware, both to be effected prior to the completion of this offering, and (iii) the conversion of all outstanding shares of Series A, B, C, C-1, D, E and F Preferred Stock (collectively, the "Preferred Stock") into shares of Common Stock, which will occur upon the closing of the offering. See "Description of Capital Stock," "Underwriting" and Notes to Financial Statements.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to other information in this Prospectus before purchasing the shares of Common Stock offered hereby. See "Special Note Regarding Forward-Looking Statements" on page 17 of this Prospectus.

     Limited Operating History; Early Stage of Development. The Company was formed in 1992, has a limited operating history and is at an early stage of development. All of the Company's active compounds are in the research stage, and there can be no assurance that any such compounds will enter clinical trials, be commercialized or will generate revenue in the future. The Company has experienced significant operating losses since inception and, as of March 31, 1998, had an accumulated deficit of approximately $24.4 million. The Company expects to continue to incur significant operating losses for the foreseeable future as it continues to incur increasing costs of research and development, acquisition of technologies, compound libraries and product rights, expansion of its operations and initiation of clinical trials. The Company has completed less than six years of operations, and its business is subject to all of the risks inherent in the establishment of a new business enterprise, including all of the problems, expenses and delays frequently encountered in connection with the development of pharmaceutical products, the utilization of unproven technology and the competitive environment in which the Company operates. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, is highly uncertain. Payments, if any, from corporate collaborators, interest income, and academic and governmental grants are expected to be the Company's only sources of revenue for the foreseeable future. The Company has not yet received any milestone payments under its collaborative agreements. Royalties or other revenue from commercial sales of products based upon any target or compound identified by the Company are not expected for a number of years, if at all, and are dependent on the Company's ability, alone or with others, to successfully research, develop, obtain regulatory approval for, manufacture and market its products under development. See "--Dependence on Pharmaceutical and Biopharmaceutical Collaborations and Milestone Payments," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Research and Development Partners."

     Technological Uncertainty. Target and drug discovery and development methods directed toward intracellular signaling pathways and gene regulation are relatively new. The Company is working on a number of costly long-term discovery and development projects which involve experimental and unproven methods and which may ultimately prove unsuccessful. There is limited scientific understanding relating to the role of genes in most diseases, and relatively few products based on gene discoveries have been developed and commercialized. In addition, the Company is not aware of any drugs that have been developed and commercialized that were designed specifically to target intracellular signaling pathways. There can be no assurance that the Company's techniques for elucidating intracellular signaling pathways and identifying drug targets will lead to the discovery or development of commercial pharmaceutical products. Moreover, as the technology of the Company and its competitors continues to evolve, the Company will need to continue to develop novel and innovative technologies, enter into relationships with additional corporate collaborators and aggressively pursue patent and other protection for the Company's proprietary rights. The Company's failure to properly address the changing technological landscape, enter into collaborations to pursue development of its technologies or develop additional competitive technologies could have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainties Associated with Product Development. The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Lead compounds and drug candidates that appear to be promising at early stages of development may not advance to and through clinical trials and reach the market for a number of reasons. Such reasons include the possibilities that the drug candidates will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to generate market demand or be precluded from commercialization by proprietary rights of third parties. To date, none of the compounds generated by the Company or through its collaborations has been approved for clinical testing, and there can be no assurance that any of such current or proposed compounds will be submitted for clinical testing. In addition, the safety and efficacy of compounds generated by the Company or through its collaborations has not been conclusively demonstrated in animal models or humans. If any potential products are identified by the Company, either independently or through its collaborations, such products will require significant additional development, extensive preclinical and clinical testing, regulatory approval and additional investment in manufacturing scale-up and sales and marketing prior to their commercialization, and there can be no assurance that any of these efforts will be successful. No assurance can be given that any of the Company's discovery and development programs will be successfully completed, any investigational new drug application ("IND") will be accepted by the United States Food and Drug Administration (the "FDA") or other applicable regulatory authorities, clinical trials will commence or be completed as planned, required regulatory approvals will be obtained on a timely basis, if at all, or any products for which approval is obtained will be commercially successful. If any of the Company's or its collaborators' development programs are not successfully completed, required regulatory approvals are not obtained or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operation could be materially adversely affected.

     Dependence on Pharmaceutical and Biopharmaceutical Collaborations and Milestone Payments. The Company's strategy for the discovery, development and commercialization of new gene regulating targets and drugs involves the formation of multiple collaborations in addition to focused internal development efforts. To date, substantially all revenue received by the Company has been from its collaborations, and the Company expects that substantially all revenue for the foreseeable future will be generated by collaborations. The Company has not yet entered into collaborations for a number of its existing or prospective programs. The Company's ability to continue to fund its research and development programs, maintain adequate capital reserves and, ultimately, achieve profitability will be dependent upon the ability of the Company to achieve certain milestones under existing collaborations with Ares-Serono, Roche Bioscience, Nippon Kayaku, Organon and DuPont Merck, and under an existing license agreement with Tanabe, and its ability to enter into additional collaborations. Because pharmaceutical and biopharmaceutical companies engaged in drug discovery activities have historically conducted target and drug discovery through their own internal research departments, these companies must be convinced that the Company's technologies and research discoveries justify entering into collaborative agreements with the Company. The Company also must compete with other companies for the limited number of existing opportunities to enter into such collaborative arrangements with pharmaceutical and biopharmaceutical companies. There can be no assurance that the Company will be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all, that current or future collaborative agreements will be successful, or that current or future collaborators will not pursue or develop alternative technologies either on their own or in collaboration with others, including the Company's competitors, as a means for identifying targets or lead compounds. To the extent the Company chooses not to or is unable to enter into such agreements, it will require substantially greater capital to undertake the research, development, clinical testing, manufacturing, sales and marketing of products at its own expense. In the absence of such collaborative agreements, the Company may be required to delay or curtail its research and development activities to a significant extent.

     The Company has not received any milestone payments from its corporate collaborators to date. The Company's future revenue will depend in part on its ability to realize milestone payments and royalties triggered by the development and commercialization of drugs identified through the use of the Company's technologies. The Company's research and development efforts may result in developed and commercialized pharmaceutical products generating milestone payments and royalties only after lengthy and costly preclinical and clinical development efforts, the receipt of requisite regulatory approvals, the development and integration of manufacturing capabilities, the receipt of patents and successful marketing efforts. The Company's collaborators are not obligated to develop or commercialize potential products identified through the use of the Company's technologies. Development and commercialization of potential products will therefore depend not only on the achievement of research and development objectives by the Company and its collaborators, which cannot be assured, but also on each collaborator's own financial, technical, competitive, marketing and strategic considerations, all of which are outside the Company's control. Such strategic considerations may include the relative advantages of alternative products being marketed or developed by the Company's collaborators and others, including relevant patent and proprietary positions. There can be no assurance that the interests and motivations of the Company's collaborators are, or will remain, aligned with those of the Company, that current or future collaborators will not pursue alternative technologies or potential products in preference to those of the Company or that such collaborators will successfully perform their development, regulatory, compliance, manufacturing or marketing and sales functions. In general, should the Company or a collaborator fail to develop or commercialize a potential product identified through the use of the Company's or its collaborators' technologies, or should such a potential product be determined to be unsafe, of no therapeutic benefit, uneconomical, or not sufficiently superior to competing products, the Company may not receive any future milestone payments or royalties associated with such potential products, and the Company may have only limited or no rights to independently develop and commercialize such potential products. There can be no assurance that any potential product will be developed and commercialized as a result of such collaborations, that any such development or commercialization would be successful or that disputes will not arise over the application of payment provisions to such potential products.


     Modification or termination of the Company's existing or future collaborative agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms, could result in loss of anticipated revenue as well as potential delay or curtailment of ongoing research and development activities and have a material adverse effect on the Company's business, financial condition and results of operations. The Company's collaborations may generally be terminated upon a breach by either party. Moreover, certain of the Company's collaborations may be terminated by its collaborators if Signal fails to achieve certain research and development milestones. The Company has in the past encountered, and may in the future encounter, difficulty in satisfying certain milestones under its collaboration agreements due to the early stage of development of the Company's technology, the inherent uncertainties associated with product development and the aggressive discovery and developmental timetables presented by certain milestones. Accordingly, the Company has in the past renegotiated, and may in the future need to renegotiate, its collaboration agreements to modify the timing and requirements of certain milestones. There can be no assurance that the Company would be able to renegotiate any milestone requirements in the future, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In March 1998, Signal and Tanabe mutually agreed to conclude their research collaboration and Tanabe paid an additional license fee to Signal for an exclusive worldwide license to a lead compound that was discovered during the collaboration. Moreover, regardless of whether Signal satisfies future milestone obligations, beginning in August 1998, Roche Bioscience can terminate its collaboration agreement with the Company at its discretion upon ninety days' written notice. Additionally, Organon may terminate its funding of certain Signal research effective January 1999 if the Company does not meet specified milestones by October 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Research and Development Partners."


     Future Capital Requirements; Uncertainty of Additional Funding. The Company has expended and will continue to expend substantial funds to continue the research, development and testing of its potential products. The Company's future capital requirements will depend on, and could increase substantially as a result of, many factors, including progress in its research and development programs; the scope, prioritization and number of programs; the acquisition and development of enabling technologies; the expansion or initiation of academic licensing arrangements; the acquisition of potential products; the progress of preclinical and clinical testing; the Company's ability to enter into additional collaborations; the receipt of milestone, royalty and other payments from its collaborations; the modification or termination of any of the Company's current corporate collaborations or any future collaborations; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims; competing technological and market developments; the costs of establishing manufacturing facilities for clinical or commercial production; and the costs inherent in retaining and developing commercialization rights for certain compounds. The Company currently depends on its corporate collaborators for substantially all of its research and development funding. As of March 31, 1998, the Company had received approximately $20.8 million from its collaborators. There can be no assurance that the Company will continue to receive funding under its existing collaborative agreements or that the Company's existing or potential future collaborative arrangements will be adequate to fund the Company's operations. The Company also may seek alternative sources of financing or financing structures in the future to efficiently discover and develop its potential products, and there can be no assurance that such alternative financing arrangements will be available, and if available, will lead to the successful development of potential products. The Company believes that the net proceeds of this offering, together with its existing capital resources, committed revenue from its existing collaborations and interest income should be sufficient to fund its anticipated operating expenses and capital requirements through the end of the year 2000.

     The Company intends to raise additional funds through additional equity or debt financings, research and development financings, collaborative relationships or other joint venture relationships and may seek to finance certain of its programs through other financing mechanisms. Because of its long-term capital requirements, the Company may seek to access the public or private equity markets whenever it deems conditions to be favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such funding will be available to the Company, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to stockholders may result, and debt financing, if available, may involve restrictive covenants. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research, development or clinical programs which would materially adversely affect the Company's business, financial condition and results of operations. The Company also may be required to seek funds through arrangements with collaborative partners or others that require the Company to relinquish rights to certain of its technologies, potential products, products or marketing territories that the Company would otherwise seek to retain, develop or commercialize itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain and retain patent protection for its proprietary technologies, targets and potential products, effectively preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory approval processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company seeks patent protection for its proprietary technology, targets and potential products. However, there can be no assurance that the Company or its collaborators have developed or will continue to develop potential products or processes that are patentable or that patents will issue from any of the Company's pending applications, including patent applications that have been allowed. There also can be no assurance that the Company's or its collaborators' current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Patent applications in the United States are maintained in secrecy until patents issue, patent applications are not generally published until many months or years after they are filed and publication of technological developments in the scientific and patent literature often occurs long after the date of such developments. Accordingly, the Company cannot be certain that it or one of its collaborators was the first to invent the subject matter covered by the patent applications or that it or one of its collaborators was the first to file patent applications for such inventions. Further, there can be no assurance as to the success or timeliness in obtaining any patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technology, targets or potential products, or that the Company or its licensors will be able to or will in fact adequately enforce any such claims to protect its proprietary technology, targets or potential products.


     Patent law relating to the scope and enforceability of claims in the fields in which the Company operates is still evolving. The patent positions of biopharmaceutical and pharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from the Company's and its licensors' patent applications, which include many interrelated applications directed to common or related subject matter. Further, there may be issued patents and pending applications owned by others directed to technologies relevant to the Company's, its licensors' or its collaborators' research, development and commercialization efforts. There can be no assurance that the Company's or its collaborators' technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by the Company, its licensors or one of its collaborators. Furthermore, there can be no assurance that third parties will not independently develop similar or alternative technologies to those of the Company, its licensors or any of its collaborators, duplicate any of the Company's, its licensors' or its collaborators' technologies or design around the patented technologies developed by the Company, its licensors or its collaborators, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.


     The commercial success of the Company depends significantly on its ability to operate without infringing the patents and proprietary rights of third parties, and there can be no assurance that the Company's, its licensors' and its collaborators' technologies do not and will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biopharmaceutical companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to the Company or its collaborators. For instance, a number of patents may have issued and may issue in the future on certain targets or their use in screening assays that could prevent the Company and its collaborators from developing screens using such targets, compounds relating to such targets or relate to certain other aspects of technology utilized or expected to be utilized by the Company. In addition, the Company is unable to determine all of the patents or patent applications that may materially affect the Company's or its collaborators' ability to make, use or sell any potential products. The Company is aware of one allowed U.S. patent application relating to certain methods for transcriptional modulation. The Company believes that it has not infringed, and is not currently infringing, the claims of the allowed application. Nonetheless, the Company may in the future be required to obtain a license to such allowed patent, and there can be no assurance that such a license will be available on commercially reasonable terms, if at all. In addition, the Company is aware of an issued U.S. patent claim for certain human MAP kinases, including MAP kinases in the p38 pathway, which may be useful as targets for drug discovery. The Company is negotiating a license to patent rights covering such MAP kinase targets that may be useful in the Company's research programs, although there can be no assurance that such a license will be available on commercially reasonable terms, if at all. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the Company or its collaborators and limit the ability of the Company or its collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, the Company, its licensors or its collaborators may be enjoined from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company or its collaborators will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or be able to obtain or develop alternative technologies. If the Company or any of its collaborators is enjoined from pursuing its research, development or commercialization activities or if any such license is or alternative technologies are not obtained or developed, the Company or such collaborator may be delayed or prevented from commercializing its potential products, which would result in a material adverse effect on the Company's business, financial condition and results of operations.



     The drug discovery industry has a history of patent litigation and there will likely continue to be numerous patent litigation suits concerning drug discovery technologies and potential products. The patent positions of pharmaceutical, biopharmaceutical and drug discovery companies, including the Company, generally are uncertain and involve complex legal and factual questions. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to the Company or one of its licensors or collaborators may have a material adverse effect on the Company. In particular, litigation may be necessary to enforce any patents issued or licensed to the Company, its licensors or its collaborators, to protect trade secrets or know-how of the Company, its licensors or its collaborators, or to determine the scope and validity of a third party's proprietary rights. The Company could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if the Company participates in patent suits brought against or initiated by its licensors or collaborators or if the Company initiates such suits, and there can be no assurance that funds or resources would be available to the Company in the event of such litigation. Additionally, there can be no assurance that the Company, its licensors or its collaborators would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities, require disputed rights to be licensed from or to other parties or require the Company, its licensors, or its collaborators to cease using certain technology, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.


     In addition to patent protection, the Company also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by the Company could materially adversely affect its business. Like many high technology companies, the Company may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by the Company. Although the Company requires its employees to maintain the confidentiality of all confidential information of previous employers, there can be no assurance that the Company or these individuals will not be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. See "Business--Patents and Proprietary Rights."

     Substantial Competition. Competition among pharmaceutical and biopharmaceutical companies to identify drug targets and drug candidates for development is intense and is expected to increase. In the pharmaceutical industry, the Company competes with the research and development departments of pharmaceutical and biopharmaceutical companies and other commercial enterprises, as well as numerous academic and research institutions and governmental agencies. In addition, the pharmaceu-tical and biopharmaceutical industries are subject to rapid and substantial technological change. Pharmaceutical and biopharmaceutical companies and others are conducting research in various areas which overlap with the Company's technology platform, either on their own or in collaboration with others. There can be no assurance that pharmaceutical and biopharmaceutical companies which compete with the Company in specific areas will not merge or enter into collaborations or joint ventures or other alliances with one or more other such companies or academic and research institutions and become substantial competitors or that the Company's collaborators will not initiate or expand their own internal target and drug discovery and development efforts.

     At the present time, the Company has not conducted any clinical trials and has no commercial manufacturing capability, sales or marketing force. Many of the Company's competitors and potential competitors have substantially greater capital resources, research and development resources, manufacturing, sales and marketing experience and production facilities than does the Company. Additionally, many of these competitors have significantly greater experience than does the Company in undertaking target and drug discovery, preclinical product development and testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biopharmaceutical companies. Many of these competitors have significant products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for the discovery, development and commercialization of potential products. In addition, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. There can be no assurance that the Company's competitors will not discover lead compounds, develop more effective, safer, more affordable or more easily administered potential products or achieve patent protection or commercialize potential products sooner than the Company. Failure to compete effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Signal's Drug Discovery Programs" and "--Competition."

     Attraction and Retention of Key Employees and Consultants. The Company's success is highly dependent on the principal members of its scientific and management staff, as well as its scientific advisors and consultants. The loss of one or more of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain "key person" insurance on any of its employees. The Company's future success also will depend in part on its ability to identify, recruit and retain additional qualified personnel. There is intense competition for such personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain personnel with the advanced technical qualifications necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Scientific Advisory Board" and "Management."

     Government Regulation; No Assurance of Regulatory Approvals. The Company's and its collaborators' research, preclinical testing and clinical trials of their respective potential products, if any, and the manufacturing and marketing of their potential products, will be subject to extensive and rigorous regulation by numerous government authorities in the United States and in other countries where the Company and its collaborators intend to test, manufacture and market their potential products. Prior to marketing any product developed by the Company, the Company or its collaborators, as applicable, must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials of each potential product to establish its safety and efficacy, will take many years and require the expenditure of substantial resources, and also may include post-marketing surveillance. Data obtained from preclinical testing and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") or product license application ("PLA"). Similar delays or rejection also may be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any potential products developed by the Company or its collaborators. Moreover, regulatory approval may entail limitations on the indicated uses of a drug. Further, even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a drug or manufacturer can result in the withdrawal of a drug from the market or a significant decrease in market demand, which would have an adverse effect on the Company's business, financial condition and results of operations. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including a delay by the FDA or other applicable regulatory authority in approving or its refusal to approve a potential product, withdrawal of an approved drug from the market and the imposition of criminal penalties against the manufacturer and NDA or PLA holder. Neither the Company nor its collaborators has submitted any IND applications for any potential product of the Company, and none has been approved for commercialization in the United States or internationally. No assurance can be given that the Company or its collaborators will be able to obtain FDA or other applicable regulatory authority approval for any potential products. Failure to obtain requisite regulatory approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its collaborators from marketing the Company's or its collaborators' products or limit the commercial use of the potential products and would have material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

     Expansion of Operations; Management of Growth. The Company will need to expand and effectively manage its operations and facilities in order to successfully complete its existing corporate collaborative agreements, facilitate additional pharmaceutical and biopharmaceutical collaborations and pursue future internal research, development and commercialization efforts. There can be no assurance that the Company will be able to manage its growth, to meet the staffing requirements of current or additional collaborative relationships or internal programs or to successfully assimilate, train and manage its new employees. In addition, the Company will be required to expand its management capabilities, enhance its operating and financial systems and expand its facilities to manage its growth effectively. If the Company continues to grow, there can be no assurance that the management or scientific skills, systems and facilities currently in place will be adequate or that the Company will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition and results of operations.

     No Manufacturing Experience; Reliance on Third-Party Manufacturing. To date, the Company has not manufactured any products for preclinical, clinical or commercial purposes and does not have any manufacturing facilities. The Company intends to utilize third-party contract manufacturers or its corporate collaborators for the production of material for use in preclinical and clinical trials and for the manufacture of future products for commercialization. In the event that the Company is unable to secure such outside manufacturing capabilities, it will not be able to conduct preclinical product development, clinical trials or commercialize its potential products as planned. Even if the Company were able to establish its own internal manufacturing capability, doing so would require the expenditure of significant resources which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company or any outside manufacturers can produce potential products of suitable quality in sufficient quantity in a cost-effective manner, if at all. The manufacture of the Company's potential products for preclinical and clinical trials and commercial purposes is subject to current Good Manufacturing Practices ("cGMP") regulations promulgated by the FDA and other applicable domestic and foreign regulations. No assurance can be given that in the future the Company or any outside manufacturers can maintain full compliance with cGMP regulations or other applicable regulations. See "Business--Research and Development Partners" and "--Manufacturing."

     Possible Volatility of Stock Price. The market prices for securities of comparable companies have been highly volatile, and the market in general has experienced significant price and volume fluctuations that often are unrelated to the operating performance of particular companies. Announcements of technological innovations, collaborations or new products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to technologies, collaborations or products under development by the Company, its collaborators or its competitors, changes in the terms or status of the Company's collaborations, regulatory developments in both the United States and foreign countries, public concern as to the feasibility of new technologies, changes in recommendations of securities analysts, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on, and may cause significant fluctuation in, the market price and liquidity of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and materially adverse impact on such market price.

     Hazardous Materials. The research and development processes of the Company involve the controlled use of hazardous materials, including microbial organisms and other biological materials, chemicals and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

     Uncertainty of Pharmaceutical Pricing and Reimbursement. The Company's business and the availability of capital in the future may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control on pricing or profitability of prescription pharmaceuticals in such jurisdictions. In addition, an increasing emphasis on managed care in the United States has put, and will continue to put, pressure on pharmaceutical pricing and product demand. Such initiatives and proposals, if adopted, could decrease the demand or the price that the Company receives for any products it or its collaborators may develop and sell in the future, and thereby have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other pharmaceutical companies that are collaborators or prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be materially adversely affected.

     The ability of the Company and its collaborators to commercialize products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company or its collaborators. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA or other applicable regulatory authorities have not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the Company's or its collaborators' products, the market acceptance of these products would be materially adversely affected.

     Potential Product Liability Exposure and Limited Insurance Coverage. The use of any of the Company's or its collaborators' drug candidates in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, consumer groups, health care providers, pharmaceutical companies, governmental agencies or others selling such products. The Company intends to obtain limited product liability insurance coverage for clinical trials and plans to expand any such insurance coverage to include the sale of commercial products if marketing approval is obtained for any products in development and intends to receive certain indemnities from its collaborators. However, insurance coverage is becoming increasingly expensive and difficult to obtain, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

     Control By Management and Existing Stockholders. Upon completion of this offering, the Company's principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 55.5% of the outstanding shares of Common Stock (53.4% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to influence significantly and possibly control most matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers of the Company, together with the Company's principal stockholders, will be able to control the election of the members of the Board of Directors of the Company. Such a concentration of ownership could have an adverse effect on the price of the Common Stock, and may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Management" and "Principal Stockholders."

     No Prior Public Market for Common Stock. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

     Availability of Preferred Stock for Issuance; Anti-Takeover
Provisions. The Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue up to 5,000,000 shares of Preferred Stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, rights to purchase Preferred Stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of Preferred Stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of 10% of the outstanding voting stock of the Company. The Restated Certificate also provides for staggered terms for the members of the Board of Directors. These and other provisions contained in the Restated Certificate and the Company's Bylaws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law and Certain Charter Provisions."

     Shares Eligible for Future Sale and Potential Adverse Effect on Market Price. Sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 9,433,929 shares of Common Stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 2,500,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 6,933,929 shares of Common Stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. As a result of agreements limiting the resale of such shares (the "Lock-up Agreements") and the provisions of Rules 144 and 701, additional shares will be available in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the effective date of this offering; (ii) 6,677,325 Restricted Shares (plus 623,687 shares of Common Stock issuable upon exercise of vested stock options) will be eligible for sale upon expiration of Lock-up Agreements 180 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, and could be sold earlier if the holders exercise any available registration rights. The holders of 6,058,449 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning at the end of the 180-day lock-up period. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Such registration statement is expected to be filed and to become effective as soon as practicable after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

     Immediate and Substantial Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options and outstanding warrants. See "Dilution" and "Shares Eligible for Future Sale."

     Broad Discretion in Application of Net Proceeds. The net proceeds to the Company from the sale of the shares of Common Stock offered hereby plus the sale of shares of Common Stock to DuPont Merck to be issued in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $12.00 per share are estimated to be approximately $29.3 million ($33.5 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from this offering principally for research and development, including internal discovery programs and joint research and development with corporate and academic collaborators, the acquisition of research and development technologies, compound screening libraries and product rights, capital investments and working capital and general corporate purposes. The Company's management and Board of Directors have broad discretion with respect to the application of such proceeds, and the amounts actually expended by the Company for working capital purposes may vary significantly depending on a number of factors, including the amount and timing of revenues from the Company's current or future collaborators, including any amendments of the terms of such collaborative arrangements, the expense incurred in pursuing the Company's research and development programs and the amount of cash, if any, generated by the Company's operations. See "Use of Proceeds."


     Year 2000 Compliance. Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than 2000. This failure to use four digits to define the applicable year has created what is commonly referred to as the "Year 2000 Issue" and could cause a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions or engage in similar normal business activities.


     The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 Issue. The Company does not believe that it has material exposure to the Year 2000 Issue with respect to its own information systems since its existing systems correctly define the Year 2000. Any required expenditures will be expensed as incurred. The Company intends to assess its position regarding the Year 2000 Issue with respect to external information systems by the end of 1998. This process will entail communications with significant business partners, customers, suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. There can be no assurance that any of such third parties are using systems that are Year 2000 compliant or will address any Year 2000 issues in a timely fashion, or at all. Any Year 2000 compliance problems of either the Company or the third parties with whom the Company does business or from whom it receives services, could have a material adverse effect on the Company's business, operating results and financial condition.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the Company's plans to continue development of its current potential products; conduct clinical trials with respect to potential products; evaluate potential products under development for subsequent clinical development; utilize the Company's capital resources and the net proceeds from this offering and the time periods related thereto; seek regulatory approvals; engage third-party contract manufacturers to supply its clinical trials and commercial requirements; and establish a marketing and distribution capability. These forward-looking statements may be found in the "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby and the sale of shares of Common Stock to DuPont Merck to be issued in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $12.00 per share are estimated to be approximately $29.3 million ($33.5 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds from this offering primarily for research and development, including internal discovery programs and joint research and development with corporate and academic collaborators, the acquisition of research and development technologies, compound screening libraries and product rights, capital investments and working capital and general corporate purposes. The amounts actually expended by the Company for working capital purposes will vary significantly depending on a number of factors, primarily the amount and timing of revenues from the Company's current or future collaborators, including amendments of the terms of such collaborative arrangements. The Company's management will retain broad discretion in the allocation of the net proceeds of this offering. The Company also may use a portion of the net proceeds to fund acquisitions of complementary technologies, products or businesses, although the Company has no current agreements or commitments for any such acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in interest-bearing, investment-grade securities. The Company believes that the net proceeds of this offering, together with its existing capital resources, interest income and committed revenue from its existing collaborations should be sufficient to fund its anticipated operating expenses and capital requirements at least through the end of the year 2000.

                                DIVIDEND POLICY

     The Company has never declared nor paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for funding growth and, therefore, does not intend to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the Company is prohibited from paying any dividends and making any distributions, and also is limited in its ability to repurchase stock, pursuant to the terms of a secured loan to the Company by MMC/GATX Partnership No. 1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to reflect the automatic conversion of all shares of Preferred Stock, the receipt of $1,999,992 from DuPont Merck for the purchase of 166,666 shares of Common Stock to be issued in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $12.00 per share, and the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                   MARCH 31, 1998
                                                               -----------------------
                                                                ACTUAL     AS ADJUSTED
                                                               --------    -----------
                                                                   (IN THOUSANDS)
Long-term obligations, less current portion(1)..............   $  1,344     $  1,344
                                                               --------     --------
Stockholders' equity:
     Convertible Preferred Stock, $.001 par value; 6,113,485
      shares authorized and 6,050,949 shares issued and
      outstanding, actual; 5,000,000 shares authorized and
      no shares issued or outstanding, as adjusted..........          6           --
     Common Stock, $.001 par value; 8,750,000 shares
      authorized and 716,314 shares issued and outstanding,
      actual; 25,000,000 shares authorized and 9,433,929
      shares issued and outstanding, as adjusted(2).........          1            9
     Additional paid-in capital.............................     41,433       70,731
     Deferred compensation..................................     (1,387)      (1,387)
     Accumulated other comprehensive income.................          6            6
     Accumulated deficit....................................    (24,410)     (24,410)
                                                               --------     --------
          Total stockholders' equity........................     15,649       44,949
                                                               --------     --------
               Total capitalization.........................   $ 16,993     $ 46,293
                                                               ========     ========

------------------------------

(1) See Note 3 of Notes to Financial Statements for a description of the Company's long-term obligations.

(2) Excludes 1,581,097 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 662,676 shares were subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $0.87 per share. Also excludes 62,500 shares of Common Stock reserved for issuance upon exercise of outstanding warrants as of March 31, 1998 at an exercise price of $8.40 per share. Subsequent to March 31, 1998, the Company granted options to purchase an aggregate of 221,525 shares of Common Stock at a weighted average exercise price of $2.00 per share. See "Management-- Equity Incentive Plan," "Description of Capital Stock" and
     Note 5 of Notes to Financial Statements.

                                    DILUTION


     As of March 31, 1998, the pro forma net tangible book value was $15,649,014, or $2.31 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by 6,767,263 shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock.


     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom and the receipt of $1,999,992 from DuPont Merck for the purchase of 166,666 shares of Common Stock to be issued in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $12.00 per share, the Company's pro forma net tangible book value at March 31, 1998 would have been $44,949,006, or $4.76 per share. This represents an immediate increase in pro forma net tangible book value of $2.45 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.24 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $12.00
  Pro forma net tangible book value per share as of March
     31, 1998...............................................  $2.31
  Increase per share attributable to new investors..........   2.45
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            4.76
                                                                      ------
  Net tangible book value dilution per share to new
     investors..............................................          $ 7.24
                                                                      ======

     The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED       TOTAL CONSIDERATION
                           -------------------    ---------------------    AVERAGE PRICE
                            NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                           ---------   -------    -----------   -------    -------------
Existing stockholders....  6,767,263     71.7%    $41,038,247     56.2%       $ 6.06
New investors............  2,666,666     28.3      31,999,992     43.8         12.00
                           ---------    -----     -----------    -----
          Total..........  9,433,929    100.0%    $73,038,239    100.0%
                           =========    =====     ===========    =====

     Other than as noted above, the foregoing computations assume the exercise of no stock options or warrants after March 31, 1998. As of March 31, 1998, options to purchase 662,676 shares of Common Stock were outstanding, with a weighted average exercise price of $0.87, and warrants to purchase 62,500 shares of Common Stock were outstanding, with an exercise price of $8.40 per share. Subsequent to March 31, 1998, the Company granted options to purchase an aggregate of 221,525 shares of Common Stock at a weighted average exercise price of $2.00 per share. To the extent these options and warrants are exercised, there will be further dilution to new investors. See "Risk Factors -- Immediate and Substantial Dilution," "Capitalization," "Management," "Description of Capital Stock" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for the years ended December 31, 1995, 1996 and 1997 and with respect to the Company's balance sheet at December 31, 1996 and 1997, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such financial statements. The Company's statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 have been derived from the financial statements audited by Ernst & Young LLP, independent auditors, which are not included herein. The statement of operations data for the three-months ended March 31, 1997 and 1998 and the balance sheet data at March 31, 1998 have been derived from unaudited financial statements also appearing herein which, in the opinion of the management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. The operating results for the three months ended March 31, 1998 are not indicative of the results that may be expected for the full fiscal year ending December 31, 1998 or for any subsequent period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                                THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                            -----------------------------------------------   -----------------
                                             1993      1994      1995      1996      1997      1997      1998
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     Collaborative agreements:
          Related party...................  $    --   $    --   $    --   $    --   $   250   $    --   $   750
          Unrelated parties...............       --        --        --     3,586     7,065     1,476     3,794
     Grant income.........................       --        22       299       347       264        72       100
                                            -------   -------   -------   -------   -------   -------   -------
                                                 --        22       299     3,933     7,579     1,548     4,644
  Expenses:
     Research and development.............      682     3,799     5,173     7,724    10,337     2,459     3,288
     General and administrative...........      603     1,288     1,937     2,471     2,791       671     1,203
  Income (loss) from operations...........   (1,285)   (5,065)   (6,811)   (6,262)   (5,549)   (1,582)      153
                                            -------   -------   -------   -------   -------   -------   -------
                                              1,285     5,087     7,110    10,195    13,128     3,130     4,491
                                            -------   -------   -------   -------   -------   -------   -------
  Interest income.........................        8       237       453       187       326        60       283
  Interest expense........................      (53)      (76)     (124)     (134)     (517)     (152)     (101)
                                            -------   -------   -------   -------   -------   -------   -------
  Net income (loss).......................  $(1,330)  $(4,904)  $(6,482)  $(6,209)  $(5,740)  $(1,674)  $   335
                                            =======   =======   =======   =======   =======   =======   =======
  Pro forma net income (loss) per share,
     basic and diluted(1).................                                          $ (1.20)            $  0.05
                                                                                    =======             =======
  Number of shares used in computing pro
     forma net income (loss) per share(1):
       Basic..............................                                            4,776               6,628
       Diluted............................                                            4,776               6,875

                                                                  DECEMBER 31,
                                              ----------------------------------------------------   MARCH 31,
                                                1993       1994       1995       1996       1997       1998
                                              --------   --------   --------   --------   --------   ---------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term       $    614   $ 11,384   $  4,211   $  5,460   $ 20,866   $ 20,671
     investments............................
  Working capital...........................       259     10,294      3,616      2,606     15,379     14,635
  Total assets..............................     1,756     13,669      6,866      9,047     23,838     24,755
  Long-term obligations, less current              212        488        513      2,746      1,548      1,344
     portion................................
  Accumulated deficit.......................    (1,410)    (6,314)   (12,796)   (19,005)   (24,745)   (24,410)
  Total stockholders' equity................     1,188     12,065      5,574      1,512     15,164     15,649

------------------------------

(1) Computed on the basis described in Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein. See "Special Note Regarding Forward-Looking Statements" on page 17 of this Prospectus.

OVERVIEW


     The Company was incorporated in July 1992 and has devoted substantially all of its resources since that time to research and development in order to identify proprietary drug targets and discover novel small molecule drugs that regulate genes and the production of disease-causing proteins. Signal, through both internally funded programs and in collaboration with its pharmaceutical and biopharmaceutical partners, is working to identify gene regulating drug targets and potential products for treating autoimmune and inflammatory diseases, diseases associated with bone metabolism, neurological and cardiovascular diseases, cancer and viral infections. The Company has incurred significant losses since inception, with an accumulated deficit of $24.4 million as of March 31, 1998, due primarily to ongoing expenditures related to its research programs. The Company expects to continue to incur a substantial increase in expenditures and operating losses for at least the next several years as it expands its target and drug discovery and development efforts. Such expansion will result in increases in research and development expenses, general and administrative expenses and related capital expenditures. The Company's results of operations have fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under various collaborative agreements, the initiation and expansion of research and development programs, the acquisition of technologies, compound libraries and product rights, as well as the progress of its research and development programs. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results. See "Risk Factors--Limited Operating History; Early Stage of Development," "--Technological Uncertainty," "--Uncertainties Associated with Product Development," "--Dependence on Pharmaceutical and Biopharmaceutical Collaborations and Milestone Payments," "--Future Capital Requirements; Uncertainty of Additional Funding" and "--Governmental Regulation; No Assurance of Regulatory Approvals."


     A key element of the Company's strategy is to enter into collaborations with pharmaceutical and biopharmaceutical companies in order to enhance certain of its target and drug discovery programs and to fund its capital requirements. The Company's principal sources of revenue for the next several years are expected to consist of license fees and upfront payments, research funding and milestone payments under such collaborations, payments from future collaborations, licensing arrangements, government grants, if any, and interest income. To date, the Company's revenue has been attributable primarily to collaborative arrangements with the following partners: Tanabe, which was entered into in March 1996 and concluded in March 1998; Organon, which was entered into in July 1996; Roche Bioscience, which was entered into in August 1996; Ares-Serono, which was entered into in November 1997; DuPont Merck, which was entered into in December 1997; and Nippon Kayaku, which was entered into in February 1998. Under these collaborative arrangements, the Company has received payments of $20.8 million to date, of which $15.4 million has been recognized as revenue. See "Risk Factors--Dependence on Pharmaceutical and Biopharmaceutical Collaborations and Milestone Payments" and "Business--Research and Development Partners."

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Revenue. Since its inception, Signal has received revenue principally from its corporate collaborators, as well as from government research grants, and has received no revenue from product sales. Revenue for the three months ended March 31, 1998 increased to $4.6 million from $1.5 million for the three months ended March 31, 1997. The increase was attributable primarily to (i) the additional collaborative agreements that were in place during 1998, which resulted in the Company's recognition of additional revenue from license fees and research funding; (ii) the Amendment to the Collaborative Development and Licensing Agreement with Tanabe which resulted in the one-time recognition of additional research funding; and (iii) increased research funding from Tanabe, Organon and Roche Bioscience as a result of increased staffing under their respective research programs. Timing and amount of revenues from corporate collaborations is expected to vary on a quarterly basis.

     Research and Development Expenses. The Company's research and development expenses for the three months ended March 31, 1998 increased to $3.3 million from $2.5 million for the three months ended March 31, 1997. The increase was due largely to the hiring of additional personnel, increased travel expenses, equipment depreciation expenses, facility expansion, patent-related activities, the initiation of additional academic research collaborations and amortization of deferred compensation. The Company expects research and development expenses to increase significantly in the future.

     General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 1998 increased to $1.2 million from $671,000 for the three months ended March 31, 1997. The increase was due primarily to the hiring of additional personnel, equipment depreciation expenses, legal fees, fees associated with new business development activities and amortization of deferred compensation. The Company expects general and administrative expenses to increase in the future to support the expansion of its research and business development activities and increased expenses associated with being a public company.

     Interest Income (Expense), Net. Net interest income for the three months ended March 31, 1998 increased to $182,000 from a net interest expense of $92,000 for the three months ended March 31, 1997. The increase was due primarily to increased income as a result of higher average cash balances and lower interest expense as a result of lower average capital lease and debt obligations.

     Net Income (Loss). Net income for the three months ended March 31, 1998 increased to $335,000 from a net loss of $1.7 million for the three months ended March 31, 1997. The Company's profitability during the three months ended March 31, 1998 was due largely to the one-time recognition of additional research funding resulting from the amended agreement with Tanabe. The Company does not expect continued profitability in the near future.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     Revenue. Revenue for the year ended December 31, 1997 increased to $7.6 million from $3.9 million and $299,000 for the years ended December 31, 1996 and 1995, respectively. The increase in 1997 from 1996 was attributable primarily to the Company's recognition of an aggregate of $7.3 million in revenue from license fees and research funding from Ares-Serono, Tanabe, Roche Bioscience and Organon during 1997, a 104% increase over the $3.6 million recognized during 1996. Revenue for 1995 was comprised solely of a research grant from the National Institutes of Health (the "NIH").

     Research and Development Expenses. The Company's research and development expenses for the year ended December 31, 1997 increased to $10.3 million from $7.7 million and $5.2 million for the years ended December 31, 1996 and 1995, respectively. These increases were due primarily to the hiring of additional personnel, facility expansion, equipment depreciation expenses, increased patent-related activities, acquisition of compound libraries, the purchase of research materials and laboratory supplies for expansion of the Company's research programs and the initiation of additional academic research collaborations.

     General and Administrative Expenses. The Company's general and administrative expenses for the year ended December 31, 1997 increased to $2.8 million from $2.5 million and $1.9 million for the years ended December 31, 1996 and 1995, respectively. These expenses increased primarily as a result of increased compensation paid to executive management, the hiring of additional personnel, facility expansion and related amortization expenses.

     Interest Income (Expense), Net. Net interest income (expense) for the years ended December 31, 1997, 1996 and 1995 was $(191,000), $53,000 and
$329,000, respectively. The decrease in net interest income from 1996 to 1997 was primarily due to an increase in interest expense attributable to a $3.0 million secured promissory note used for general corporate purposes and working capital during 1997. The decrease in net interest income from 1995 to 1996 resulted primarily from lower average cash balances during 1996.

     Net Income (Loss). Net loss for the years ended December 31, 1997, 1996 and 1995 was $5.7 million, $6.2 million and $6.5 million, respectively.

     Income Taxes. At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $23.3 million and $4.8 million, respectively. The federal and state tax loss carryforwards will begin expiring in 2007 and 1998, respectively, unless previously utilized. Future utilization of these carryforwards may be limited in any one fiscal year pursuant to the Internal Revenue Code and similar state provisions; however, the annual limitation will not prevent the entire amount of the carryforwards from being used during the carryforward period. Therefore, the Company does not believe any such limitation will have a material effect upon the utilization of these carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through private placements of Preferred Stock, funds provided under the Ares-Serono, Roche Bioscience, Nippon Kayaku, Organon, DuPont Merck and Tanabe collaborative agreements, and, to a lesser extent, through debt and equipment financings, government research grant revenue and interest income. As of March 31, 1998, the Company had received $39.6 million in net proceeds from the sales of equity securities, $20.8 million under its collaborative agreements, $5.3 million in debt and equipment financings, $1.0 million in research grants from the NIH and $1.5 million in interest income. As of March 31, 1998, the Company had approximately $20.7 million in cash, cash equivalents and short-term investments.

     Net cash used in operations was $2.3 million, $2.4 million and $6.7 million in 1997, 1996 and 1995, respectively. Net cash used in operations after 1995 declined due primarily to initial license payments and research funding under the Company's collaborative agreements, coupled with a lower net loss during 1997.

     As of March 31, 1998, the Company had invested $5.4 million in property and equipment, primarily for facility improvements and laboratory and office equipment. The Company has financed substantially all of its equipment through capital leases and equipment note obligations.

     At March 31, 1998, the Company had outstanding long-term debt of $2.1 million under its Secured Promissory Note held by MMC/GATX Partnership No. 1 issued on December 2, 1996 (the "Secured Promissory Note"). The principal amount of the Secured Promissory Note is payable in monthly installments of $88,334, with the final monthly payment scheduled for May 31, 2000. The Secured Promissory Note is secured by substantially all of the Company's assets except for the Company's intellectual property. The terms of the loan limit the Company's ability to incur additional debt, repurchase its stock and pay dividends. The Company was in compliance with all covenants under the arrangement as of March 31, 1998.

     The Company believes the net proceeds of this offering, together with its existing capital resources, committed revenue from its existing collaborations and interest income should be sufficient to fund its anticipated operating expenses and capital requirements at least through the end of the year 2000. These funding requirements include continued and increased expenditures for research and development activities, as well as expenditures related to leasehold improvements, the purchase of additional laboratory and other equipment, the purchase of technology, compound libraries and product rights and the repayment of debt. The Company has not entered into any formal commitments to use the proceeds from the offering for increased personnel, capital expenditures or any other purpose. There can be no assurance that changes in the Company's research and development plans and collaborations, the acquisition of additional technology, compound libraries and product rights, or other changes affecting the Company's operating expenses will not result in the expenditure of available resources before such time, and in any event, the Company will need to raise substantial additional capital to fund its operations in future periods. The Company intends to seek additional funding through collaborative arrangements, public or private equity or debt financings, equipment financings or other financing sources that may be available. If additional funds are raised through the sale of equity securities, substantial dilution to existing stockholders may result, and debt financing, if available, may involve restrictive covenants. Further, there can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, or reduce the scope of, or eliminate one or more of its research or development programs or to obtain funds through strategic collaborations that are on unfavorable terms or that may require the Company to relinquish rights to certain of its technologies, product candidates, products or marketing territories that the Company would otherwise seek to retain. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Future Capital Requirements; Uncertainty of Additional Funding."

IMPACT OF YEAR 2000

     Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than 2000. This failure to use four digits to define the applicable year has created what is commonly referred to as the "Year 2000 Issue" and could cause a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions or engage in similar normal business activities.

     The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 Issue. The Company does not believe that it has material exposure to the Year 2000 Issue with respect to its own information systems since its existing systems correctly define the Year 2000. Any required expenditures will be expensed as incurred. The Company intends to assess its position regarding the Year 2000 Issue with respect to external information systems by the end of 1998. This process will entail communications with significant business partners, customers, suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. The Company is currently unable to predict the extent the Year 2000 Issue will affect these parties or the extent to which the Company would be vulnerable to any such party's failure to remediate any Year 2000 Issue on a timely basis.

                                    BUSINESS

     Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is an integrated target and drug discovery company focused on identifying new classes of small molecule drugs that regulate genes and the production of disease-causing proteins. The Company applies advanced cellular, molecular and genomic technologies to map gene regulating pathways in cells and to identify proprietary molecular targets that activate or deactivate genes and result in disease. Signal is advancing the application of genomics beyond identifying and elucidating the functions of genes to designing novel classes of disease-modifying drugs that selectively regulate the activation of disease-causing genes. The Company conducts its target and drug discovery programs both independently and with its five collaborative partners, Ares-Serono, Roche Bioscience, Nippon Kayaku, Organon, and DuPont Merck.

BACKGROUND

THE ROLE OF GENES IN HEALTH AND DISEASE

     Genes control all cellular functions responsible for maintaining human health by serving as blueprints for the production of proteins in cells. When activated, usually in response to specific stimuli, a gene is expressed and produces a protein. Proteins, including receptors, enzymes, cytokines and hormones, initiate and carry out biochemical reactions that direct a cell's normal biological functions. These functions include cell growth and differentiation, cell activation and cell death.

     Recent advances in cellular and molecular biology have shown that malfunctions in gene expression either cause or predispose humans to most diseases. Such malfunctions cause cells to produce inappropriate amounts or types of proteins. For example, the uncontrolled proliferation of cells characteristic of inflammatory diseases and cancer is the result of over-activation of specific genes and the subsequent over-production of proteins, such as cytokines and regulatory enzymes. Conversely, under-expression of critical genes and their protein products, such as tumor suppressors and growth factors, also may give rise to disease, including cancer and neurological disorders.

THE ROLE OF INTRACELLULAR SIGNALING IN GENE REGULATION

     Genes are selectively activated and suppressed when molecules such as neurotransmitters, hormones or growth factors bind to, and activate, cell surface receptors. This event initiates a cascade of biochemical reactions within a cell, termed "intracellular signaling," in which distinct sets of gene regulating enzymes (typically, kinases and phosphatases) are activated serially to relay information from surface receptors to proteins in the nucleus. These cascades of biochemical reactions culminate in the activation or deactivation of specialized nuclear proteins, known as "transcription factors," that act as molecular switches by binding to the regulatory regions of specific genes to control the level and duration of gene activation and protein production. Together, these cascades of gene regulating enzymes and transcription factors comprise gene regulating, or intracellular signaling, pathways. Recent advances in molecular biology and genomics are facilitating the identification of new gene regulating pathways and specific molecules in these pathways that may serve as novel targets for drug discovery.

              INTRACELLULAR SIGNALING AND GENE REGULATION PATHWAYS

[Graphic depicting intracellular signaling and gene regulation pathways. Text down the right side of the graphic identifies the location in the pathways where receptors are stimulated, gene regulating enzymes are activated, transcription factors activate genes, gene expression are initiated, and normal and disease-associated proteins are produced.]

     Many transcription factors maintain normal expression of essential genes. In response to certain stimuli, transcription factors are activated or "induced" by gene regulating enzymes to increase the level, duration and sets of genes expressed. Gene regulation is a highly coordinated process in which the estimated 100,000 genes that comprise the human genome are switched on and off in specific tissues. The pathways which regulate these genes enable cells to respond to combinations of stimuli by integrating signals from multiple receptors to regulate distinct sets of genes. These pathways are highly interlinked and, when correctly controlled, maintain the body's essential functions. The activity of these pathways varies depending on cell type, permitting the activation of only those subsets of genes that are relevant to a specific cell or tissue type. Normally functioning pathways precisely modulate the level and duration of gene expression, ensuring that cells respond to extracellular stimuli in the appropriate manner. However, when activation of a gene regulating pathway triggers either an under-or over-production of certain proteins, a broad range of diseases can result.

LIMITATIONS OF CONVENTIONAL TARGET AND DRUG DISCOVERY

     Conventional drug discovery efforts principally are focused on identifying compounds that modulate readily accessible extracellular targets, such as cell surface receptors and secreted proteins. Drugs directed toward these extracellular targets have a number of potential limitations in treating complex diseases where molecular mechanisms are located within cells. Therefore, such complex diseases may not be effectively treated using receptor activators or inhibitors. Many diseases, such as inflammatory, neurological and cardiovascular diseases and cancer, continue to represent large unmet medical needs due to difficulties in identifying and targeting the underlying intracellular mechanisms of these diseases.

     Recent advances in genomics have the potential to significantly improve drug discovery. While initial genomics efforts were directed principally toward the mapping and sequencing of genes, current initiatives also are focused on discerning the functions of specific genes in health and disease. However, there remains a gap between the generation of genomic information and its effective application to drug discovery.

     An increased understanding of the pathways that regulate the expression of disease-related genes has paved the way for a new drug discovery process. In this process, individual genes and their regulatory pathways may be targeted to prevent the onset and progression of disease. The ability to identify proprietary drug targets in gene regulating pathways provides a method for applying genomic information to disease therapy. Drugs designed to intervene at pivotal points in a gene regulating pathway can have a major impact on the downstream production of proteins which cause disease. This approach provides the opportunity to design novel classes of disease-modifying drugs that can alter the course of a disease by targeting underlying mechanisms of disease rather than providing only symptomatic relief. Additionally, drugs can be designed that selectively target gene regulating pathways responsible for abnormal gene expression and disease without affecting healthy cells.

SIGNAL'S APPROACH: GENE REGULATING DRUGS

     Signal is a leader in identifying and elucidating gene regulating pathways and specific targets in these pathways for use in drug discovery. The Company's drug discovery efforts are focused on identifying new classes of small molecule drugs designed to regulate genes through their intracellular signaling pathways. These potential drugs may have wide-ranging clinical application by modulating abnormal expression of genes which cause disease. Several leading pharmaceuticals are now known to function as regulators of gene expression, including cyclosporine for organ transplantation, tamoxifen for cancer therapy and estrogen for osteoporosis. A fundamental advantage of Signal's approach is the ability to target pivotal junctures in specific gene regulating pathways, following the integration of signals from multiple cellular receptors and prior to the production of abnormal levels of proteins.

     Signal has developed an integrated target and drug discovery platform to identify gene regulating pathways, targets and drug candidates with several important features:

     Multiple Targets for Therapeutic Intervention. Signal's target discovery efforts are focused on identifying cascades of gene regulating enzymes that activate or suppress genes in a broad range of cell types and disease states. Each of these pathways contains multiple potential drug targets for therapeutic intervention. The Company believes that identifying multiple targets in each of its therapeutic programs increases the likelihood of successfully discovering novel drugs. For example, Signal and its collaborators have identified four gene regulating enzymes in the NF-kB pathway (IKK1, IKK2, NF-kB inducing kinase ("NIK") and inhibitor of kB ("IkB") ligases) which are current or planned targets for the Company's autoimmunity and inflammation, cardiovascular disease and cancer programs.

     Individual Targets Modulate Multiple Disease-Related Genes. Signal is designing drugs that may be effective in treating diseases where a single target regulates the activation of multiple genes involved in disease. For instance, by targeting a pivotal molecule in a signaling cascade, such as JNK in its autoimmunity and inflammation disease program, the Company is screening for compounds which block the production of a broad set of pathogenic levels of proteins, such as interleukin-2, gamma interferon and tissue-destructive enzymes. In addition, Signal has identified and licensed to Tanabe a lead compound that has demonstrated, in vitro and in animal models, the ability to modulate multiple genes regulated by the AP-1 and NF-kB signaling pathways.

     Targets Selective for Specific Cell Types. While most gene regulating enzymes, along with the genes they control, are present in each cell of the body, many subtypes of these enzymes and genes function only in specific cell types. Signal is using several approaches to identify drug targets, their specific subtypes and corresponding drug leads which function in a cell-specific manner. For example, Signal researchers and collaborators have shown that JNK3 principally is expressed in brain tissue. When activated, JNK3 has been shown to play a key role in neuronal cell death and in animal models of epilepsy.

     Targets Selectively Regulate Abnormal Gene Expression. Signal's drug discovery programs principally target inducible gene regulating pathways that may cause abnormal gene expression and give rise to disease. These discovery initiatives focus on regulating genes functioning in an over- or under-activated state, without interfering with normal levels of gene expression required to maintain essential cellular functions. For example, Signal's autoimmunity and inflammation disease program focuses on MAP kinase gene regulating pathways that are selectively induced by cytokines and other stress molecules in response to tissue injury.

SIGNAL'S STRATEGY

     The Company's goal is to be a leader in the discovery of small molecule drugs that target gene regulating pathways fundamental to disease processes. To accomplish this goal, the Company pursues the following technology and business strategies:

     Integrate Advanced Target and Drug Discovery Technologies. Signal integrates an extensive set of target and drug discovery technologies to expedite the application of genomics to the discovery of important new classes of drugs. These technologies include proprietary human cell lines, functional genomics and proteomics, high throughput biochemical and cell-based screening and combinatorial and computational chemistry. Signal believes this extensive set of discovery and preclinical development capabilities provides the Company and its partners with a distinct combination of tools and technologies for target and drug discovery. Applying these capabilities, the Company has successfully elucidated the structure and functions of several clinically important gene regulating pathways, including the NF-kB, AP-1 and p38 pathways, developed a portfolio of 18 drug targets and demonstrated efficacy of its drug leads in animal models of arthritis and osteoporosis.

     Leverage Targets Across Multiple Diseases. Signal seeks to identify multiple targets within each gene regulating pathway and to select for drug discovery those targets which can be validated in multiple clinical indications. In addition to enhancing the clinical potential of each pathway, this strategy also serves to limit the Company's scientific risk in any one gene regulating pathway or drug target. For example, Signal and its collaborators have demonstrated the role of specific JNK subtypes in mediating key cellular events that give rise to, or exacerbate, autoimmune, inflammatory and neurological diseases and cancer.

     Build Partner-Funded Business. Signal aggressively pursues collaborations with pharmaceutical partners to fully develop and exploit its pipeline of targets and lead compounds, as well as its discovery technologies. These collaborations provide Signal with multiple potential sources of revenue, enable the Company to diversify scientific and financial risk, and provide access to its collaborators' substantial development, manufacturing and marketing resources. By focusing its efforts on drug discovery and utilizing corporate collaborations to fund the progression of programs from discovery into the clinic, the Company intends to maintain a sustainable level of net cash flow. As these programs mature or any additional corporate collaborations are initiated, the Company may increase its funding of research and development programs. To date, Signal has collaborative agreements with five pharmaceutical partners, has licensed worldwide rights for a drug lead to a sixth partner and has several additional target and drug discovery programs available for future corporate collaborations.

     Retain Significant Product Commercialization Rights. The Company has retained certain commercialization rights in two of its existing corporate collaborations. These include co-commercialization rights in the U.S. in the Company's collaboration with Ares-Serono and joint worldwide commercial rights, excluding Japan, with Nippon Kayaku. The Company expects to seek to retain certain additional commercialization rights in future corporate collaborations.

SIGNAL'S TARGET AND DRUG DISCOVERY TECHNOLOGIES

     Signal has developed complementary technology platforms designed to identify proprietary drug targets and discover novel drugs active on these targets. The Company believes that, together, these integrated target and drug discovery capabilities enable it to proceed rapidly from target identification to compound screening and lead optimization. To date, the Company and its collaborators have identified 18 drug targets, are working to identify seven additional targets and are continuing to elucidate new gene regulating pathways and their targets. The Company has developed and initiated screening in 16 drug discovery assays and is optimizing drug leads in three therapeutic areas.

     Signal's integrated discovery capabilities are depicted below:

   INTEGRATED PLATFORM FOR THE DISCOVERY OF GENE REGULATING TARGETS AND DRUGS

[Graphic depicting Signal's integrated platform for the discovery of gene regulating targets and drugs. The graphic is a flowchart depicting Signal's capabilities in (1) target discovery as proprietary human cell lines, functional genomics and proteomics, gene regulating target discovery and target validation, and (2) drug discovery as assay development and compound libraries, lead discovery, lead optimization, and gene regulating drug candidates.]

DISCOVERY PLATFORM FOR GENE REGULATING TARGETS

     Signal is developing and applying advanced cellular, molecular and genomic technologies to discover clinically important targets that are the focus of the Company's drug discovery programs and corporate collaborations. These discovery technologies include:

     Proprietary Human Cell Lines. The Company has developed a proprietary technology to immortalize and perpetualize human cells. Signal uses these human cell lines to identify and validate novel gene regulating pathways and drug targets, and in screening assays for drug discovery. These cell lines are designed to include the full set of functional genes and related pathways involved in both normal and pathogenic cellular functions. Signal uses proprietary human cell lines to develop in vitro models of important disease processes, including neurodegeneration, bone formation and resorption and vascular disease. Signal's proprietary human bone cell co-culture system closely mimics the natural environment of bone metabolism, and is used by Signal for target identification and validation, as well as for testing drug leads prior to preclinical evaluation in animal models.

     Functional Genomics and Proteomics. In many of its corporate collaborations, Signal utilizes functional genomics and proteomics to elucidate the role genes and their protein products play in health and disease. Signal has implemented advanced genomic technologies to expedite the identification and prioritization of disease-associated gene targets. These include proprietary methods for differential gene display, subtraction hybridization and gene chip arrays. To decipher the gene regulating pathways involved in specific diseases, Signal is developing highly sensitive protein microanalysis capabilities that integrate peptide chromatography, microfluidics and mass spectrometry for identification of potential drug targets that regulate specific disease pathways. Signal utilizes these gene and protein discovery tools, in combination with the Company's proprietary cell lines, to generate a more comprehensive profile of signaling pathways involved in diseases and to facilitate the rapid identification of novel and specific therapeutic targets. For example, Signal is applying functional genomics technologies to identify and characterize the role of certain genomic targets and their regulatory pathways in neuronal, cardiovascular and gynecological disease therapy.

     Target Discovery and Validation. The Company applies cellular and molecular biology techniques to elucidate the regulatory pathways of disease-related genes. An initial step in this process involves mapping the regulatory regions of disease-related genes to identify which transcription factors selectively activate or inhibit each gene's expression. Signal then utilizes genomics and proteomics to identify and characterize specific enzyme targets in a pathway that regulate the activation of these transcription factors. When novel gene regulating enzymes are identified, the Company applies bioinformatic tools to search proprietary and public gene databases and to identify subtypes of these targets with distinct therapeutic applications and specificity for different tissues.

     After a potential target has been identified, the Company utilizes antisense, mutant enzymes, gene knockout models, antibodies and other techniques to validate the role of the target in specific disease processes and its utility for drug discovery. Such target validation is a critical step before committing resources to assay development and screening for target-specific drug leads.

DISCOVERY PLATFORM FOR GENE REGULATING DRUGS

     Signal develops and integrates several advanced technologies for lead discovery and optimization. The Company's lead discovery platform permits rapid, target-directed screening of diverse compound libraries in a broad range of high throughput assays. The Company optimizes drug leads by integrating combinatorial and computational chemistry with technologies for profiling the effects of drug leads on specific targets in cellular pathways. This facilitates the design of drugs that properly regulate gene expression and protein production. These drug discovery activities are coordinated using an integrated cheminformatics and bioinformatics data management system to facilitate library design, primary and secondary screening and the subsequent design and synthesis of optimized drug candidates.

     Assay Development. Signal develops and utilizes proprietary biochemical and cell-based assays to screen for compounds that regulate gene expression in a target- and cell-specific manner. Signal researchers have designed modular systems for developing biochemical and cell-based assays, enabling the Company to substitute different drug targets into standardized assay formats for use in various discovery programs. Signal develops and uses biochemical assays to screen compounds for activity on specific drug targets. These biochemical assays are designed to mimic the functional activity of a drug target in its native cellular environment. The Company's cell-based assays facilitate the identification of compounds that modulate gene transcription through distinct intracellular pathways and in specific cell types. Active compounds identified in these primary assays are rapidly qualified in a series of secondary pharmacological assays which provide further information regarding a compound's clinical potential. These secondary assays measure the effects of potential drug leads on disease-related genes and proteins, including inhibition of specific gene regulating enzymes, inhibition of abnormal protein production, cytotoxicity, potency and target selectivity. Signal has developed and initiated screening in 16 drug discovery assays and also is developing additional new high throughput screening assays.

     High Throughput Screening and Compound Library. Signal utilizes robotics-based high throughput screening systems for rapid, target-specific screening of diverse compound libraries. These automated systems enhance the precision, reproducibility and integration of chemical and biological data. The Company's screening library currently consists of approximately 350,000 diverse compounds, which include small molecule, natural product and combinatorial compounds. For example, Signal currently screens more than 60,000 compounds per month on four kinase targets and plans to significantly increase its screening throughput and drug targets. To expedite lead identification, Signal researchers have developed a KAST that enables the Company to screen on multiple kinase targets in parallel. The KAST system provides activity and specificity data across multiple kinase targets for a given screening library.

     Lead Optimization: Combinatorial, Computational and Structural Technologies. Combinatorial chemistry involves the rapid synthesis of large and diverse compound libraries by sequentially adding different molecular building blocks to a core chemical structure. Signal has developed a proprietary SKIL based on structures of both known kinase inhibitors and data generated by its internal screening programs. The SKIL is being applied in these programs with the goal of rapidly identifying more selective and potent inhibitors of gene regulating kinases. The Company uses combinatorial chemistry techniques principally to expedite the optimization of lead compounds and also to build target-based combinatorial libraries for subsequent screening. Signal's combinatorial chemistry capabilities also may help strengthen the Company's patent position in a particular chemical series by generating a relatively large analog library around an active compound.

     To expedite the lead optimization process, Signal also uses computational chemistry to guide the design and synthesis of new compounds. Computational chemistry involves the use of computer-based algorithms to model the structure of an active compound and its interaction with a drug target to generate directed libraries for screening. Alternatively, computational chemistry can be used to construct "virtual libraries" around core chemical structures, providing a method for examining large numbers of potential analogs prior to synthesizing representative compounds for screening.

     Signal researchers have designed a computer-generated three-dimensional model of the JNK enzyme's structure and its active site. Using computer-based simulation, a chemical database of more than 700,000 compounds has been "virtually" screened to identify potential JNK inhibitors. Signal plans to use this technology to develop other target-directed libraries. These structure-based drug design efforts are intended to further enhance a lead compound's potency, selectivity, bioavailability and safety.

SIGNAL'S GENE REGULATING PATHWAYS

     The Company is conducting target and drug discovery programs directed toward five mammalian gene regulating pathways. Many of these pathways regulate the activation of multiple disease-related genes and have multiple drug targets, allowing the Company to pursue a diverse number of therapeutic programs for each pathway. The Company expects that ongoing efforts to map and sequence the human genome, including Signal's internal genomics initiatives, will lead to an expansion in the number of known disease-related genes and further enhance the Company's ability to identify additional gene regulating pathways and drug targets. In addition, the Company is conducting target and drug discovery programs directed toward five viral gene regulating pathways.

           SELECTED HUMAN GENE REGULATING PATHWAYS TARGETED BY SIGNAL

[Graphic depicting selected human gene regulating pathways targeted by Signal, specifically the NF-kB pathway, MAP kinase pathways and estrogen-regulated gene pathway. The graphic depicts a flow chart for each pathway showing the stimuli, intracellular signaling, gene activation and protein production.]

NF-KB GENE REGULATING PATHWAY

     NF-kB plays a pivotal role in autoimmune, inflammatory and cardiovascular disease processes by regulating cytokine genes, such as TNF-a, IL-1, IL-2, IL-6, IL-8, along with genes which code for cell adhesion molecules and the COX-2 and iNOS enzymes. In addition, studies published in Science link NF-kB to increased cancer cell resistance to radiation and chemotherapies and demonstrate the ability of NF-kB inhibitors to enhance the sensitivity of cancerous cells to these therapies. NF-kB is a family of transcription factors held in the cytoplasm of cells by IkB. In response to extracellular stimuli, IkB is degraded, allowing NF-kB to migrate into the nucleus and activate select genes which elicit important immunological and proliferative responses. Signal researchers and collaborators have identified three proprietary drug targets which regulate NF-kB activation by processing IkB prior to its degradation: (i) two IkB kinases which Signal terms "IKK1" and "IKK2" and (ii) an IkB ligase, which Signal currently is cloning and characterizing. The discovery of IKK1 and IKK2 by Signal researchers and collaborators was reported in 1997 in the journals Science, Nature and Cell. In addition, as part of its collaboration with Ares-Serono, the Company has obtained rights to a fourth novel target in the NF-kB pathway, NIK. The Company believes that drugs which inhibit IKK1 and IKK2, NIK and IkB ligases will prevent NF-kB activation and the subsequent expression of select disease-associated genes. Signal has filed patent applications for the IKK1 and IKK2 and an IkB ligase, and Ares-Serono's research collaborator, the Weizmann Institute, has filed patent applications for the NIK gene regulating enzyme.

MAP KINASE GENE REGULATING PATHWAYS

     Signal has established a leading position in the discovery of proprietary drug targets in mitogen-activated protein kinase, or MAP kinase, pathways. MAP kinase pathways consist of distinct cascades of regulatory enzymes that serially activate one another to control the expression of specific sets of genes in response to growth factors, cytokines, tumor promoters and other biological stimuli. These pathways control cell proliferation and metabolism and cell survival in response to tissue injury, infection, malignancy and other diseases. MAP kinase gene regulating pathways provide novel targets for drug discovery in a wide range of disease processes, including autoimmune and inflammatory diseases, diseases associated with bone metabolism, neurological and cardiovascular diseases and cancer. Signal's researchers, scientific founders and academic collaborators have identified nine proprietary targets in MAP kinase pathways, including targets in the JNK and p38 MAP kinase pathways.

     JNK Gene Regulating Pathway

     Activation of the JNK gene regulating pathway increases the expression of a set of autoimmune and inflammatory genes, including IL-2 and gamma interferon. There are multiple subtypes of the JNK regulatory enzyme, each of which induces the expression of genes in a cell- and stimulus-specific manner. In 1993, Dr. Michael Karin at the University of California, San Diego, a scientific founder of the Company, and Dr. Roger Davis at the University of Massachusetts, a Scientific Advisor of the Company, discovered two novel kinases in the JNK pathway. These regulatory enzymes (termed "JNK1" and "JNK2") are pivotal activators of c-Jun, a component of AP-1 and other transcription factors, and genes under c-Jun's control. Signal researchers subsequently have cloned and sequenced the upstream activator of the JNK regulatory enzymes, termed JNKK, which also may serve as a target for drug discovery. The over-activation of JNK causes numerous diseases, including autoimmune, inflammatory and neurological diseases and proliferative cancers. Drugs which inhibit JNK activation are expected to selectively block the over-activation of inducible genes, and not affect normal cellular functions, since JNKs do not regulate normal gene expression. One of the Company's collaborators, Dr. Roger Davis, reported in 1997 in the journal Nature that mice engineered to be deficient in the brain-specific JNK subtype, JNK3, are resistant to experimentally induced seizure and associated neuronal cell death. JNK3 inhibitors therefore may have therapeutic value for treating epilepsy, as well as neurodegeneration associated with Alzheimer's disease, Parkinson's disease, stroke and head trauma. The Company has exclusively licensed certain rights to three issued U.S. patents and related patent applications with regard to JNK and its use in drug discovery.

     p38 Gene Regulating Pathway

     Activation of the p38 gene regulating pathway causes the expression of multiple cytokine genes, including IL-1, IL-6, IL-8 and TNF-a, which regulate the development and proliferation of cells in response to disease and tissue injury. To date, the Company and its academic collaborators have identified three proprietary drug targets in the p38 pathway. One such target is p38-2, a subtype of p38, which is highly expressed in heart and skeletal muscle and which is activated by stress-inducing stimuli and proinflammatory cytokines. The second target discovered in the p38 pathway is MEK6, a novel MAP kinase which activates p38 in vivo and which is highly expressed in skeletal muscle. Signal researchers have validated the role of MEK6 in regulating the production of IL-1 and TNF-alpha cytokines. The third target in the p38 pathway, MKK3, specifically activates p38 and p38-2 in response to stress stimuli and pro-inflammatory cytokines. When defective, the p38 pathway is believed to play an important role in diseases arising from abnormal production of cytokines, including autoimmune and inflammatory diseases, diseases associated with bone metabolism and neurological and cardiovascular diseases. The Company has licensed exclusive worldwide rights covering MKK3 use in drug discovery and has filed patent applications for p38-2 and MEK6.

     c-Fos Gene Regulating Pathway



     The transcription factor c-Fos controls the development and activation of certain bone-resorbing cells, termed osteoclasts. These cells continually remove older bone material so that new bone can be deposited in its place. Mice lacking c-Fos demonstrate reduced bone resorption, thereby validating c-Fos as a drug target. Signal researchers have developed a proprietary human bone cell co-culture system to further validate the role of c-Fos in bone metabolism and to evaluate c-Fos inhibitors identified in its screens. The Company believes that drugs which inhibit the expression or activation of c-Fos will slow the overactive bone resorption associated with osteoporosis. Signal is working to map the c-Fos signaling pathway and identify key molecular targets that regulate increased c-Fos expression.



     In addition to regulating bone metabolism, c-Fos also plays a critical role in tumor formation and cancer metastasis by regulating several properties of malignancy, including the activation of matrix metalloproteinase ("MMP") genes which cause tumors to metastasize. This role of c-Fos has been validated, in part, by animal studies in which tumors induced in mice lacking c-Fos did not metastasize. Conversely, over-expression of c-Fos in mice resulted in the proliferation and spread of highly aggressive forms of cancers. Based on these findings, the Company believes that inhibitors of c-Fos expression and activation may represent an important new class of drugs for cancer therapy.


OTHER GENE REGULATING PATHWAYS

     Estrogen-Regulated Gene Pathway

     Signal researchers have discovered a novel estrogen-regulated gene pathway by which estrogen inhibits production of IL-6, a cytokine that causes bone resorption. Signal has validated the role of IL-6 in the activation of bone resorption using a proprietary human bone cell co-culture system and in animal models of osteoporosis. This validation is consistent with published studies demonstrating that bone loss can be prevented in mice where the IL-6 gene was deleted. The Company believes that drugs which inhibit IL-6 will slow overactive bone resorption associated with osteoporosis.

     Viral Gene Regulating Pathways

     Viral infections occur when viruses insert their genetic material into a host cell and then use the infected cell's biochemical machinery to express viral proteins and produce new viruses. Viral transcription and translation events regulate the production of these viral proteins. Signal and its collaborators have determined the molecular mechanisms of action of key viral transcription factors responsible for replication of HCV, HIV, human papillomavirus ("HPV"), cytomegalovirus ("CMV") and herpes simplex virus ("HSV"). The Company has validated these viral gene regulation factors as drug targets by using genetically modified viruses and antisense oligonucleotides which block viral infections in cells. Signal and its collaborators also have determined the mechanism of action of translational regulation of a key HCV protein and have cloned and expressed another important regulatory enzyme responsible for HCV replication. In addition, one of Signal's academic collaborators has identified a novel function for a key HIV target which may facilitate the discovery of novel HIV inhibitors.

SIGNAL'S DRUG DISCOVERY PROGRAMS

     Signal's drug discovery programs are directed toward autoimmunity and inflammation, bone metabolism, neurological disease, cardiovascular disease, cancer and viral infections, and are summarized in the following table:

    PROGRAM/TARGET          CURRENT INDICATIONS(1)           STATUS(2)       COMMERCIAL RIGHTS(3)
----------------------  -------------------------------  ------------------  --------------------
AUTOIMMUNITY AND
INFLAMMATION
  AP-1 / NF-kB........                                   Lead Optimization   Tanabe
  JNK1 and 2..........  Rheumatoid Arthritis             Lead Optimization   Signal
  IKK1 and 2..........  Osteoarthritis                   Screening           Signal, Ares-Serono
  p38-2...............  Allergy                          Screening           Signal
  NIK.................  Asthma                           Assay Development   Signal, Ares-Serono
  MEK6................  Inflammatory Bowel Disease       Assay Development   Signal
  MKK3................  Psoriasis                        Assay Development   Signal
  JNKK1 and 2.........  Transplant Rejection             Assay Development   Signal
  IkB Ligases.........                                   Target Discovery    Signal, Ares-Serono
BONE METABOLISM
  IL-6................  Osteoporosis                     Lead Optimization   Signal
  c-Fos...............  Paget's Disease                  Assay Development   Signal
  Bone Mitogenesis....  Bone Repair                      Target Discovery    Signal
NEUROLOGY
  PNS.................  Peripheral Neuropathies          Lead Optimization   Signal, Nippon Kayaku
  JNK1 and 2..........  Neurodegeneration                Screening           Signal
  JNK3................  Neurodegeneration                Assay Development   Signal
  CNS Cell Lines......  Neurodegeneration, Stroke, Head  Assay Development
                        Trauma                           Target Discovery    Signal
  PNS Cell Lines......                                   Assay Development/
                        Pain, Incontinence               Target Discovery    Roche Bioscience
  CNS Genomic           Neurodegeneration,
Targets...............  Psychiatric Diseases             Target Discovery    Organon
CARDIOVASCULAR
  JNK1 and 2..........  Ischemia                         Lead Optimization   Signal
  IKK1 and 2..........  Atherosclerosis                  Screening           Signal, Ares-Serono
  p38-2...............  Ischemia                         Screening           Signal
  NIK.................  Atherosclerosis                  Assay Development   Signal, Ares-Serono
  JNK3................  Ischemia                         Assay Development   Signal
  MEK6................  Ischemia                         Assay Development   Signal
  IkB Ligases.........  Atherosclerosis                  Target Discovery    Signal, Ares-Serono
  Vascular Genomic
Targets...............  Atherosclerosis, Ischemia        Target Discovery    Organon
CANCER
  JNK1 and 2..........                                   Lead Optimization   Signal
  IL-6................  Lung Cancer                      Lead Optimization   Signal
  IKK1 and 2..........  Breast Cancer                    Screening           Signal, Ares-Serono
  NIK.................  Ovarian Cancer                   Assay Development   Signal, Ares-Serono
  JNKK1 and 2.........  Myeloma                          Assay Development   Signal
  c-Fos...............  Leukemia                         Assay Development   Signal
  IkB Ligases.........                                   Target Discovery    Signal, Ares-Serono
VIROLOGY
  Various.............  Hepatitis C Virus                Assay Development   Signal, DuPont Merck
  Various.............  Human Immunodeficiency Virus     Assay Development   Signal, DuPont Merck
  ICP4................  Herpes Simplex Virus
                        (Types 1, 2)                     Screening           Signal
  IE86................  Cytomegalovirus                  Screening           Signal
  E2..................  Human Papillomavirus             Screening           Signal

------------------------------

(1) All diseases referenced by brackets are potential clinical indications for each target listed in the respective therapeutic program.

(2) LEAD OPTIMIZATION indicates that Signal and/or its pharmaceutical partners are applying combinatorial and computational chemistry, as well as structure-based drug design, to enhance the potency, selectivity, bioavailability, safety and other pharmaceutical properties of active compounds.

    SCREENING indicates that Signal is testing libraries of organic small molecules and natural products in biochemical and/or cell-based assays to identify compounds which either inhibit or induce activation of a drug target.

    ASSAY DEVELOPMENT indicates that Signal is creating biochemical and/or cell-based in vitro assays which incorporate a specific drug target and are used to identify compounds which regulate the drug target.

    TARGET DISCOVERY indicates that Signal is identifying new disease-related genes and their protein products, cloning and characterizing novel enzymes and other proteins which regulate activation of disease-related genes and is validating the utility of these regulatory proteins as drug targets.

(3) See "--Research and Development Partners."

AUTOIMMUNE AND INFLAMMATORY DISEASE PROGRAM

     The human immune system is comprised of cells and biochemical mediators which protect the body from infectious organisms, physical injury and abnormal cellular events such as cancer. Key components of the immune system, such as white blood cells, mount a localized protective or inflammatory response at sites of injury and disease. Autoimmune and inflammatory diseases arise from the over-activation of the immune system resulting in the over-production of immune cells, inflammatory cytokines and tissue-destructive enzymes. These cells and proteins attack and destroy healthy tissue, giving rise to a number of diseases such as rheumatoid arthritis, osteoarthritis, allergies, asthma, inflammatory bowel disease and psoriasis, as well as transplant rejection. In 1996, the U.S. market for anti-inflammatory and immunosuppressive drugs used to treat these diseases totaled approximately $2.0 billion. Many current drugs are relatively non-selective and have dose-limiting side effects. More importantly, although these current drugs alleviate many symptoms of disease, they generally do not target the underlying mechanisms and therefore do not actually modify disease processes.

     Signal is identifying and cloning drug targets in key gene regulating pathways and screening for new classes of small molecule drugs which regulate autoimmune and inflammatory diseases at the level of gene function. The Company currently is screening for inhibitors of regulatory enzymes in three distinct pathways, NF-kB, JNK and p38. In November 1997, Signal initiated a three-year collaborative development and license agreement with Ares-Serono to discover novel anti-inflammatory, immunosuppressive and certain other drugs that regulate targets in the NF-kB gene regulating pathway. Additionally, in March 1998, the Company licensed to Tanabe worldwide rights to a dual AP-1/NF-kB drug lead with demonstrated oral efficacy in an animal model of arthritis. See "--Research and Development Partners."

     NF-kB Inhibitor Program

     NF-kB regulates the activation of multiple cytokine, adhesion molecule and other pro-inflammatory genes. Signal has developed and initiated high throughput screens for inhibitors of NF-kB using proprietary IKK1 and IKK2 biochemical assays and cell-based NF-kB screening assays. The Company also is developing secondary assays which profile the effects of active compounds on a number of other immune-inflammatory genes and proteins. The Company has identified several compounds active on the IKK1 and IKK2 targets. Signal plans to apply combinatorial, computational and structure-based drug design to develop NF-kB inhibitors with enhanced potency, specificity and bioavailability. Signal also is working with collaborators to develop high throughput screens for the NIK drug target and to clone and express the genes for IkB ligases as novel targets for drug discovery.

     MAP Kinase Inhibitor Program

     JNK and p38 pathways control the activation of cytokine and other pro-inflammatory genes during an inflammatory response. Company researchers have developed and initiated high throughput screening for JNK1, JNK2, JNK3 and p38 inhibitors using proprietary biochemical and whole cell gene transcription assays. Signal has identified several compounds which inhibit JNK activation with a high level of specificity. The Company is utilizing its SKIL library and a proprietary computer-generated homology model of JNK to design analog compounds with enhanced potency and selectivity. Additionally, Signal is working to validate the role of upstream activators of JNK, JNKK1 and JNKK2, which also may be valid targets for drug discovery. In the p38 pathway, the Company is developing biochemical high throughput screening assays for MEK6 and MKK3 drug discovery, and has initiated screening on its p38-2 target.

     Dual AP-1/NF-kB Inhibitor Program

     Signal researchers have identified a new class of compounds that inhibit genes regulated by both the AP-1 and NF-kB transcription factors. In vitro assays and in vivo animal studies indicate this series of compounds is highly selective for T-cells and has potent anti-inflammatory and immunosuppressive activity. Signal's most advanced lead compound has demonstrated efficacy, safety and oral bioavailability in an animal model of arthritis, and the Company has filed patent applications covering the molecule's structure. In March 1998, the Company licensed to Tanabe worldwide rights to this drug lead for autoimmune, inflammatory and other diseases.

BONE METABOLISM DISEASE PROGRAM

     Bone disease results from an imbalance in the bone remodeling process, causing either inadequate bone formation or excess bone loss. Diseases involving abnormal bone remodeling include osteoporosis, Paget's disease, hyperthyroidism and periodontal disease. Osteoporosis, which occurs primarily in post-menopausal women due to loss of estrogen, is an age-related disease characterized by persistent loss of bone mass. According to the National Osteoporosis Foundation, in 1997 this disease afflicted more than 28 million people in the United States and over 200 million people worldwide. In 1995, sales of therapeutics to treat osteoporosis totaled more than $6.5 billion.

     Most current osteoporosis treatments are intended to slow bone resorption. While estrogen replacement therapy remains the primary treatment for most women at risk for osteoporosis, it is associated with risks including cancer and heart disease, endometriosis and abnormal blood clotting. Presently, there are no FDA-approved therapies that increase bone formation. Signal has initiated a broad, multi-target approach to regulating both bone resorption and formation for the treatment of osteoporosis, bone fractures, periodontal disease and other disorders of bone metabolism. The Company is working to develop new classes of drugs that potently and selectively control the mechanisms of bone disease at the level of gene function. Signal has established a target and drug discovery program focused on identifying novel classes of drugs for treating osteoporosis that target the IL-6, c-Fos and certain novel gene regulating targets for inducing bone formation. See "--Research and Development Partners."

     IL-6 Inhibitor Program

     The cytokine IL-6 plays a fundamental role in the differentiation and activation of bone-resorbing osteoclasts in women following menopause. Signal has initiated a program to discover drugs that selectively inhibit the production of IL-6 in bone cells through a novel estrogen-regulated gene pathway. This new class of drugs is being designed to inhibit transcription factors responsible for inducing IL-6 gene expression and resulting bone resorption. These drugs, if successfully developed, would provide clinicians with an alternative, non-estrogen treatment for osteoporosis which may minimize some of the adverse side effects of traditional estrogen therapy and which may be used to treat both women and men. Signal has identified novel classes of compounds that inhibit IL-6 production in bone cells. These compounds have demonstrated biological activity in an animal model of osteoporosis and currently are undergoing further optimization. To expedite lead optimization, Signal has developed a series of secondary assays to examine the selectivity and potential side-effects of lead compounds by profiling the compounds' effects on gene and protein expression.

     c-Fos Inhibitor Program

     Utilizing its detailed understanding of the AP-1 and other MAP kinase signaling pathways, the Company is pursuing the discovery of drugs to prevent or treat osteoporosis through a c-Fos signaling mechanism. Recent studies have demonstrated that targeted knockout of the c-Fos transcription factor gene results in excess bone resorption and osteoporosis. These academic studies, along with data generated by Signal's in vitro bone co-culture model, establish that the development and activation of bone-resorbing osteoclasts is highly dependent on the presence of the c-Fos transcription factor. Based on these recent findings, the Company is developing a high throughput screening assay to identify novel, non-estrogenic compounds that inhibit c-Fos production and the subsequent over-activation of osteoclasts which cause excess bone loss.

     Bone Formation Program

     Signal also has initiated an osteogenic program to identify drugs that induce bone formation. Researchers at Signal have cloned key bone regulating factors and are applying their expertise in MAP kinase signaling to characterize novel pathways in osteoblasts that regulate genes involved in bone growth. To facilitate this process, the Company uses proprietary human bone cell lines to rapidly validate and evaluate drug targets and leads. This system can precisely measure the effects of new targets and leads on each stage of osteoblast cell development, including bone formation. Company researchers presently are focused on isolating regulatory mechanisms in these pathways that would serve as targets for drug discovery. Small molecule drugs that regulate these potential targets would complement anti-resorptive therapies and have potentially broader application in treating multiple forms of osteoporosis, including post-menopausal, drug-induced and age-related forms of the disease. To date, no orally active drugs which induce bone formation are available for the treatment of bone diseases and disorders.

NEUROLOGICAL DISEASE PROGRAM

     The human nervous system consists of two distinct components: the central nervous system ("CNS"), which includes the brain and spinal cord, and the PNS, which includes all nerves outside the CNS. Within the PNS, neurons transmit information such as pain to the CNS, and motor pathways transmit commands from the CNS to muscles. Defects or damage in the CNS can lead to Parkinson's disease, Alzheimer's disease, stroke or epilepsy, as well as psychiatric disorders such as depression and schizophrenia. PNS disorders can lead to acute and chronic pain, and peripheral neuropathies caused by diabetes and chemotherapy can cause chronic motor or sensory defects. In 1996, annual worldwide sales of neuropharmaceuticals totaled $8.5 billion, including pharmaceuticals such as anti-depressants, analgesics, psychotropics, anxiolytics and anti-epileptics. Many current CNS and PNS drugs exhibit undesirable side effects. There also are disorders such as chronic pain and Alzheimer's disease for which there are no effective treatments due to a limited understanding of neurological disease processes at the molecular and genomic levels.

     Signal researchers and collaborators have developed a proprietary cell immortalization technology for producing cloned human neuronal cells that are homogenous, stable and fully functional in vitro for use in target discovery and validation, and in drug screening. This technology is designed to overcome many current limitations of neuropharmaceutical research. Cell lines developed by Signal express the receptors, ion channels and cytochemical markers required to produce functional, morphologically mature human neurons. Signal's cell line technology also can be used to "lock in" human neuronal cells to a specific stage of maturation, providing a stable cell-based assay system for drug screening. To date, the Company has developed human neuronal and glial cell lines of the CNS and, it believes, the first human sensory neuronal cell lines of the PNS. Signal's human CNS cell lines can be differentiated into a variety of cell types, including neurons and astrocytes, and also can be induced to undergo cell death, in vitro, in model systems characteristic of stroke, traumatic head injury and neurological diseases.

     The Company plans to continue to develop proprietary CNS and PNS cell lines with corporate collaborators to identify and functionally validate specific genes and their regulatory pathways involved in neurological diseases. Signal believes genomic information obtained from these cell lines may provide a foundation for identifying novel drugs that regulate CNS genes involved in neurological diseases (Alzheimer's and Parkinson's disease, head trauma and stroke) and psychiatric diseases (anxiety, depression and psychosis), and that target disorders of the PNS (pain, incontinence and peripheral neuropathies). Applying the Company's functional genomics capabilities, researchers at Signal have generated a library of differentially expressed genes from an in vitro model of Alzheimer's disease. Signal also has developed a proprietary CNS whole cell screening assay for inhibitors of neurodegeneration induced by cytokines and growth factor withdrawal. Further, the Company is investigating the role of MAP kinase targets, including JNK and p38, in neurodegeneration. One such target, JNK3, has been validated in animal models and is being formatted in a high throughput screening assay for drug discovery. As part of its neurogenomics initiative, Signal is collaborating with Organon to discover genomic drug targets involved in neurological diseases.

     In September 1996, Signal commenced a three-year research collaboration with Roche Bioscience to develop human PNS cell lines for use in target and drug discovery directed toward the treatment of pain and incontinence. Signal subsequently developed and transferred to Roche Bioscience certain PNS cell lines for potential use in Roche Bioscience's target and drug discovery programs. Signal retains the right to use the PNS cell lines in other therapeutic areas, such as peripheral neuropathies.

In February 1998, Signal entered into a two-year research collaboration with Nippon Kayaku to optimize a lead compound discovered by Nippon Kayaku for use in treating diabetic and chemotherapy-induced peripheral neuropathies. See "--Research and Development Partners."

CARDIOVASCULAR DISEASE PROGRAM

     Cardiovascular disease, including congestive heart failure, myocardial infarction and stroke, largely results from restricted blood flow caused by atherosclerosis and hypertension. Cardiovascular disease is the leading cause of death in the United States and Europe and results in an estimated 12 million annual deaths worldwide according to the World Health Organization. In the United States, approximately 58 million people are afflicted with cardiovascular disease, leading to an estimated 960,000 deaths each year. In 1998, pharmaceutical sales of cardiovascular drugs will exceed $14.8 billion in the United States, according to the American Heart Association. Several classes of cardiovascular drugs have been developed to prevent and treat chronic cardiovascular disease, including beta blockers, calcium channel blockers and ACE inhibitors designed to maintain proper blood vessel dilation and normal blood flow. While these drugs reduce disease morbidity and mortality, they also cause a number of adverse side effects such as depression, headaches and fatigue. None of these classes of cardiovascular drugs acts on the molecular mechanisms of cardiovascular disease which damage vessel walls and impair blood flow.

     Abnormalities in the expression of endothelial and smooth muscle genes in vascular tissue play a fundamental role in cardiovascular disease. When endothelial cells are activated by injury or trauma, these cells frequently overproduce such proteins as cell adhesion molecules, growth factors and cytokines, leading to the formation of lesions that block normal blood flow and cause vasculitis and atherosclerosis. Many of these proteins are controlled by the NF-kB, JNK and p38 gene regulating pathways. Activated or damaged endothelial cells also can induce genes in vascular smooth muscle cells. These genes cause the proliferation of smooth muscle cells, leading to vessel-wall thickening and impaired blood flow. NF-kB and MAP kinase pathways have been demonstrated to be over-activated in animal models of angioplasty-induced restenosis.

     The Company currently is using its KAST system to identify selective inhibitors of its IKK1 and IKK2, JNK and p38-2 targets. The Company has identified inhibitors of these targets in its biochemical screens, and certain of these compounds are undergoing lead optimization. Signal plans to evaluate active compounds in secondary assays which use proprietary human vascular cell lines to assess their cardioprotective effects. In July 1996, the Company entered into a three-year collaboration with Organon, amended in January 1998, to discover genomic drug targets in cardiovascular disease. In November 1997, the Company entered into a three-year collaboration with Ares-Serono to develop inhibitors of NF-kB for potential treatment of cardiovascular diseases. See "--Research and Development Partners."

CANCER PROGRAM

     Cancer is characterized by uncontrolled growth, proliferation and migration of cells. Malignancies result from abnormalities in the expression of genes that regulate cell proliferation, migration and cell death. In 1997, cancer was the second leading cause of death in the United States with 560,000 deaths and an estimated 1.2 million new cancer cases. According to the American Cancer Society, the oncolytic drug market totaled approximately $1.6 billion in the United States and $4.7 billion worldwide in 1996.

     Signal is elucidating several gene regulating pathways which play a fundamental role in tumor growth and metastasis, including the JNK and c-Fos pathways, the NF-kB pathway regulated by IKK1 and IKK2, NIK and the IkB ligases, as well as the ERG pathway that controls IL-6 production. These pathways control the expression of specific sets of genes involved in cancer, including: (i) cytokines and growth factors which promote the growth of cancer cells, (ii) cell adhesion molecules and tissue-destructive enzymes which enable tumors to spread to distant sites in the body and invade normal tissues and organs, (iii) angiogenic growth factors that vascularize and thereby facilitate the growth of newly established tumors, and (iv) certain other factors which make cancer cells resistant to chemotherapy and radiation therapy.

     Signal is designing new classes of drugs that target abnormalities in inducible gene regulating pathways to inhibit the transformation, growth and spread of cancer without affecting other essential gene regulating pathways. Applying its high throughput screening capabilities, the Company has identified a novel class of IL-6 inhibitors which demonstrate anti-proliferative activity in vitro in human breast cancer cells. The Company currently is optimizing small molecule inhibitors of IL-6, in addition to leads identified in Signal's screens for NF-kB and JNK pathway inhibitors. Additionally, Signal and its collaborators are developing a high throughput screening assay for c-Fos and are working to identify IkB ligase drug targets. Signal plans to evaluate active compounds in secondary assays that use tumor cell lines to assess anti-cancer effects. The Company believes that drugs which selectively inhibit these targets may be useful in treating several cancers, including lung, breast and ovarian carcinomas, myelomas and leukemias, and may cause fewer dose-limiting side effects than current chemotherapies.

     In November 1997, the Company initiated a three-year collaboration with Ares-Serono to develop drugs that target the NF-kB pathway for the potential treatment of certain cancers. See " --Research and Development Partners."

VIROLOGY PROGRAM

     Viruses are pathogenic microorganisms that infect cells and subsequently use the biochemical machinery of their host cells to produce new viruses. An estimated 30 million people are infected with HIV and 50 million people are infected with HCV throughout the industrialized world. Other viral pathogens being transmitted at epidemic rates include the herpes simplex-2 virus and HPV, both of which cause chronic, lifelong genital infections, and afflict an estimated 31 million and six million people in the United States, respectively. Despite the high incidence of chronic viral infections, only a limited number of antiviral drugs have been approved to date. New classes of antivirals are needed which act on novel, virus-specific targets while overcoming problems of toxicity and viral resistance.

     Signal is applying its expertise in gene regulation to the discovery of small molecule antiviral drugs that selectively inhibit viral genes. The Company believes that gene regulating antivirals may provide more potent and selective therapy due to three factors: (i) viral gene regulating targets are structurally different from human factors and, therefore, potentially may be used to inhibit viral replication without interfering with normal human cellular functions, (ii) each virus possesses distinct transcription factors that distinguish it from other viruses, facilitating the design of virus-specific therapeutics, and (iii) drugs which target these mechanisms will be useful in the treatment of viruses resistant to current therapies.

     Signal's viral infection program is directed toward six viral gene regulating targets: two regulatory proteins for HCV, a transcription factor for HIV, the E2 transcription factor for HPV, the ICP4 transcription factor for HSV and the IE86 transcription factor for CMV. The Company and its collaborators have validated each of these targets in vitro. Signal has developed proprietary viral infection assays for identifying novel inhibitors of HPV, HSV and CMV gene activation. The Company is developing target-specific screening assays for small molecule HCV and HIV inhibitors as part of its three-year collaboration with DuPont Merck initiated in December 1997. Active compounds have been identified in the Company's HSV and CMV screens. See "--Research and Development Partners."

RESEARCH AND DEVELOPMENT PARTNERS

     Partnerships with pharmaceutical and biopharmaceutical companies are an integral part of Signal's business strategy. To date, Signal has established a number of collaborative agreements and has received payments of $20.8 million thereunder. Signal's principal collaborative agreements are with Ares-Serono, Roche Bioscience, Nippon Kayaku, Organon and DuPont Merck. In addition, the

Company has licensed worldwide rights for a drug lead to Tanabe. There can be no assurance that the Company will maintain its existing collaborative or licensing arrangements or establish any additional arrangements or that its current or future relationships, if established, will result in receipt by the Company of milestone payments, the development of marketable pharmaceutical products or receipt by the Company of significant royalties on sales of such products.

ARES-SERONO

     In November 1997, Signal entered into a collaborative agreement with Ares-Serono, under which Ares-Serono agreed to fund certain research for an initial three-year period, which term will automatically be extended for additional three-year periods unless earlier terminated as described below. The Ares-Serono collaboration is focused on identifying compounds that modulate NF-kB gene regulating pathways to which Ares-Serono has rights for all clinical indications in all countries of the world excluding Asia. Ares-Serono S.A. has purchased approximately $10.0 million of Signal's Series E and Series F Preferred Stock. Ares-Serono also has agreed to provide Signal with annual research and development support for Signal's cost of this program at a percentage level approximating Ares-Serono's relative share of worldwide marketing rights. In addition, Ares-Serono is obligated to make payments to Signal based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales arising from the collaboration.

     Pursuant to an exclusive license granted by Signal, Ares-Serono will be solely responsible for preclinical and clinical development of drug candidates and the development and commercialization of any drugs arising from the collaboration in all countries of the world excluding Asia. Signal has co-commercialization rights for all products marketed in the United States, exercisable at any time during the term of the agreement and up to 30 days following receipt of notice from Ares-Serono of the filing of an NDA or equivalent regulatory application, with respect to products arising from the collaboration. In the event that Signal exercises co-commercialization rights, Signal will forego royalties in exchange for a share of product revenue, and a portion of revenue will be payable to Ares-Serono as reimbursement for development costs.

     Unless, at least six months prior to the expiration of the initial three-year term, Ares-Serono gives Signal notice of its decision to terminate the research being conducted pursuant to the collaboration agreement, such research and Ares-Serono's research support obligation will continue for an additional three-year period, subject to each party's early termination rights. Ares-Serono may terminate the agreement upon six months' notice any time after the end of the initial three-year term.

ROCHE BIOSCIENCE

     In August 1996, Signal entered into a three-year collaborative agreement with Roche Bioscience. Under the agreement, Signal is applying its proprietary cell line development technology toward the development of human PNS cell lines for use by Roche Bioscience in target and drug discovery. Pursuant to an exclusive, worldwide, royalty-free license granted by Signal, Roche Bioscience may utilize these PNS cells to discover and commercialize drugs for treating pain, incontinence and peripheral vascular disease. Under the agreement, Signal retains the right to use the PNS cell lines for its internal target and drug discovery programs in other therapeutic fields. Roche Bioscience has paid Signal a license fee and has agreed to pay annual research and development support at a level approximating Signal's cost of the PNS cell line program. To date, Signal has developed and transferred to Roche Bioscience clonal human PNS cell lines as specified in the collaborative agreement.

     Roche Bioscience may terminate the agreement beginning in August 1998 at its discretion upon 90 days' written notice. If the collaboration agreement is terminated for any reason, the licenses granted to Roche Bioscience by Signal shall survive for as long as Roche Bioscience continues to pay annual license maintenance fees to Signal. As long as Roche Bioscience pays these annual license maintenance fees, Signal may not enter into any other collaborations with respect to cloned immortalized PNS cell lines in the covered fields of pain, incontinence and peripheral vascular disease.

NIPPON KAYAKU

     In February 1998, Signal entered into a collaborative agreement with Nippon Kayaku under which Nippon Kayaku agreed to fund certain research at Signal for two years. Under the agreement, Signal and Nippon Kayaku will develop and commercialize products based on or derived from a compound supplied by Nippon Kayaku for the treatment and prevention of diseases and disorders of the CNS and PNS. Signal will perform combinatorial chemistry and use its proprietary human neuronal cell lines to further optimize the compound and characterize its mechanism of action prior to the start of clinical studies. Nippon Kayaku has agreed to provide Signal with annual research and development support at a level approximating Signal's cost of the program. Each party also is obligated to pay the other royalties on future product sales arising from the collaboration.

     Pursuant to a commercialization agreement to be concluded by Signal and Nippon Kayaku following the initial research phase of the collaboration, Nippon Kayaku will be solely responsible for the development and commercialization of products in Japan for the treatment or prevention of diseases and disorders of the PNS and will receive co-commercialization rights in Japan with respect to products for the treatment and prevention of CNS diseases and disorders. Under such future commercialization agreement, development and commercialization rights for products outside Japan for the treatment or prevention of both PNS and CNS diseases and disorders will be agreed upon by the parties on a product-by-product basis, with Nippon Kayaku not guaranteed any minimum level of co-commercialization rights. Signal and Nippon Kayaku also have granted each other co-exclusive commercialization rights outside the field with respect to each analog compound arising from the collaboration which is developed and commercialized by one or both of the parties.

ORGANON

     In July 1996, Signal entered into a collaborative agreement with Organon for the discovery of new genomic targets, under which Organon agreed to fund certain research at Signal for three years. Such agreement may be extended for up to two additional years by mutual consent of the parties. Pursuant to an amendment dated January 1998, Organon may terminate the research, effective in either January 1999 or July 1999, for failure to meet certain milestones by either October 1998 or January 1999, respectively. Initially, Signal will utilize its cellular, molecular and genomic technologies to identify and validate novel genes in certain target tissues. Signal will then develop high throughput screening assays for use by Organon in identifying small molecule drugs to treat cardiovascular, neurological, gynecological and certain other diseases. Pursuant to this collaboration, Organon has received rights for, and will be solely responsible for, the worldwide development and commercialization of any drugs arising from the collaboration.

     To date, Organon has paid Signal a license fee and annual research and development support payments at a level approximating Signal's cost of this program. In addition, Organon is obligated to make payments to Signal based on the achievement of certain research and development milestones, and Organon must pay Signal royalties on any future product sales arising from the collaboration.

DUPONT MERCK

     In December 1997, Signal entered into a collaborative agreement with DuPont Merck, under which DuPont Merck agreed to fund certain research at Signal for three years. The agreement may be extended for up to three additional years at DuPont Merck's option. The DuPont Merck collaboration is focused on identifying compounds for the treatment or prevention of HCV and HIV infections. Signal also has granted DuPont Merck an option, exercisable through August 1998, to expand the collaboration to include the identification of compounds directed toward an additional viral target. Pursuant to this collaboration, Signal and Dupont Merck will be responsible for developing target specific screening assays and will be jointly responsible for identifying lead compounds. DuPont Merck will be solely responsible for lead optimization and the worldwide development and commercialization of any drugs arising from the collaboration.

     DuPont Merck has paid Signal a license fee and has agreed to provide Signal with annual research and development support at a level approximating Signal's cost of these programs. DuPont Merck also is obligated to make payments to Signal and to purchase its Common Stock upon the achievement of certain research and development milestones, and to pay Signal royalties on any future product sales arising from the collaboration. In addition, DuPont Merck has agreed to purchase $2.0 million of Common Stock of Signal in a private transaction concurrent with the closing of this offering at a price per share equal to the initial public offering price.

TANABE

     From March 1996 to March 1998, Signal and Tanabe were engaged in a collaborative program under which Tanabe funded certain research by Signal in target and drug discovery in the fields of inflammatory disease and osteoporosis. In connection with the collaboration, Tanabe paid Signal a license fee and reimbursed Signal for research and development costs. Tanabe also purchased shares of Signal's Series D Preferred Stock.


     In March 1998, Signal and Tanabe mutually agreed to conclude their research collaboration, and Tanabe licensed from Signal a lead compound that was discovered during the collaboration. This compound has been validated in animal models of arthritis, and may have application for the treatment of autoimmune, inflammatory and certain other diseases. Signal retained all other intellectual property rights, including rights to all other drug targets and drug leads, created before or during the collaboration. Tanabe paid an additional license fee to Signal for the exclusive worldwide license to the lead compound and is obligated to make payments to Signal based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales.


LICENSE AGREEMENTS

     Signal has established a number of license agreements with academic institutions. Signal's principal license agreements are:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

     In October 1993, Signal entered into a license agreement with The Regents of the University of California ("The Regents"), as amended in June 1997 and February 1998, pursuant to which Signal obtained a worldwide exclusive license for the JNK signaling enzyme based on the research of Dr. Michael Karin, a scientific founder and advisor of the Company. The license also covers methods for the production and screening of neuroblasts. In addition, Signal has secured from The Regents exclusive worldwide license rights to certain patents filed by Dr. Karin relating to specified NF-kB signaling molecules, IKK1 and IKK2. Under the license agreement, Signal has paid initial license fees, certain extension payments and issued Common Stock to The Regents, and is obligated to make certain royalty and milestone payments. The term of the license remains in effect for the life of the last-to-expire patent covered under the agreement.

THE UNIVERSITY OF MASSACHUSETTS

     In October 1996 and 1997, Signal entered into worldwide exclusive license agreements with the University of Massachusetts ("U Mass"). Pursuant to the license agreements, Signal has exclusive rights under a certain patent application and nonexclusive worldwide rights under certain unpatented know-how to develop drugs targeting JNK and two intracellular signaling proteins in the p38 pathway, MKK3 and MKK4, based on the research of Dr. Roger J. Davis, a scientific advisor of the Company. Upon entering into both of the license agreements, Signal paid a license fee and issued shares of Common Stock to U Mass and is obligated to make certain royalty and milestone payments. The term of the licenses remains in effect for the longer of 10 years or the life of the last-to-expire patent under the agreements.

PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to obtain and retain patent protection for its proprietary technologies, targets and potential products, effectively preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory approval processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company seeks patent protection for its proprietary technology, targets and potential products. As of April 30, 1998, the Company owned or had licensed five issued U.S. patents, 15 notices of allowance from the U.S. Patent and Trademark Office, no corresponding issued foreign patents, 21 pending U.S. patent applications, as well as seven corresponding international filings under the Patent Cooperation Treaty, and 43 pending foreign national patent applications. However, there can be no assurance that the Company or its collaborators have developed or will continue to develop potential products or processes that are patentable or that patents will issue from any of the Company's pending applications, including patent applications that have been allowed. There also can be no assurance that the Company's or its collaborators' current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Patent applications in the U.S. are maintained in secrecy until patents issue, patent applications are not generally published until many months or years after they are filed and publication of technological developments in the scientific and patent literature often occurs long after the date of such developments. Accordingly, the Company cannot be certain that it or one of its collaborators was the first to invent the subject matter covered by the patent applications or that it or one of its collaborators was the first to file patent applications for such inventions. Further, there can be no assurance as to the success or timeliness in obtaining any patents, that the breadth of claims obtained, if any, will provide adequate protection of the Company's proprietary technology, targets or products, or that the Company or its licensors will be able to or will in fact adequately enforce any such claims to protect its proprietary technology, targets or potential products.


     Patent law relating to the scope and enforceability of claims in the fields in which the Company operates is still evolving. The patent positions of biopharmaceutical and pharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from the Company's and its licensors' patent applications, which include many interrelated applications directed to common or related subject matter. Further, there may be issued patents and pending applications owned by others directed to technologies relevant to the Company's, its licensors' or its collaborators' research, development and commercialization efforts. There can be no assurance that the Company's or its collaborators' technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by the Company, its licensors or one of its collaborators. Furthermore, there can be no assurance that third parties will not independently develop similar or alternative technologies to those of the Company, its licensors or any of its collaborators, duplicate any of the Company's, its licensors' or its collaborators' technologies or design around the patented technologies developed by the Company, its licensors or its collaborators, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.


     The commercial success of the Company depends significantly on its ability to operate without infringing the patents and proprietary rights of third parties, and there can be no assurance that the Company's, its licensors' and its collaborators' technologies do not and will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biopharmaceutical companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to the Company or its corporate collaborators. For instance, a number of patents may have issued and may issue in the future on certain targets or their use in screening assays that could prevent the Company and its collaborators from developing screens using such targets, compounds relating to such targets or relate to certain other aspects of technology utilized or expected to be utilized by the Company. In addition, the Company is unable to determine all of the patents or patent applications that may materially affect the Company's or its corporate collaborators' ability to make, use or sell any potential products. The Company is aware of one allowed U.S. patent application relating to certain methods for transcriptional modulation. Signal believes that it has not infringed, and is not currently infringing, the claims of the allowed application. Nonetheless, the Company may in the future be required to obtain a license to such allowed patent, and there can be no assurance that such a license will be available on commercially reasonable terms, if at all. In addition, the Company is aware of an issued U.S. patent claim for certain human MAP kinases, including MAP kinases in the p38 pathway, which may be useful as targets for drug discovery. The Company is negotiating a license to patent rights covering such MAP kinase targets that may be useful in the Company's research programs, although there can be no assurance that such a license will be available on commercially reasonable terms, if at all. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the Company or its collaborators and limit the ability of the Company or its collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, the Company, its licensors or its collaborators may be enjoined from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company or its collaborators will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or be able to obtain or develop alternative technologies. If the Company or any of its collaborators is enjoined from pursuing its research, development or commercialization activities or if any such license is or alternative technologies are not obtained or developed, the Company or such collaborator may be delayed or prevented from commercializing its potential products, which would result in a material adverse effect on the Company's business, financial condition and results of operations.



     The drug discovery industry has a history of patent litigation and there will likely continue to be numerous patent litigation suits concerning drug discovery technologies and potential products. The patent positions of pharmaceutical, biopharmaceutical and drug discovery companies, including the Company, generally are uncertain and involve complex legal and factual questions. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to the Company or one of its licensors or collaborators may have a material adverse effect on the Company. In particular, litigation may be necessary to enforce any patents issued or licensed to the Company, its licensors, or its collaborators, to protect trade secrets or know-how of the Company, its licensors or its collaborators or to determine the scope and validity of a third party's proprietary rights. The Company could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if the Company participates in patent suits brought against or initiated by its licensors or collaborators or if the Company initiates such suits, and there can be no assurance that funds or resources would be available to the Company in the event of such litigation. Additionally, there can be no assurance that the Company, its licensors or its collaborators would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities, require disputed rights to be licensed from or to other parties or require the Company, its licensors or its collaborators to cease using certain technology, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.


     In addition to patent protection, the Company also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by the Company could adversely affect its business. Like many high technology companies, the Company may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by the Company. Although the Company requires its employees to maintain the confidentiality of all confidential information of previous employers, there can be no assurance that the Company or these individuals will not be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

COMPETITION

     Competition among pharmaceutical and biopharmaceutical companies to identify drug targets and drug candidates for development is intense and is expected to increase. In the pharmaceutical industry, the Company competes with the research and development departments of pharmaceutical and biopharmaceutical companies and other commercial enterprises, as well as numerous academic and research institutions and governmental agencies. In addition, the pharmaceutical and biopharmaceutical industries are subject to rapid and substantial technological change. Pharmaceutical and biopharmaceutical companies and others are conducting research in various areas which overlap with the Company's technology platform, either on their own or in collaboration with others. There can be no assurance that pharmaceutical and biopharmaceutical companies which compete with the Company in specific areas will not merge or enter into collaborations or joint ventures or other alliances with one or more other such companies or academic and research institutions and become substantial competitors or that the Company's collaborators will not initiate or expand their own internal target and drug discovery and development efforts.

     At the present time, the Company has not conducted any clinical trials and has no commercial manufacturing capability, sales or marketing force. Many of the Company's competitors and potential competitors have substantially greater capital resources, research and development resources, manufacturing, sales and marketing experience and production facilities than does the Company. Additionally, many of these competitors have significantly greater experience than does the Company in undertaking target and drug discovery, preclinical product development and testing and clinical trials of potential pharmaceutical products and obtaining FDA and other regulatory approvals. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biopharmaceutical companies. Many of these competitors have significant products that have been approved or are in development and operate large, well funded research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for the discovery, development and commercialization of new pharmaceutical products. In addition, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. There can be no assurance that the Company's competitors will not discover lead compounds, develop more effective, safer, more affordable or more easily administered potential products or achieve patent protection or commercialize potential products sooner than the Company.

Failure to compete effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The Company's and its collaborators' research, preclinical testing and clinical trials of their respective potential products, if any, and the manufacturing and marketing of their potential products, will be subject to extensive and rigorous regulation by numerous government authorities in the United States and in other countries where the Company and its collaborators intend to test, manufacture and market their potential products. Prior to marketing any product developed by the Company, the Company or its collaborators, as applicable, must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials of each potential product to establish its safety and efficacy, will take many years and require the expenditure of substantial resources, and also may include post-marketing surveillance. Data obtained from preclinical testing and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") or product license application ("PLA"). Similar delays or rejection also may be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any potential products developed by the Company or its collaborators. Moreover, regulatory approval may entail limitations on the indicated uses of a drug. Further, even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a drug or manufacturer can result in the withdrawal of a drug from the market or a significant decrease in market demand, which would have an adverse effect on the Company's business, financial condition and results of operations. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including a delay by the FDA or other applicable regulatory authority in approving or its refusal to approve a potential product, withdrawal of an approved drug from the market and the imposition of criminal penalties against the manufacturer and NDA or PLA holder. Neither the Company nor its collaborators has submitted any IND applications for any potential product of the Company, and none has been approved for commercialization in the United States or internationally. No assurance can be given that the Company or its collaborators will be able to obtain FDA or other applicable regulatory authority approval for any potential products. Failure to obtain requisite regulatory approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its collaborators from marketing the Company's or its collaborators' products or limit the commercial use of the potential products and would have material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

     To date, the Company has not manufactured any products for preclinical, clinical or commercial purposes and does not have any manufacturing facilities. The Company intends to utilize third-party contract manufacturers or its corporate collaborators for the production of material for use in preclinical and clinical trials and for the manufacture of future products for commercialization. In the event that the Company is unable to secure such outside manufacturing capabilities, it will not be able to conduct preclinical product development, clinical trials or commercialize its potential products as planned. Even if the Company were able to establish its own internal manufacturing capability, doing so would require the expenditure of significant resources which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company or any outside manufacturers can produce potential products of suitable quality in sufficient quantity in a cost-effective manner, if at all. The manufacture of the Company's potential products for preclinical and clinical trials and commercial purposes is subject to current Good Manufacturing Practices ("cGMP") regulations promulgated by the FDA and other applicable domestic and foreign regulations. No assurance can be given that in the future the Company or any outside manufacturers can maintain full compliance with cGMP regulations or other applicable regulations.

EMPLOYEES

     As of April 30, 1998 the Company had 82 full-time employees, including 39 with Ph.D. degrees. Of the Company's workforce, 66 employees are engaged in discovery research and 16 are engaged in business development, finance and administration. The Company has assembled a group of experienced scientists and managers skilled in each phase of target and drug discovery, including cell line development, functional genomics, molecular biology, assay development, automated high throughput screening and medicinal chemistry. The Company also retains outside consultants. None of the Company's employees are covered by collective bargaining arrangements, and management considers its relationships with its employees to be good.

FACILITIES

     Signal currently leases 23,000 square feet of laboratory and office space at 5555 Oberlin Drive, San Diego, California. The Company's lease for such facility expires on January 31, 2001, with an option to renew the lease for two additional periods of one year each. Signal also leases 11,000 square feet of laboratory and office space at 5626 Oberlin Drive, San Diego, California. The Company's lease for such facility expires on December 31, 2003. The Company believes that its existing facilities are adequate to meet its business requirements for the near-term and that additional space will be available on commercially reasonable terms, if required.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings at this time.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board consists of its five scientific founders, as well as other individuals with expertise in the fields of immunology, cytokine biology, virology and synthetic chemistry. The Scientific Advisory Board generally advises the Company concerning long-term scientific planning, research and development, and also evaluates the Company's research programs, recommends personnel to the Company and advises the Company on specific scientific and technical issues. The Scientific Advisory Board meets at least two times per year, and certain individual scientific advisors consult with and meet informally with the Company on a more frequent basis. Certain scientific advisors own shares of Common Stock of the Company, and the Company has entered into consulting agreements with all of its scientific advisors.

     None of the scientific advisors is employed by the Company, and any or all of such advisors may have commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to Signal. Accordingly, such persons are expected to devote only a small portion of their time to Signal. The members of Signal's Scientific Advisory Board are:

SCIENTIFIC FOUNDERS

     Fred H. Gage, Ph.D., is a Professor in the Laboratory of Genetics of the Salk Institute for Biological Studies. He is an internationally respected innovator in the fields of neurological diseases and transplantation. Dr. Gage has won the IPSEN Prize, the Ameritec Prize, the Metropolitan Award, the Chancellor's Associate Award and the Allied Signal Award.


     Stephen F. Heinemann, Ph.D., is a Professor and Director of the Molecular Neurobiology Laboratory at The Salk Institute and an external member of the Max Planck Institute. He is considered one of the foremost experts in the field of receptor neurobiology and is a member of the National Academy of Sciences.

     Tony Hunter, Ph.D., is a Professor at The Salk Institute, an American Cancer Society Research Professor. Dr. Hunter is a world-renowned expert in the field of gene regulating kinases and established their roles in the regulation of cellular growth and tumor development. Dr. Hunter was elected a fellow of the Royal Society of London and has received several awards for his research, including a 1994 Gairdner Foundation International Award.

     Michael Karin, Ph.D., is a Professor in the Department of Pharmacology, University of California, San Diego. He is an internationally recognized expert in the field of transcriptional regulation and has made fundamental contributions to the understanding of a variety of gene regulating pathways, including JNK, FRK and NF-k B.

     Inder Verma, Ph.D., is Chairman of Signal's Scientific Advisory Board. Dr. Verma is an American Cancer Society Professor of Molecular Biology and Co-Director of the Laboratory of Genetics at The Salk Institute, and is a member of the National Academy of Sciences. Dr. Verma is internationally recognized for his work in the field of NF-k B gene regulation.

OTHER SCIENTIFIC ADVISORY BOARD MEMBERS

     Elliot J. Androphy, M.D., is the Associate Chairman of the Department of Dermatology at the New England Medical Center and Tufts University School of Medicine, as well as a practicing physician. He is considered to be a world expert in the field of HPV, where he has made seminal contributions.

     Melanie Cobb, Ph.D., is a Professor in the Department of Pharmacology at the University of Texas Southwestern Medical Center in Dallas. Dr. Cobb is internationally renowned for her research on MAP kinase gene regulating pathways.

     Roger J. Davis, Ph.D., is a Professor in Molecular Medicine and the Department of Biochemistry & Molecular Biology at the University of Massachusetts Medical Center, and an Associate Investigator at the Howard Hughes Medical Institute. Dr. Davis is regarded as one of the leading researchers worldwide in the field of signal transduction. Dr. Davis is a principal or co-discoverer of several important gene regulating kinases, including molecular mechanisms of the JNK and p38 signaling pathways.

     Neal A. DeLuca, Ph.D., is an Associate Professor in the Department of Molecular Genetics and Biochemistry at the University of Pittsburgh School of Medicine. Dr. DeLuca is an internationally recognized researcher in the field of herpes virology.


     Charles Dinarello, M.D., is a Professor of Medicine at the University of Colorado School of Medicine in Denver. Dr. Dinarello is an internationally respected expert in the field of cytokines and their role in immunological and infectious diseases.


     Anjana Rao, Ph.D., is an Associate Professor of Pathology at the Harvard Medical School. Dr. Rao has conducted seminal research on signal transduction mechanisms of the human immune system, including the NF-ATp and NF-k B transcription factors. Dr. Rao is a recipient of the Leukemia Society of America Scholar Award.

     K. Barry Sharpless, Ph.D., is the William M. Keck Professor of Chemistry in the Department of Chemistry at The Scripps Research Institute. He is an internationally renowned synthetic chemist relating to his work in asymmetric chemical synthesis and has received numerous honors for his work including the King Faisal International Prize for Science. Dr. Sharpless is a fellow of the American Academy of Arts and Sciences and the National Academy of Sciences, and is a Guggenheim Fellow.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the Company's executive officers, directors and key employees as of May 15, 1998:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Alan J. Lewis, Ph.D. .....................  52    President, Chief Executive Officer and
                                                  Director
Carl F. Bobkoski..........................  45    Executive Vice President
David W. Anderson, Ph.D. .................  46    Senior Vice President, Drug Development
Bradley B. Gordon.........................  44    Vice President Finance, Chief Financial
                                                  Officer and Corporate Secretary
Douglas E. Richards.......................  35    Vice President, Corporate Development
Miguel S. Barbosa, Ph.D. .................  40    Senior Director of Experimental
                                                  Therapeutics and Virology
Anthony M. Manning, Ph.D. ................  36    Director of Inflammation and Immunology
Shripad S. Bhagwat, Ph.D. ................  42    Director of Medicinal Chemistry
Mark J. Suto, Ph.D. ......................  42    Director of Technology Management
John P. Walker............................  49    Chairman of the Board
Brook H. Byers(1).........................  52    Director
Luke B. Evnin, Ph.D.(1)...................  34    Director
Harry F. Hixson, Ph.D.(2).................  59    Director
Patrick F. Latterell(1)(2)................  39    Director
Arnold Oronsky, Ph.D.(2)..................  57    Director

------------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Alan J. Lewis, Ph.D. has served the Company as Chief Executive Officer and director since 1996 and as President of the Company since 1994. Prior to joining the Company, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation ("Wyeth-Ayerst"), a pharmaceutical company, where he served as Vice President of Research from 1990 to 1994. At Wyeth-Ayerst, Dr. Lewis was responsible for research efforts in CNS, cardiovascular, inflammatory, allergy and bone metabolism diseases. Dr. Lewis currently serves as a director of Allergan Specialty Therapeutics, Inc., a pharmaceutical company. He holds a Ph.D. in Pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.

     Carl F. Bobkoski has served the Company as Executive Vice President since 1995. Before joining Signal, from 1990 to 1995, Mr. Bobkoski was Executive Vice President and a director at Gensia, Inc. ("Gensia"), a biopharmaceutical company, where he was responsible for directing all commercialization activities for proprietary products, overseeing the operations of Gensia Laboratories, Ltd., a wholly-owned subsidiary of Gensia, and supervising product development, finance, management information systems and corporate development. Mr. Bobkoski received an M.B.A. from The University of Chicago.

     David W. Anderson, Ph.D. has served as Senior Vice President, Drug Development since May 1998 and served as Vice President, Drug Discovery and Preclinical Development of the Company from 1994 to May 1998. Prior to joining Signal, Dr. Anderson spent six years at Johnson & Johnson, a medical product and pharmaceutical company, most recently as Director, Drug Discovery at the R.W. Johnson Pharmaceutical Research Institute. He holds a Ph.D. in Medical Microbiology and Immunology from the University of Missouri-Columbia and completed his post-doctoral training at The University of Colorado Health Science Center.

     Bradley B. Gordon has served the Company as Vice President Finance, Chief Financial Officer and Corporate Secretary since 1994. For the seven years prior to joining Signal, Mr. Gordon served in various management positions with Viagene, Inc., a biopharmaceutical company acquired by Chiron Corp. in 1995, including Corporate Vice President, Vice President Corporate Development and Vice President, Finance. Mr. Gordon received an M.B.A. from the University of Southern California.

     Douglas E. Richards has served the Company as Vice President, Corporate Development since May 1998. Before joining Signal, from 1995 to 1998, Mr. Richards served most recently as Director of Biotechnology Licensing at Bristol-Myers Squibb, Inc., a public pharmaceutical company. Between 1992 and 1995, Mr. Richards served as Manager of Technology Licensing at Gensia, where he was responsible for partnering and technology licensing activities. Mr. Richards received an M.B.A. from The University of Chicago and an M.S. in Molecular Biology from the University of Wisconsin.

     Miguel S. Barbosa, Ph.D. has served the Company as Senior Director of Experimental Therapeutics and Virology since 1994. Prior to joining the Company, from 1990 to 1994, Dr. Barbosa was an Assistant Professor of Microbiology at the University of Texas Southwestern Medical Center, where he elucidated the interaction between HPV oncoproteins and cellular tumor suppressor proteins that results in human cervical cancer. Dr. Barbosa obtained his Ph.D. in the department of Microbiology and Immunology at the University of California, Los Angeles School of Medicine.

     Anthony M. Manning, Ph.D. has served the Company as Director of Inflammation and Immunology since 1996. Prior to joining Signal, from 1992 to 1996, Dr. Manning was Senior Research Scientist and NF-k B Drug Discovery Program Team Leader at Pharmacia & Upjohn, Inc., a pharmaceutical company. Dr. Manning received his Ph.D. in Biochemistry from the University of Otago, New Zealand and pursued post-graduate studies in the Department of Pediatrics, University of Otago and in the Institute for Molecular Genetics, Baylor College of Medicine, where he was also an Assistant Professor in the Department of Pediatrics.

     Shripad S. Bhagwat, Ph.D. has served as Director of Medicinal Chemistry at Signal since May 1998. Between 1994 and 1998, Dr. Bhagwat was Senior Group Leader, Neuroscience Research at Abbott Laboratories, a pharmaceutical company, with responsibility for managing the medicinal chemistry activities for two lead optimization programs, including one drug candidate currently in clinical development. From 1985 through 1994, Dr. Bhagwat was a staff scientist with Ciba-Geigy Corp., a pharmaceutical company, where he managed several medicinal chemistry programs in the fields of cardiology and virology. Dr. Bhagwat received his Ph.D. in Organic Chemistry from the State University of New York at Stony Brook and conducted post-doctoral research at Columbia University.

     Mark J. Suto, Ph.D. has served the Company as Director of Technology Management since January 1998. During the period from 1994 through 1997, Dr. Suto was Director of Medicinal Chemistry at the Company. Prior to joining Signal, from 1993 to 1994, Dr. Suto was Senior Director of Medicinal Chemistry at Trega Biosciences, Inc. (formerly Houghten Pharmaceuticals, Inc.) ("Trega"), a biopharmaceutical company. Prior to joining Trega, from 1982 to 1993, Dr. Suto was a Senior Research Associate at Parke-Davis Pharmaceutical Research Division, Warner-Lambert Company. Dr. Suto received his Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo.

     John P. Walker has served as Chairman of the Board of the Company since 1996. Mr. Walker is currently Chairman, Chief Executive Officer and a director of AxyS Pharmaceuticals, Inc., a public biopharmaceutical company ("AxyS"). From 1993 to 1997, he was President and Chief Executive Officer of Arris Pharmaceutical Corporation ("Arris"), a predecessor corporation to AxyS. From 1991 to 1993, he was a venture capitalist at Alpha Venture Partners. In addition, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Corporation in 1990, and for a period of 15 years was an executive with American Hospital Supply Corporation. Mr. Walker also serves on the board of directors of Microcide Corporation and Geron Corporation. He conducted graduate business studies at Northwestern University Institute for Management.

     Brook H. Byers has served as a director of the Company since 1993. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, which he joined in 1977. He has been the founding president and chairman of four life sciences companies: Hybritech Incorporated, IDEC Pharmaceuticals Corporation, Ligand Pharmaceuticals, Inc. and InSite Vision, Inc. Mr. Byers currently serves as a director of AxyS. He also serves as a director of a number of privately held technology companies and sits on the University of California, San Francisco Foundation Board of Directors. Mr. Byers received his M.B.A. from Stanford Graduate School of Business.

     Luke B. Evnin, Ph.D. has served as a director of the Company since 1993. He has been a Managing Director at MPM Asset Management LLC, a venture capital firm, since March 1998 and from 1994 to 1998 served as a General Partner at Accel Partners, a venture capital firm. He has been involved in healthcare investing since 1990 and currently serves on the boards of several privately held companies and one public company, EPIX Medical, Inc. Dr. Evnin received his Ph.D. from the Department of Biochemistry at the University of California, San Francisco.

     Harry F. Hixson, Ph.D. has served as a director of the Company since 1993. Dr. Hixson was employed by Amgen Inc. from 1985 to 1991, where he last served as President and Chief Operations Officer. From 1991 to present, Dr. Hixson has been a private investor specializing in biotechnology start-up companies. From 1991 until its merger with Somatix Therapy Corporation in 1992, Dr. Hixson served as President and Chief Executive Officer of GeneSys Therapeutics, Inc., a biotechnology company. Dr. Hixson presently is a director of Neurocrine Biosciences, Inc. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from The University of Chicago.


     Patrick F. Latterell has served the Company as a director since 1993, as Chairman of the Board from 1993 to 1996, and as Chief Executive Officer from 1994 to 1996. Mr. Latterell is a General Partner of Venrock Associates, a venture capital investment group, which he joined in 1989. Mr. Latterell currently is a director of Vical, Inc. and several private biomedical companies. Mr. Latterell holds an M.B.A. from Stanford Graduate School of Business.


     Arnold Oronsky, Ph.D. has served as a director of the Company since 1994. Since 1994, Dr. Oronsky has been a general partner at InterWest Partners, a private venture capital firm. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter Pharmaceutical, Inc., a biopharmaceutical company. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky received his Ph.D. in Physiology and Biochemistry from Columbia University College of Physicians and Surgeons.

     Under the terms of the Restated Certificate, the Company's Board of Directors is divided into three classes, serving staggered terms of three years, and any vacancies that occur during the year may be filled by the Company's Board of Directors for the remainder of the full term. Dr. Lewis and Mr. Walker serve as Class I directors, whose term will expire at the first annual meeting of stockholders following the closing of this offering. Dr. Evnin and Dr. Oronsky serve as Class II directors, whose term will expire at the second annual meeting of stockholders following the closing of this offering. Mr. Byers, Dr. Hixson and Mr. Latterell serve as Class III directors, whose term will expire at the third annual meeting of stockholders following the closing of this offering. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee consists of Mr. Latterell, Dr. Oronsky and Dr. Hixson. The Compensation Committee makes recommendations regarding the Company's 1998 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan, as well as prior stock option plans, and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

     The Audit Committee consists of Dr. Evnin, Mr. Latterell and Mr. Byers. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

DIRECTOR COMPENSATION

     The Company's directors currently do not receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Notwithstanding the foregoing, John P. Walker, the Chairman of the Board of Directors, currently receives $1,000 compensation for each meeting of the Board of Directors that he attends pursuant to a consulting agreement dated April 1, 1996. In 1997, each non-employee director also received options to purchase 12,500 shares of Common Stock of the Company. All directors are eligible to participate in the Company's 1998 Equity Incentive Plan. Non-employee directors receive automatic grants of options under the Company's Non-Employee Directors' Stock Option Plan as described below. See "Management--Equity Incentive Plan" and "--Non-Employee Directors' Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to, the Company in all capacities during the fiscal year ended December 31, 1997 by (i) the Company's Chief Executive Officer and (ii) the Company's three other most highly compensated executive officers whose salary and bonus for each year were in excess of $100,000 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL                LONG-TERM
                                                    COMPENSATION(1)       COMPENSATION AWARDS
                                                  --------------------   SECURITIES UNDERLYING
          NAME AND PRINCIPAL POSITION             SALARY($)   BONUS($)        OPTIONS (#)
          ---------------------------             ---------   --------   ---------------------
Alan J. Lewis, Ph.D., President, Chief Executive
  Officer and Director..........................  $266,815    $36,544            18,750
Carl F. Bobkoski, Executive Vice President......   192,346     27,179                --
David W. Anderson, Ph.D., Senior Vice President,
  Drug Development..............................   198,129     27,368            25,000
Bradley B. Gordon, Vice President Finance, Chief
  Financial Officer.............................   145,564     20,536            20,000

------------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment letter agreement with Alan J. Lewis, dated December 8, 1993, providing for an annual salary of $225,000, a signing bonus of $50,000, additional bonuses and options subject to certain performance milestones, assistance with home financing, and an opportunity to acquire 112,500 shares of Common Stock of the Company pursuant to the Company's stock option plan. The term of the employment letter agreement was for one year, renewable annually. See "Certain Transactions."

     The Company entered into an employment letter agreement with David W. Anderson, dated March 4, 1994, providing for an annual salary of $165,000, subject to adjustment from time to time, and an opportunity to acquire 50,000 shares of Common Stock of the Company pursuant to the Company's stock option plan. The employment letter agreement indicates that Dr. Anderson's employment is terminable at will by either party.

     The Company entered into an employment letter agreement with Bradley B. Gordon, dated August 18, 1994, providing for an annual salary of $130,000, subject to adjustment from time to time, certain severance arrangements, and an opportunity to acquire 37,500 shares of Common Stock of the Company pursuant to the Company's stock option plan. The employment letter agreement indicates that Mr. Gordon's employment is terminable at will by either party.

     The Company entered into an employment letter agreement with Carl F. Bobkoski, dated June 13, 1995, providing for an annual salary of $175,000, subject to adjustment from time to time, plus bonuses and options subject to certain performance and corporate-partnering milestones. The employment letter agreement indicates that Mr. Bobkoski's employment is terminable at will by either party.

1998 EQUITY INCENTIVE PLAN

     The Company adopted its 1993 Stock Option Plan, 1993 Founders' Stock Option Plan and 1997 Stock Option Plan (collectively, the "Prior Plans") and amended, restated and retitled them in February 1998 as the 1998 Equity Incentive Plan (as amended, restated and retitled, the "1998 Plan"). Outstanding options will continue to be governed by the original terms of those grants. An aggregate of 2,016,667 shares of the Company's Common Stock have been reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants under the 1998 Plan. The 1998 Plan will terminate in April 2008, unless sooner terminated by the Board.

     The 1998 Plan permits the granting of options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and options that do not so qualify ("Nonstatutory Stock Options," and, together with Incentive Stock Options, the "Options") to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the 1998 Plan permits the granting of stock appreciation rights ("SARs") appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person is eligible to be granted Options and SARs covering more than 750,000 shares of the Company's Common Stock in any calendar year.

     The 1998 Plan is administered by the Board or a committee appointed by the Board. Subject to the limitations set forth in the 1998 Plan, the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each Stock Award, to determine whether an Option is to be an Incentive Stock Option or a Nonstatutory Stock Option, to establish vesting schedules, to specify the Option exercise price and the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of Stock Awards.

     The maximum term of Options granted under the 1998 Plan is 10 years. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000, or the Options or portion thereof which exceed such limit (according to the order in which they are granted) shall be treated as Nonstatutory Stock Options. Options granted under the 1998 Plan generally are non-transferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's Options may be exercised up to 12 months following such disability and following such death.

     The exercise price of Options granted under the 1998 Plan is determined by the Board of Directors in accordance with the guidelines set forth in the 1998 Plan. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the Common Stock on the date of the grant. The exercise price of a Nonstatutory Stock Option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1998 Plan vest at the rate specified in the option agreement. The exercise price of Incentive Stock Options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such Incentive Stock Options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 1998 Plan shall be in such form and will contain such terms and conditions as the Board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 1998 Plan are generally non-transferable.

     Pursuant to the 1998 Plan, shares subject to Stock Awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but shares subject to exercised stock appreciation rights will not again become available for grant. The Board of Directors has the authority to reprice outstanding Options and SARs and to offer optionees and holders of SARs the opportunity to replace outstanding options and SARs with new options or SARs for the same or a different number of shares.

     Upon certain changes in control of the Company, all outstanding Stock Awards under the 1998 Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such Stock Awards, such Stock Awards will be terminated to the extent not exercised prior to such change in control.


     As of March 31, 1998, the Company had issued 435,570 shares of Common Stock pursuant to the exercise of Options granted under the 1998 Plan, and had granted additional Options to purchase an aggregate of 662,676 shares of Common Stock. As of March 31, 1998, 918,421 shares of Common Stock remained available for future grants under the 1998 Plan.

     The following tables set forth information for 1997 concerning individual grants of stock options to Named Officers, the exercise of stock options by Named Officers and aggregate stock options held by the Named Officers at year-end:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1997

                                                                                     POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                     AT ASSUMED
                                     PERCENT OF                                   ANNUAL RATES OF
                       NUMBER OF       TOTAL                                        STOCK PRICE
                       SECURITIES     OPTIONS                                     APPRECIATION FOR
                       UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                        OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ------------------
        NAME           GRANTED(1)       1997         PER SHARE         DATE        5%         10%
        ----           ----------   ------------   --------------   ----------   -------    -------
Alan J. Lewis........    18,750        10.8%          $  1.12          6/3/07    $34,207    $54,469
Carl F. Bobkoski.....        --           --               --              --         --         --
David W. Anderson....     8,750          5.0             0.56         2/19/07      7,982     12,709
                         16,250          9.4             1.12          6/3/07     29,645     47,206
Bradley B. Gordon....    20,000         11.5             1.12         4/17/07     36,487     58,100

------------------------------
(1) Twenty-five percent of such options vest on the first anniversary of the grant date and the remaining options vest thereafter in 36 equal installments. The Board of Directors of the Company has the right to accelerate the vesting of such options. The term of the options is 10 years.

(2) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

          AGGREGATED 1997 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                          SHARES                         OPTIONS AT YEAR END              AT YEAR END($)(1)
                        ACQUIRED ON      VALUE      ------------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   --------------   -------------   -----------   -------------
Alan J. Lewis.........        --           --          106,250            --         $1,213,000         --
Carl F. Bobkoski......    73,750(3)       $ 0               --            --                 --         --
David W. Anderson.....        --           --           25,000            --            276,900         --
Bradley B. Gordon.....        --           --           57,500            --            646,600         --

------------------------------

(1) Based on an assumed initial public offering price of $12.00 per share minus the per share exercise price multiplied by the number of shares.

(2) All stock options granted by the Company are immediately exercisable for shares of restricted common stock, subject to a right of repurchase by the Company pursuant to a vesting schedule. At year-end, Alan J. Lewis held 70,000 exercisable options remaining subject to a vesting schedule; David W. Anderson held 25,000 exercisable options remaining subject to a vesting schedule; and Bradley B. Gordon held 32,500 exercisable options remaining subject to a vesting schedule.

(3) Includes 36,876 shares of Common Stock subject to a right of repurchase by the Company pursuant to a vesting schedule.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1998, the Company adopted its Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of at least two disinterested directors.

     The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan: (i) each person who, after the effective date of this offering, for the first time becomes a Non-Employee Director automatically will be granted, upon the date of his or her initial appointment or election to be a Non-Employee Director, a one-time option to purchase 20,000 shares of Common Stock; and (ii) on the date of each annual meeting of the stockholders of the Company after the effective date of this offering (other than any such annual meeting held in 1998), each person who is elected at such annual meeting to serve as a Non-Employee Director (who was also a Non-Employee Director prior to such annual meeting) automatically will be granted an option to purchase 5,000 shares of Common Stock.

     No options granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan vest monthly over a three-year period. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates on the tenth anniversary of the date of this offering. As of the date hereof, no options to purchase shares of Common Stock have been granted under the Directors' Plan. Options granted under the Directors' Plan vest in full upon certain changes in ownership or control of the Company, unless assumed or replaced with similar options by the entity gaining such ownership or control of the Company.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1998, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering and terminate on July 31, 2000.

     Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

401(K) PLAN


     Effective September 15, 1994, the Company adopted the Signal Pharmaceuticals, Inc. Employees Retirement Investment Plan & Trust which was amended and restated on January 1, 1998 (the "401(k) Plan"), covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. In addition, eligible employees may make roll-over contributions to the 401(k) Plan from a tax-qualified retirement plan. The 401(k) Plan allows for the Company to make discretionary matching and additional profit sharing contributions, each as determined by a committee of the Board of Directors. No discretionary or profit sharing contributions were made by the Company in 1997 and the Company has no intention of making such contributions in the near future. Company contributions, if any, become 20% vested after two years of service, with an additional 20% becoming vested for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees and the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustees under the 401(k) Plan, at the direction of each participant, invest the 401(k) Plan employee salary deferrals in selected investment options.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

     In addition, the Company's Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. The Restated Certificate also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since January 1, 1995, to which the Company has been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than five percent of the capital stock of the Company had or will have a direct or indirect material interest, other than compensation arrangements that are otherwise required to be described under "Management."

     In December 1997, the Company sold in a private placement 680,628 shares of Series F Preferred Stock to Ares-Serono, a five percent holder of capital stock of the Company, in exchange for an aggregate purchase price of $8,200,001, pursuant to a Series F Preferred Stock Purchase Agreement dated November 25, 1997 (the "Series F Agreement"). Upon the closing of this offering, each share of Series F Preferred Stock will automatically convert into one share of Common Stock. See Note 5 of Notes to Financial Statements for a description of the Series F Preferred Stock. In addition, on November 25, 1997, the Company entered into a Research Development and License Agreement with Ares-Serono focused on the identification of compounds that modulate NF-k B gene regulating pathways. Ares-Serono has paid Signal a license fee and is obligated to provide Signal with annual research and development support, make payments to Signal based on the achievement of certain research and development milestones, and to pay Signal royalties on any future product sales arising from the collaboration. See "Business--Research and Development Partners."

     In September 1997, the Company sold in a private placement 1,613,865 shares of Series E Preferred Stock in exchange for an aggregate purchase price of $11,999,997, pursuant to a Series E Preferred Stock Purchase Agreement dated September 9, 1997 (the "Series E Agreement"). Upon the closing of this offering, each share of Series E Preferred Stock will automatically convert into one share of Common Stock. See Note 5 of Notes to Financial Statements for a description of the Series E Preferred Stock. The following directors and beneficial owners of more than five percent of the Company's Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock) acquired beneficial ownership of Series E Preferred Stock pursuant to the Series E Agreement:

                                                              NO. OF
                 DIRECTORS/5% STOCKHOLDERS                    SHARES
                 -------------------------                    -------
Patrick F. Latterell/Venrock Associates.....................   25,273
Luke B. Evnin/Accel Partners................................   25,273
Brook H. Byers/Kleiner Perkins Caufield & Byers.............   25,273
Arnold Oronsky/InterWest Partners...........................   19,826
Oxford Bioscience Partners..................................   13,217
U.S. Venture Partners.......................................   13,217
Ares-Serono S.A.............................................  246,575
Lombard Odier Immunology Fund...............................  392,670

     The Company has entered into certain other agreements in connection with the Series E and Series F Agreements. Pursuant to one such agreement, certain stockholders acquired registration rights. See "Description of Capital Stock--Registration Rights." Further, the Company and its stockholders agreed to certain restrictions on the issuance and transfer of shares of the Company's capital stock, and to certain voting rights relating to the election of directors, all of which restrictions and voting rights are not applicable to and shall terminate upon the closing of this offering.

     In June 1994, the Company loaned $250,000 to Alan J. Lewis, the Company's President and Chief Executive Officer and a director of the Company, to assist with the purchase of a residence in connection with Dr. Lewis' relocation to San Diego, California. Pursuant to the terms of a Promissory Note dated June 14, 1994, the principal amount of the loan plus accrued interest shall be amortized over a period of five years following June 14, 1999, with monthly payments commencing in July 1999. The principal amount of the loan will be interest-free for five years from the date of the Promissory Note, and thereafter will accrue interest at the per annum rate of 7.52%, compounded annually.

Interest will also begin to accrue at the same rate in the event that Dr. Lewis' employment is terminated for any reason. The parties also entered into a Security Agreement on the same date whereby Dr. Lewis pledged all present and future shares of Common Stock of the Company held by him (plus all cash and stock dividends attributable to such shares) as security for the loan.

     In May 1998, the Company loaned $62,000 to Alan J. Lewis in connection with the exercise of options to purchase 106,250 shares of Common Stock of the Company. Pursuant to the terms of a Promissory Note delivered to the Company by Dr. Lewis, dated May 8, 1998, the principal amount of the loan plus accrued interest at a per annum rate equal to 5.69%, compounded annually, shall be due and payable five years from the date of the loan. Pursuant to a Stock Pledge Agreement entered into on the same date, Dr. Lewis, pledged all present and future shares of Common Stock of the Company held by him (plus all cash and stock dividends attributable to such shares) as security for the loan.

     The Company has entered into employment letter agreements with Alan J. Lewis, its President and Chief Executive Officer, Carl F. Bobkoski, its Executive Vice President, David W. Anderson, its Senior Vice President, Drug Development, and Bradley B. Gordon, its Vice President Finance, Chief Financial Officer and Corporate Secretary. See "Management--Employment Agreements."

     The Company has granted options to certain of its directors and executive officers. The Company has also entered into an indemnification agreement with each of its directors and executive officers. See "Management--Limitations on Directors' and Executive Officers' Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each holder of more than five percent of the Company's Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company's directors, and (iv) all current directors and executive officers as a group.



                                                                              PERCENTAGE OF
                                                                           SHARES BENEFICIALLY
                                                                                OWNED(1)
                                                               SHARES      -------------------
               5% STOCKHOLDERS, DIRECTORS                   BENEFICIALLY    BEFORE     AFTER
              AND NAMED EXECUTIVE OFFICERS                    OWNED(1)     OFFERING   OFFERING
              ----------------------------                  ------------   --------   --------
Ares-Serono S.A..........................................      927,203       13.7%       9.8%
  15bis Chemin des Mines
  1202 Geneva, Switzerland
Luke B. Evnin, Ph.D(2)...................................      745,653       11.0        7.9
  Accel Partners
  428 University Avenue
  Palo Alto, California 94301
Patrick F. Latterell(3)..................................      743,031       11.0        7.9
  Venrock Associates
  755 Page Mill Road, Suite A230
  Palo Alto, California 94304
Brook H. Byers(4)........................................      720,663       10.6        7.6
  Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, California 94025
Arnold Oronsky, Ph.D.(5).................................      568,040        8.4        6.0
  InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, California 94025
Lombard Odier & Cie......................................      392,670        5.8        4.2
  11, rue de la Corraterie
  1204 Geneva, Switzerland
Oxford Bioscience Partners(6)............................      370,358        5.5        3.9
  650 Town Center Drive, Suite 180
  Costa Mesa, California 92626
U.S. Venture Partners(7).................................      370,358        5.5        3.9
  2180 Sand Hill Road, Suite 300
  Menlo Park, California 94025
Alan J. Lewis, Ph.D.(8)..................................      187,500        2.8        2.0
Harry F. Hixson, Ph.D.(9)................................       99,880        1.5        1.1
Carl F. Bobkoski(10).....................................       98,750        1.5        1.0
David W. Anderson, Ph.D.(11).............................       85,000        1.3          *
Bradley B. Gordon(12)....................................       70,000        1.0          *
John P. Walker(13).......................................       37,500          *          *
All directors and executive officers as a group (10
  persons)(14)...........................................    3,356,017       48.2       34.8


------------------------------

* Represents beneficial ownership of less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 6,767,263 shares of Common Stock outstanding as of March 31, 1998 (after giving effect to the conversion of all outstanding shares of Preferred Stock into 6,050,949 Common Stock) and 9,433,929 shares of Common Stock outstanding after completion of this offering.

(2) Includes 613,658 shares held by Accel IV L.P., 27,124 shares held by Accel Investors '93 L.P., 13,195 shares held by Accel Keiretsu L.P., 58,652 shares held by Accel Japan L.P., 16,127 shares held by Ellmore C. Patterson Partners and 4,397 shares held by Prosper Partners, affiliated entities for which Dr. Evnin is a General Partner or officer of some. Dr. Evnin disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares. Also includes 12,500 shares subject to options exercisable within 60 days of March 31, 1998.


(3) Includes 499,600 shares held by Venrock Associates and 234,056 shares held by Venrock Associates II, L.P., entities for which Mr. Latterell is a general partner. Mr. Latterell disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares.


(4) Includes 708,163 shares held by Kleiner Perkins Caufield & Byers VI, an entity for which Mr. Byers is a partner. Mr. Byers disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares. Also includes 12,500 shares subject to options exercisable within 60 days of March 31, 1998.

(5) Includes 552,068 shares held by InterWest Partners V and 3,472 shares held by InterWest Investors V, which are affiliated entities. Dr. Oronsky is a general partner of InterWest Partners V. Dr. Oronsky disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares. Also includes 12,500 shares subject to options exercisable within 60 days of March 31, 1998.

(6) Includes 231,942 shares held by Oxford Bioscience Partners L.P., 74,071 shares held by Oxford Bioscience Partners (Adjunct) L.P. and 64,345 shares held by Oxford Bioscience Partners (Bermuda) Limited Partnership.

(7) Includes 320,361 shares held by U.S. Venture Partners IV, L.P., 38,887 shares held by Second Ventures II, L.P. and 11,110 shares held by USVP Entrepreneur Partners II, L.P.

(8) Includes 18,750 shares subject to options exercisable within 60 days of March 31, 1998.

(9) Includes 79,880 shares held by the Harry F. Hixson, Jr. Separate Property Trust Dated December 15, 1995, of which Dr. Hixson is the sole trustee. Also includes 12,500 shares subject to options exercisable within 60 days of March 31, 1998.

(10) Includes 25,000 shares subject to options exercisable within 60 days of March 31, 1998.

(11) Includes 35,000 shares subject to options exercisable within 60 days of March 31, 1998.

(12) Includes 70,000 shares subject to options exercisable within 60 days of March 31, 1998.

(13) Includes 37,500 shares held by the Walker Living Trust Dated March 3, 1995, of which Mr. Walker is the sole trustee.


(14) Includes 198,750 shares subject to options exercisable within 60 days of March 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

     As of March 31, 1998, there were 6,767,263 shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Preferred Stock into 6,050,949 shares of Common Stock.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into 6,050,949 shares of Common Stock. See Note 5 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Following the conversion, the Company's Certificate of Incorporation will be amended and restated to delete all references to such shares of Preferred Stock. Under the Restated Certificate, the Board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

     As of March 31, 1998, there were warrants outstanding to purchase an aggregate of 62,500 shares of Series C-1 Preferred Stock at an exercise price of $8.40 per share, which will convert into warrants to purchase Common Stock upon the closing of this offering.

REGISTRATION RIGHTS

     After this offering, the holders of 6,050,949 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to that certain Amended and Restated Investor Rights Agreement dated September 9, 1997, as amended on November 25, 1997 (the "Investors' Rights Agreement"). Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. Commencing with the date that is 180 days after this offering, the holders may also require the

Company to file a registration statement under the Securities Act with respect to their shares, and the Company is required to use its best efforts to effect to such registration. Furthermore, the holders may require the Company to register their shares on a registration statement on Form S-3 when such form becomes available to the Company. Such registration rights terminate on the seventh anniversary of the effective date of this offering.

     The holder of a warrant to purchase 62,500 shares of Series C-1 Preferred Stock of the Company, granted November 23, 1996, will be entitled, upon exercise of such warrant, to notice whenever the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights. The holder of such warrant is entitled to include in any such registration the shares of Common Stock into which the Series C-1 Preferred Stock underlying the warrant may be converted. Such registration rights terminate on the seventh anniversary of the effective date of this offering.

     After this offering, a holder of 11,093 shares of Common Stock purchased pursuant to two certain Restricted Stock Purchase Agreements dated October 26, 1993 and February 18, 1998, respectively, will be entitled, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, to notice of such registration and, subject to certain limitations, to include such shares therein. In addition, such holder may obtain an additional 23,750 shares of Common Stock pursuant to the attainment of certain regulatory milestones whereby such additional shares would be entitled to the same registration rights as the 11,093 shares currently held.

     After this offering, a holder of 7,500 shares of Common Stock purchased pursuant to two certain Restricted Stock Purchase Agreements dated October 31, 1996 and December 7, 1997, respectively, will be entitled, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, to notice of such registration and, subject to certain limitations, to include such shares therein. In addition, such holder may obtain an additional 5,625 shares of Common Stock pursuant to the attainment of certain regulatory milestones whereby such additional shares would be entitled to the same registration rights as the 7,500 shares currently held.

     Generally, the Company is required to bear all registration and selling expenses incurred in connection with any of the registrations described above. The registration rights are also subject to certain conditions and limitations, among them the right of the underwriters of a public offering to limit the number of shares included in the registration statement filed in connection therewith.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock. This provision could delay, discourage or prohibit transactions not approved in advance by the Board of Directors, such as takeover attempts that might result in a premium over the market price of the Common Stock.

     The Company's Restated Certificate provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the composition of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of directors. The Company's Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, the Company's Bylaws provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. The Company's Restated Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in the Restated Certificate and the Company's Bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have 9,433,929 shares of Common Stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 2,500,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 6,933,929 shares of Common Stock held by existing stockholders are Restricted Shares. Restricted Shares may be sold in the public market only if registered or of they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of Lock-up Agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) no Restricted Shares will be eligible for immediate sale on the effective date of this offering; (ii) 6,677,325 Restricted Shares (plus approximately 623,687 shares of Common Stock issuable upon exercise of vested stock options) will be eligible for sale upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods and could be sold earlier if the holders exercise any available registration rights. The holders of 6,058,449 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning 180 days from the effective date of this offering. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Such registration statement is expected to be filed and to become effective as soon as practicable after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

     In general, under Rule 144 as in effect on the date of this Prospectus, beginning 90 days after the effective date of this offering, an Affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in The Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who was not an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the effective date of this offering. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, Hambrecht & Quist LLC, BancAmerica Robertson Stephens and Lehman Brothers Inc. (the "Representatives") have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                               NUMBER
                            NAME                              OF SHARES
                            ----                              ---------
Hambrecht & Quist LLC.......................................
BancAmerica Robertson Stephens..............................
Lehman Brothers Inc.........................................
                                                              ---------
          Total.............................................  2,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.


     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby.


     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Stockholders of the Company, including the executive officers and directors, who hold in the aggregate 6,933,929 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares to DuPont Merck in accordance with its stock purchase agreement and under agreements that may be entered into with collaborators in the future. In addition, the Company may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options and issue stock under its 1998 Equity Incentive Plan, and Employee Stock Purchase Plan (and will cause any person to whom such options are granted or shares are issued to enter into an agreement restricting the transfer of any securities of the Company held by such person during the 180-day period following the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC). See "Shares Eligible for Future Sale."

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are the prevailing market and economic conditions, revenue and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of Signal Pharmaceuticals, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SIGNAL PHARMACEUTICALS, INC.

Report of Ernst & Young LLP, Independent Auditors...........   F-2
Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 (unaudited)......................................   F-3
Statements of Operations for each of the three years in the
  period ended December 31, 1997 and the three months ended
  March 31, 1997 (unaudited) and 1998 (unaudited)...........   F-4
Statements of Stockholders' Equity for each of the three
  years in the period ended December 31, 1997 and the three
  months ended March 31, 1998 (unaudited)...................   F-5
Statements of Cash Flows for each of the three years in the
  period ended December 31, 1997 and the three months ended
  March 31, 1997 (unaudited) and 1998 (unaudited)...........   F-6
Notes to Financial Statements...............................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Signal Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Signal Pharmaceuticals, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Pharmaceuticals, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

San Diego, California
January 16, 1998,
except for Note 7, as to which the date is May 5, 1998

--------------------------------------------------------------------------------

THE FOREGOING REPORT IS IN THE FORM THAT WILL BE SIGNED UPON THE COMPLETION OF THE CHANGES IN CAPITALIZATION DESCRIBED IN NOTE 7 TO THE FINANCIAL STATEMENTS.

                                          ERNST & YOUNG LLP

San Diego, California
May 5, 1998

                          SIGNAL PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                                                                   PRO FORMA
                                                                                                 STOCKHOLDERS'
                                                           DECEMBER 31,                            EQUITY AT
                                                    ---------------------------    MARCH 31,       MARCH 31,
                                                        1996           1997           1998           1998
                                                    ------------   ------------   ------------   -------------
                                                                                  (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $  5,459,696   $  8,736,469   $ 12,916,238
  Short-term investments..........................            --     12,129,506      7,754,955
  Grant revenue receivable........................       308,062         90,449         99,931
  Other current assets............................       218,750        189,366        502,383
                                                    ------------   ------------   ------------
Total current assets..............................     5,986,508     21,145,790     21,273,507
                                                    ------------   ------------   ------------
Property and equipment, net.......................     2,280,168      2,252,568      2,776,621
Deposits and other assets.........................       530,476        189,438        455,114
Note receivable from officer......................       250,000        250,000        250,000
                                                    ------------   ------------   ------------
                                                    $  9,047,152   $ 23,837,796   $ 24,755,242
                                                    ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $    426,718   $    268,714   $    538,702
  Accrued liabilities.............................       312,599      1,207,719        591,355
  Current portion of promissory note..............       583,380      1,000,080      1,000,080
  Current portion of obligations under capital           395,780        205,911        209,151
    leases and equipment notes payable............
  Current portion of deferred revenue under            1,662,497      3,083,956      4,298,743
    collaborative agreements......................
                                                    ------------   ------------   ------------
Total current liabilities.........................     3,380,974      5,766,380      6,638,031
                                                    ------------   ------------   ------------
Promissory note, net of current portion...........     2,255,549      1,302,612      1,064,377
Obligations under capital leases and equipment           490,849        245,669        279,324
  notes payable, net of current portion...........
Deferred revenue under collaborative agreements,       1,339,579      1,281,254      1,016,675
  net of current portion..........................
Deferred rent.....................................        67,851         78,167        107,821
Commitments
Stockholders' equity:
  Convertible Preferred Stock, $.001 par value;            3,698          6,051          6,051   $         --
    6,113,485 shares authorized; 3,698,306,
    6,050,949 and 6,050,949 shares issued and
    outstanding at December 31, 1996, 1997 and
    March 31, 1998, respectively; liquidation
    preference -- $40,909,587 at December 31, 1997
    and March 31, 1998 (5,000,000 shares
    authorized, no shares issued and outstanding
    pro forma)....................................
  Common Stock, $.001 par value; 8,750,000 shares            522            664            716          6,767
    authorized; 522,424, 664,602 and 716,314
    shares issued and outstanding at December 31,
    1996, 1997 and March 31, 1998, respectively,
    (25,000,000 shares authorized, 6,767,263
    shares issued and outstanding pro forma)......
  Additional paid-in capital......................    20,513,608     40,365,615     41,433,814     41,433,814
  Deferred compensation...........................            --       (511,510)    (1,387,318)    (1,387,318)
  Accumulated other comprehensive income..........            --         48,341          6,015          6,015
  Accumulated deficit.............................   (19,005,478)   (24,745,447)   (24,410,264)   (24,410,264)
                                                    ------------   ------------   ------------   ------------
Total stockholders' equity........................     1,512,350     15,163,714     15,649,014   $ 15,649,014
                                                    ------------   ------------   ------------   ============
                                                    $  9,047,152   $ 23,837,796   $ 24,755,242
                                                    ============   ============   ============

                            See accompanying notes.

                          SIGNAL PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED                     THREE MONTHS ENDED
                                                                   DECEMBER 31,                         MARCH 31,
                                                     ----------------------------------------   -------------------------
                                                        1995           1996          1997          1997          1998
                                                     -----------   ------------   -----------   -----------   -----------
                                                                                                       (UNAUDITED)
Revenue under collaborative agreements:
  Related party....................................  $        --   $        --    $   250,000   $        --   $  750,000
  Unrelated parties................................           --     3,585,414      7,065,356     1,476,565    3,793,696
Grant income.......................................      299,152       347,198        264,257        72,261       99,932
                                                     -----------   -----------    -----------   -----------   ----------
                                                         299,152     3,932,612      7,579,613     1,548,826    4,643,628
Expenses:
  Research and development.........................    5,172,992     7,724,178     10,337,318     2,458,817    3,287,649
  General and administrative.......................    1,937,226     2,470,910      2,791,084       671,325    1,203,118
                                                     -----------   -----------    -----------   -----------   ----------
                                                       7,110,218    10,195,088     13,128,402     3,130,142    4,490,767
                                                     -----------   -----------    -----------   -----------   ----------
Income (loss) from operations......................   (6,811,066)   (6,262,476)    (5,548,789)   (1,581,316)     152,861
Interest income....................................      452,609       187,488        325,529        59,859      282,863
Interest expense...................................     (123,730)     (134,019)      (516,709)     (152,274)    (100,541)
                                                     -----------   -----------    -----------   -----------   ----------
Net income (loss)..................................  $(6,482,187)  $(6,209,007)   $(5,739,969)  $(1,673,731)  $  335,183
                                                     ===========   ===========    ===========   ===========   ==========
Pro forma net income (loss) per share, basic and
  diluted..........................................                               $     (1.20)                $     0.05
                                                                                  ===========                 ==========
Number of shares used in computing pro forma net
  income (loss) per share:
    Basic..........................................                                 4,775,952                  6,628,046
                                                                                  ===========                 ==========
    Diluted........................................                                 4,775,952                  6,875,100
                                                                                  ===========                 ==========

                            See accompanying notes.

                          SIGNAL PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997
             AND THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                   CONVERTIBLE                                                        ACCUMULATED
                                 PREFERRED STOCK       COMMON STOCK     ADDITIONAL                       OTHER
                                ------------------   ----------------     PAID-IN       DEFERRED     COMPREHENSIVE   ACCUMULATED
                                 SHARES     AMOUNT   SHARES    AMOUNT     CAPITAL     COMPENSATION   INCOME (LOSS)     DEFICIT
                                ---------   ------   -------   ------   -----------   ------------   -------------   ------------
Balance at December 31,
  1994........................  3,573,306   $3,573   497,357    $497    $18,375,335   $        --      $     --      $(6,314,284)
    Issuance of Common Stock,
      net of repurchases......         --      --      3,875       4            315            --            --               --
    Offering costs related to
      issuance of Series C
      Preferred Stock.........         --      --         --      --         (9,547)           --            --               --
    Net loss..................         --      --         --      --             --            --            --       (6,482,187)
                                ---------   ------   -------    ----    -----------   -----------      --------      ------------
Balance at December 31,
  1995........................  3,573,306   3,573    501,232     501     18,366,103            --            --      (12,796,471)
    Issuance of Series D
      Preferred Stock.........    125,000     125         --      --      1,974,875            --            --               --
    Issuance of warrants......         --      --         --      --        165,000            --            --               --
    Issuance of Common Stock,
      net of repurchases......         --      --     21,192      21          7,630            --            --               --
    Net loss..................         --      --         --      --             --            --            --       (6,209,007)
                                ---------   ------   -------    ----    -----------   -----------      --------      ------------
Balance at December 31,
  1996........................  3,698,306   3,698    522,424     522     20,513,608            --            --      (19,005,478)
    Issuance of Series D
      Preferred Stock.........     58,150      58         --      --            (58)           --            --               --
    Issuance of Series E
      Preferred Stock.........  1,613,865   1,614         --      --     10,975,517            --            --               --
    Issuance of Series F
      Preferred Stock.........    680,628     681         --      --      8,161,399            --            --               --
    Issuance of Common Stock,
      net of repurchases......         --      --    141,774     142         99,294            --            --               --
    Unrealized gain on
      available for sale
      securities..............         --      --         --      --             --            --        48,341               --
    Deferred compensation.....         --      --         --      --        615,855      (615,855)           --               --
    Amortization of deferred
      compensation............         --      --         --      --             --       104,345            --               --
    Net loss..................         --      --         --      --             --            --            --       (5,739,969)
                                ---------   ------   -------    ----    -----------   -----------      --------      ------------
Balance at December 31,
  1997........................  6,050,949   6,051    664,198     664     40,365,615      (511,510)       48,341      (24,745,447)
    Issuance of Common Stock,
      net of repurchases
      (unaudited).............         --      --     52,116      52         49,029            --            --               --
    Unrealized loss on
      available for sale
      securities
      (unaudited).............         --      --         --      --             --            --       (42,326)              --
    Deferred compensation
      (unaudited).............         --      --         --      --      1,019,170    (1,019,170)           --               --
    Amortization of deferred
      compensation
      (unaudited).............         --      --         --      --             --       143,362            --               --
    Net income (unaudited)....         --      --         --      --             --            --            --          335,183
                                ---------   ------   -------    ----    -----------   -----------      --------      ------------
Balance at March 31, 1998
  (unaudited).................  6,050,949   $6,051   716,314    $716    $41,433,814   $(1,387,318)     $  6,015      $(24,410,264)
                                =========   ======   =======    ====    ===========   ===========      ========      ============


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Balance at December 31,
  1994........................   $12,065,121
    Issuance of Common Stock,
      net of repurchases......           319
    Offering costs related to
      issuance of Series C
      Preferred Stock.........        (9,547)
    Net loss..................    (6,482,187)
                                 -----------
Balance at December 31,
  1995........................     5,573,706
    Issuance of Series D
      Preferred Stock.........     1,975,000
    Issuance of warrants......       165,000
    Issuance of Common Stock,
      net of repurchases......         7,651
    Net loss..................    (6,209,007)
                                 -----------
Balance at December 31,
  1996........................     1,512,350
    Issuance of Series D
      Preferred Stock.........            --
    Issuance of Series E
      Preferred Stock.........    10,977,131
    Issuance of Series F
      Preferred Stock.........     8,162,080
    Issuance of Common Stock,
      net of repurchases......        99,436
    Unrealized gain on
      available for sale
      securities..............        48,341
    Deferred compensation.....            --
    Amortization of deferred
      compensation............       104,345
    Net loss..................    (5,739,969)
                                 -----------
Balance at December 31,
  1997........................    15,163,714
    Issuance of Common Stock,
      net of repurchases
      (unaudited).............        49,081
    Unrealized loss on
      available for sale
      securities
      (unaudited).............       (42,326)
    Deferred compensation
      (unaudited).............            --
    Amortization of deferred
      compensation
      (unaudited).............       143,362
    Net income (unaudited)....       335,183
                                 -----------
Balance at March 31, 1998
  (unaudited).................   $15,649,014
                                 ===========

                            See accompanying notes.

                          SIGNAL PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                                   ----------------------------------------   -------------------------
                                                      1995          1996           1997          1997          1998
                                                   -----------   -----------   ------------   -----------   -----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...............................   $(6,482,187)  $(6,209,007)  $ (5,739,969)  $(1,673,731)  $   335,183
Adjustments to reconcile net income (loss) to
  net cash provided by (used for) operating
  activities:
    Depreciation and amortization...............       518,014       633,797        879,327       205,314       258,551
    Amortization of warrants....................            --         3,929         47,142        11,785        11,785
    Amortization of deferred compensation.......            --            --        104,345            --       143,362
    Common stock issued for technology and
      services..................................            --            --         14,600            --         8,400
    Deferred revenue under collaborative
      agreements................................            --     3,002,076      1,363,134      (893,746)      950,208
    Deferred rent...............................            --            --         10,316        (8,398)       29,654
    Changes in operating assets and liabilities:
        Other current assets....................      (158,072)     (342,271)       246,997       150,967      (322,499)
        Accounts payable........................      (546,392)      337,027       (158,004)       44,061       269,988
        Accrued liabilities and other...........        14,824       188,550        895,120       139,629      (616,364)
                                                   -----------   -----------   ------------   -----------   -----------
Net cash provided by (used for) operating
  activities....................................    (6,653,813)   (2,385,899)    (2,336,992)   (2,024,119)    1,068,268

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments.............    (1,560,728)           --    (12,081,165)           --            --
Sales or maturities of short-term investments...            --     1,560,728             --            --     4,332,225
Purchase of property and equipment..............    (1,009,941)     (874,175)      (630,220)     (155,059)     (695,502)
(Increase) decrease in deposits and other
  assets........................................       279,930      (349,074)       341,038         3,240      (265,676)
                                                   -----------   -----------   ------------   -----------   -----------
Net cash provided by (used for) investing
  activities....................................    (2,290,739)      337,479    (12,370,347)     (151,819)    3,371,047

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on obligations under capital
  leases, equipment notes payable and promissory
  note..........................................      (426,737)     (503,506)    (1,239,935)     (144,562)     (300,227)
Proceeds from issuance of promissory note.......            --     3,000,000             --            --            --
Proceeds from issuance of equipment notes
  payable.......................................       646,810       379,064             --            --            --
Issuance of Preferred Stock, net................        (9,547)    1,975,000     19,139,211            --            --
Issuance of Common Stock, net...................           319         7,651         84,836        42,889        40,681
                                                   -----------   -----------   ------------   -----------   -----------
Net cash provided by (used for) financing
  activities....................................       210,845     4,858,209     17,984,112      (101,673)     (259,546)
                                                   -----------   -----------   ------------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents...................................    (8,733,707)    2,809,789      3,276,773    (2,277,611)    4,179,769
Cash and cash equivalents at beginning of
  period........................................    11,383,614     2,649,907      5,459,696     5,459,696     8,736,469
                                                   -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents at end of period......   $ 2,649,907   $ 5,459,696   $  8,736,469   $ 3,182,085   $12,916,238
                                                   ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid...................................   $   123,730   $   128,337   $    469,565   $   152,274   $   100,541
                                                   ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Capital lease obligations entered into for
  equipment.....................................   $        --   $        --   $    221,507   $   221,507   $    87,102
                                                   ===========   ===========   ============   ===========   ===========
Warrant issued in conjunction with promissory
  note..........................................   $        --   $   165,000   $         --   $        --   $        --
                                                   ===========   ===========   ============   ===========   ===========
Unrealized gain (loss) on investments...........   $        --   $        --   $     48,341   $        --   $   (42,326)
                                                   ===========   ===========   ============   ===========   ===========

                            See accompanying notes.

                          SIGNAL PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     Signal Pharmaceuticals, Inc. ("Signal" or the "Company") was incorporated in California in July 1992. The Company is an integrated target and drug discovery company focused on identifying new classes of small molecule drugs that regulate genes and the production of disease-causing proteins. The Company applies advanced cellular, molecular and genomic technologies to map gene regulating pathways in cells and to identify proprietary molecular targets that activate or deactivate genes and result in disease. Signal is advancing the application of genomics beyond identifying and elucidating the functions of genes to designing novel classes of disease-modifying drugs that selectively regulate the activation of disease-causing genes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers instruments purchased with an original maturity of three months or less, principally a money market account and U.S. government and corporate debt securities, to be cash equivalents.

     All investment securities are classified as available-for-sale, and are carried at fair value. Unrealized gains and losses, if any, are reported in a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization, along with realized gains and losses, is included in interest income. The cost of securities sold is based on the specific identification method.

FINANCIAL INSTRUMENTS

     The fair values of the financial instruments approximate their carrying value except as otherwise disclosed in the financial statements.

CONCENTRATION OF CREDIT RISK


     Cash, cash equivalents and short-term investments are financial instruments which potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company also has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and may be modified to take advantage of trends in yields and interest rates. Due to Company policy, the Company has historically held the financial instruments to maturity and has not experienced any significant losses. However, the Company has the ability to sell these investments before maturity.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) . PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are stated at cost and amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term.

IMPAIRMENT OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. To date, the Company has not identified any indicators of impairment nor recorded any impairment losses.


DEFERRED RENT


     Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense incurred in excess of rent paid is accrued and recorded as deferred rent in the accompanying balance sheets.

REVENUE RECOGNITION

     Contract and grant revenue are recognized ratably over the period during which the research is conducted. Up-front license fees received under these agreements are recorded as deferred revenue and recognized ratably over the initial term of the contract. Continuation of certain contracts and grants are dependent upon the Company achieving specific contractual milestones.

     The Company's revenues are concentrated among a small number of customers, as follows:

                                                                               THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                                                 ------------------------      ------------------
                                                 1995      1996      1997      1997          1998
                                                 ----      ----      ----      ----          ----
                                                                                  (UNAUDITED)
        Dupont Merck...........................  --         --        --        --             *
        Ares-Serono............................  --         --         *        --            16%
        Roche Bioscience.......................  --         11%       21%       22%            *
        Organon................................  --         19%       34%       35%           15%
        Nippon Kayaku..........................  --         --        --        --             *
        Tanabe.................................  --         62%       39%       38%           40%

        ---------------
        * Amount earned represents less than 10% of revenues for the period.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     As permitted by SFAS 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

NET INCOME (LOSS) PER SHARE

     Historical basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the periods presented. Common equivalent shares resulting from Convertible Preferred Stock, options to purchase Common Stock and warrants to purchase Convertible Preferred Stock are excluded from the computation.

     Historical diluted net income per share has been computed as described above and also gives effect to the common equivalent shares resulting from Convertible Preferred Stock, options to purchase Common Stock, and warrants to purchase Convertible Preferred and Common Stock.

     Historical net income (loss) per share information is as follows:

                                                                               THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,             MARCH 31,
                                             ------------------------------   ---------------------
                                               1995       1996       1997       1997        1998
                                             --------   --------   --------   --------   ----------
     Basic and diluted net loss per
       share...............................  $ (18.25)  $ (14.57)  $ (11.29)  $  (3.53)
                                             ========   ========   ========   ========
     Shares used in computing basic and
       diluted net loss per share..........   355,273    426,213    508,485    473,857
                                             ========   ========   ========   ========
     Basic net income per share............                                              $     0.58
                                                                                         ==========
     Diluted net income per share..........                                              $     0.05
                                                                                         ==========
     Shares used in computing basic net
       income per share....................                                                 577,097
                                                                                         ==========
     Shares used in computing diluted net
       income per share....................                                               6,875,100
                                                                                         ==========

Pro Forma Net Income (Loss) Per Share

     Pro forma basic net income (loss) per share has been computed as described above for historical basic net income (loss) per share and also gives effect to the conversion of the Convertible Preferred Stock, which will convert to Common Stock upon completion of the Company's initial public offering, using the as if-converted method from the original date of issuance. Pro forma diluted net income per share has been computed as described above for historical diluted net income per share.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NEW ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted SFAS 130, Reporting Comprehensive Income and SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The Company believes it operates in one business segment, and therefore the adoption of SFAS 131 had no effect on the Company's financial statements.

YEAR 2000 (UNAUDITED)

     The Company currently has computer software and hardware which it believes to be year 2000 compliant. The Company is working with its vendors and customers to ensure their year 2000 compliance. Any necessary changes would be done in the normal course of business during 1998 and 1999 at minimal incremental cost. Therefore, the Company does not expect the year 2000 issue to have a significant impact on its operations.

2.  BALANCE SHEET INFORMATION

INVESTMENTS

     The following is a summary of the Company's cash, cash equivalents and short-term investments:

                                           DECEMBER 31, 1996                       DECEMBER 31, 1997
                                  ------------------------------------   --------------------------------------
                                                 GROSS                                   GROSS
                                               UNREALIZED                              UNREALIZED
                                                 GAINS      ESTIMATED                    GAINS       ESTIMATED
                                     COST       (LOSSES)    FAIR VALUE      COST        (LOSSES)    FAIR VALUE
                                  ----------   ----------   ----------   -----------   ----------   -----------

      Cash......................  $3,446,901       $--      $3,446,901   $ 5,512,634    $    --     $5,512,634
      Corporate debt
        securities..............   2,012,795       --       2,012,795     15,305,000     48,341     15,353,341
                                  ----------       --       ----------   -----------    -------     -----------
                                  $5,459,696       $--      $5,459,696   $20,817,634    $48,341     $20,865,975
                                  ==========       ==       ==========   ===========    =======     ===========

                                              MARCH 31, 1998
                                  ---------------------------------------
                                                   GROSS
                                                UNREALIZED
                                                   GAINS       ESTIMATED
                                     COST        (LOSSES)     FAIR VALUE
                                  -----------   -----------   -----------
                                                (UNAUDITED)
      Cash......................  $13,165,178     $   --      $13,165,178
      Corporate debt
        securities..............    7,500,000      6,015        7,506,015
                                  -----------     ------      -----------
                                  $20,665,178     $6,015      $20,671,193
                                  ===========     ======      ===========

     There were no gross realized gains or losses on sales of available-for-sale securities for the years ended December 31, 1996 or 1997 or the three months ended March 31, 1998. The gross unrealized gains of $48,341 and $6,015 at December 31, 1997 and March 31, 1998, respectively, are reflected as separate components of stockholders' equity.

     The cost and estimated fair values of cash, cash equivalents and short-term investments at December 31, 1996 and 1997 and March 31, 1998, by contractual maturity, are shown below:

                                            DECEMBER 31, 1996          DECEMBER 31, 1997            MARCH 31, 1998
                                         -----------------------   -------------------------   -------------------------
                                                      ESTIMATED                   ESTIMATED                   ESTIMATED
                                            COST      FAIR VALUE      COST       FAIR VALUE       COST       FAIR VALUE
                                         ----------   ----------   -----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)
        Due in one year or less.......   $5,459,696   $5,459,696   $19,817,634   $19,824,100   $19,665,178   $19,668,068
        Due in one year through two
          years.......................           --           --     1,000,000     1,041,875     1,000,000     1,003,125
                                         ----------   ----------   -----------   -----------   -----------   -----------
                                         $5,459,696   $5,459,696   $20,817,634   $20,865,975   $20,665,178   $20,671,193
                                         ==========   ==========   ===========   ===========   ===========   ===========

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

2.   BALANCE SHEET INFORMATION (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                           -----------------------   MARCH 31,
                                                              1996         1997         1998
                                                           ----------   ----------   ----------
                                                                                     (UNAUDITED)
     Machinery and equipment............................   $2,334,021   $2,665,205   $2,826,308
     Office furniture and equipment.....................      763,379    1,043,110    1,119,973
     Leasehold improvements.............................      639,692      880,504    1,425,142
                                                           ----------   ----------   ----------
                                                            3,737,092    4,588,819    5,371,423
     Less accumulated depreciation and amortization.....   (1,456,924)  (2,336,251)  (2,594,802)
                                                           ----------   ----------   ----------
                                                           $2,280,168   $2,252,568   $2,776,621
                                                           ==========   ==========   ==========

DEPOSITS AND OTHER ASSETS

     Deposits and other assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------   MARCH 31,
                                                                1996       1997       1998
                                                              --------   --------   ---------
                                                                                    (UNAUDITED)
     Restricted cash.......................................   $495,000   $150,000   $150,000
     Other deposits........................................     29,450     37,243    303,650
     Organization costs, net...............................      6,026      2,195      1,464
                                                              --------   --------   --------
                                                              $530,476   $189,438   $455,114
                                                              ========   ========   ========

3.   COMMITMENTS

LEASES

     The Company leases its office and research facilities under two operating lease agreements. The minimum annual rents are subject to specified annual rental increases. The Company also reimburses the lessor for taxes, insurance and operating costs associated with the leases. Under the terms of the leases, the Company has an outstanding letter of credit for $150,000 in favor of the lessor, fully collateralized by cash. In January 1998, the Company entered into a six-year operating lease for additional office space. The minimum annual rents are subject to specified increases and are included in the future minimum lease payments.

     In addition, the Company leases certain machinery, equipment and office furniture under capital leases with three-year terms with options to extend the lease term to five years. In January 1998, the Company entered into a $2.0 million equipment lease line to finance capital equipment and improvements.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

3.   COMMITMENTS (CONTINUED)
LONG-TERM DEBT

     In November 1996, the Company issued a secured promissory note for $3,000,000. The proceeds of the note payable were used for general corporate purposes and working capital. The note payable accrues interest at a rate of 14%, is due May 22, 2000, and is secured by certain assets of the Company. The principal payments due on the promissory note are $1.0 million, $1.0 million and $416,460 for 1998, 1999 and 2000, respectively.

     In conjunction with the issuance of the promissory note, the Company issued the creditor a warrant to purchase 62,500 shares of Series C-1 Preferred Stock at a price of $8.40 per share. The warrant expires at the earliest of ten years from the date of grant or five years from the date of an initial public offering. The warrant is valued at $165,000, which has been recorded as a discount on the related debt. The value of the warrant is being amortized as interest expense over the period of the debt.

     In April 1995, the Company entered into a note payable to equip its expanded research facility. The remaining balance on the note at December 31, 1996 was $377,270. The note was repaid in full in August 1997.

     Annual future minimum lease and equipment note payments as of December 31, 1997, including the office lease signed in January 1998, are as follows:

                                                                                 OBLIGATIONS
                                                                                    UNDER
                                                                                   CAPITAL
                                                                                 LEASES AND
                                                                                  EQUIPMENT
                                                                  OPERATING         NOTES
                     YEAR ENDED DECEMBER 31,                        LEASES         PAYABLE
                     -----------------------                      ----------    -------------
    1998......................................................    $  760,530      $228,525
    1999......................................................       793,867       221,239
    2000......................................................       792,337        34,521
    2001......................................................       283,526            --
    2002......................................................       280,910            --
    Thereafter................................................       287,443            --
                                                                  ----------      --------
    Total minimum lease and equipment note payments...........    $3,198,613       484,285
                                                                  ==========
    Less amount representing interest.........................                      32,705
                                                                                  --------
    Present value of remaining minimum capital lease and
      equipment note payments.................................                     451,580
    Less amount due in one year...............................                     205,911
                                                                                  --------
    Long-term portion of obligations under capital leases and
      equipment notes payable.................................                    $245,669
                                                                                  ========

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

3.   COMMITMENTS (CONTINUED)
     Rent expense for equipment and facility leases was $293,719, $406,453, $784,337, $124,377 and $267,860 for the years ended December 31, 1995, 1996,
1997 and the three months ended March 31, 1997 (unaudited) and 1998 (unaudited), respectively.

     Cost and accumulated depreciation of equipment under capital leases and equipment notes payable were as follows:

                                                                                 ACCUMULATED
                                                                      COST       DEPRECIATION
                                                                   ----------    ------------
    December 31, 1996..........................................    $1,978,010      $952,884
    December 31, 1997..........................................       671,482       240,087
    March 31, 1998 (unaudited).................................       759,392       285,586

4.   SPONSORED RESEARCH AND LICENSE AGREEMENTS

     In connection with certain license agreements, the Company paid fees of $244,631, $602,007, $205,600, $40,000 and $38,000 for the years ended December
31, 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, respectively, which were charged to research and development, and has future commitments of up to $4.6 million which could be payable based on the achievement of certain milestones, as well as royalties upon commercial sales, if any, of certain products. Such milestone commitments may also involve the issuance of 15,000 shares of Common Stock.

DUPONT MERCK

     In December 1997, Signal entered into a collaborative agreement with The DuPont Merck Pharmaceutical Company ("DuPont Merck"), under which DuPont Merck agreed to fund certain research at Signal for three years. The agreement may be extended for up to three additional years at DuPont Merck's option. The DuPont Merck collaboration is focused on identifying compounds for the treatment or prevention of HCV and HIV infections. Signal also has granted DuPont Merck an option, exercisable through August 1998, to expand the collaboration to include the identification of compounds directed toward an additional viral target. Pursuant to this collaboration, Signal and Dupont Merck will be responsible for developing target specific screening assays and will be jointly responsible for identifying lead compounds. DuPont Merck will be solely responsible for lead optimization and the worldwide development and commercialization of any drugs arising from the collaboration.

     DuPont Merck has paid Signal a $1.0 million license fee and has agreed to provide Signal with annual research and development support at a level approximating Signal's cost of these programs. DuPont Merck also is obligated to make payments to Signal and to purchase $1.0 million of its stock based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales arising from the collaboration. In addition, DuPont Merck has agreed to purchase $2.0 million of Common Stock of Signal in a private transaction to be completed concurrent with the closing of this offering at a price per share equal to the initial public offering price.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

4.   SPONSORED RESEARCH AND LICENSE AGREEMENTS (CONTINUED)
ARES-SERONO

     In November 1997, Signal entered into a collaborative agreement with Ares Trading S.A. (Ares-Serono), an affiliate of Ares-Serono S.A., under which Ares-Serono agreed to fund certain research for an initial three-year period, which term will automatically be extended for additional three-year periods unless terminated at least six months prior to the end of the initial three-year term. Ares-Serono may terminate the agreement upon six months' notice any time after the end of the initial three-year term. The Ares-Serono collaboration is focused on identifying compounds that modulate NF-kB gene regulating pathways to which Ares-Serono has rights for all clinical indications in all countries of the world excluding Asia. Ares-Serono S.A. has purchased approximately $10.0 million of Signal's Series E and Series F Preferred Stock. Ares-Serono also has agreed to provide Signal with annual research and development support for Signal's cost of this program at a percentage level approximating Ares-Serono's relative share of worldwide marketing rights. In addition, Ares-Serono is obligated to make payments to Signal based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales arising from the collaboration.


ROCHE BIOSCIENCE


     In August 1996, Signal entered into a three-year collaborative agreement with the Roche Bioscience division ("Roche Bioscience") of Syntex (USA) Inc., a member of the Roche Group of Companies. Under the agreement, Signal is applying its proprietary cell line development technology toward the development of human PNS cell lines for use by Roche Bioscience in target and drug discovery. Pursuant to an exclusive, worldwide, royalty-free license granted by Signal, Roche Bioscience may utilize these PNS cells to discover and commercialize drugs for treating pain, incontinence and peripheral vascular disease. Under the agreement, Signal retains the right to use the PNS cell lines for its internal target and drug discovery programs in other therapeutic fields. Roche Bioscience has paid Signal a license fee of $500,000 and has agreed to pay annual research and development support at a level approximating Signal's cost of the PNS cell line program. To date, Signal has developed and transferred to Roche Bioscience clonal human PNS cell lines as specified in the collaborative agreement.

     Roche Bioscience may terminate the agreement beginning in August 1998 at its discretion upon 90 days' written notice. If the collaboration agreement is terminated for any reason, the licenses granted to Roche Bioscience by Signal shall survive for as long as Roche Bioscience continues to pay annual license maintenance fees to Signal. As long as Roche Bioscience pays these annual license maintenance fees, Signal may not enter into any other collaborations with respect to cloned immortalized PNS cell lines in the covered fields of pain, incontinence and peripheral vascular disease.

ORGANON

     In July 1996, Signal entered into a collaborative agreement with N.V. Organon ("Organon"), a business unit of Akzo Nobel N.V., for the discovery of new genomic targets, under which Organon agreed to fund certain research at Signal for three years. Such agreement may be extended for up to two additional years by mutual consent of the parties. Pursuant to an amendment dated January 1998,

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

4.   SPONSORED RESEARCH AND LICENSE AGREEMENTS (CONTINUED)
Organon may terminate the research, effective in either January 1999 or July 1999, for failure to meet certain milestones by October 1998 or January 1999, respectively. Initially, Signal will utilize its cellular, molecular and genomic technologies to identify and validate novel genes in certain target tissues. Signal will then develop high throughput screening assays for use by Organon in identifying small molecule drugs to treat cardiovascular, neurological, gynecological and certain other diseases. Pursuant to this collaboration, Organon has received rights for, and will be solely responsible for, the worldwide development and commercialization of any drugs arising from the collaboration.

     To date, Organon has paid Signal an initial $1.0 million non-refundable license fee and annual research and development support payments at a level approximating Signal's cost of this program. In addition, Organon is obligated to make payments to Signal based on the achievement of certain research and development milestones, and Organon must pay Signal royalties on any future product sales arising from the collaboration.

TANABE

     From March 1996 to March 1998, Signal and Tanabe were engaged in a collaborative program under which Tanabe funded certain research by Signal in target and drug discovery in the fields of inflammatory disease and osteoporosis. In connection with the collaboration, Tanabe paid Signal an initial $1.0 million non-refundable license fee and reimbursed Signal for research and development costs. Tanabe also purchased 125,000 shares of Signal's Series D Preferred Stock at $16.00 per share. Pursuant to certain anti-dilution provisions of the Series D agreement, the Company issued an additional 58,150 shares of Series D Preferred Stock to Tanabe during 1997. In conjunction with the collaboration and stock purchase agreement entered into in 1996, the Company issued Tanabe a warrant for the purchase of $2,000,000 of Common Stock, which is only exercisable in connection with the filing of an initial public offering by the Company, at the public offering price per common share.

     In March 1998, Signal and Tanabe mutually agreed to conclude their collaboration and Tanabe licensed from Signal a lead compound that was discovered during the collaboration. This lead has been validated in animal models of arthritis, for the treatment of autoimmune, inflammatory and certain other diseases. Signal retained all other intellectual property rights, including rights to all other drug targets and drug leads, created before or during the collaboration. Tanabe paid an additional license fee to Signal for the exclusive worldwide license to the lead compound and is obligated to make payments to Signal based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

5.   STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     A summary of the Convertible Preferred Stock of the Company at December 31, 1997 and March 31, 1998 is as follows:

                                                                          SHARES ISSUED AND
                                                                             OUTSTANDING
                                                                      --------------------------
                                                      PREFERENCE IN   DECEMBER 31,    MARCH 31,
                                                       LIQUIDATION        1997          1998
                                                      -------------   ------------   -----------
                                                                                     (UNAUDITED)
     Series A.......................................   $ 2,626,892       656,710        656,710
     Series B.......................................     3,450,000       718,745        718,745
     Series C.......................................    12,308,005     2,197,851      2,197,851
     Series D.......................................     2,000,000       183,150        183,150
     Series E.......................................    12,329,929     1,613,865      1,613,865
     Series F.......................................     8,194,761       680,628        680,628
                                                       -----------     ---------      ---------
                                                       $40,909,587     6,050,949      6,050,949
                                                       ===========     =========      =========

     Each of the Series A, B, C, D, E and F Preferred Stock is convertible on a one-for-one basis, at the option of the holder, into shares of the Company's Common Stock, which have been reserved for issuance upon conversion of the Preferred Stock, subject to certain anti-dilution adjustments. The Preferred Stock will convert automatically upon the closing of an underwritten public offering of the Company's Common Stock with proceeds to the Company of at least $15.0 million and at a price not less than $5.00 per share after adjustment for any stock splits. The holders of the Series A, B, C, E and F Preferred Stock are entitled to elect four directors to the Board of Directors, and in all other matters the holder of each share of preferred stock is entitled to one vote for each share of Common Stock into which it would convert.

     Annual dividends of $0.32, $0.38, $0.45, $1.28, $0.61 and $0.96 per share of Series A, B, C, D, E and F Preferred Stock, respectively, are payable whenever funds are legally available and when and as declared by the Board of Directors.

COMMON STOCK

     In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four to five years. At December 31, 1997 and March 31, 1998, 99,567 and 126,754 shares, respectively, were subject to repurchase by the Company.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

5.   STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTION PLANS

     In June 1993, the Company adopted its 1993 Founders' Stock Option Plan (the "Founders' Plan"), under which 137,500 shares of Common Stock were reserved for issuance upon exercise of options granted by the Company. The Founders' Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value on the date of grant. The maximum term of options granted under the Founders' Plan is ten years. Options generally are immediately exercisable. Common Stock or options issued under the Founders' Plan generally vest over five years. Unvested shares issued pursuant to the exercise of options are subject to repurchase in the event of termination of employment or engagement.

     In November 1993, the Company adopted its 1993 Stock Option Plan, under which 112,500 shares of the Company's Common Stock were reserved for issuance upon exercise of options granted by the Company under provisions similar to the Founders' Plan. In 1995 and 1996, the Company authorized an additional 250,000 and 262,500 shares, respectively, of the Company's Common Stock be reserved for issuance upon exercise of options granted by the Company under the 1993 Stock Option Plan.

     In June 1997, the Company adopted its 1997 Stock Option Plan, under which 250,000 shares of Common Stock were reserved for issuance upon exercise of options granted by the Company. In February 1998, the Company authorized an additional 500,000 shares of the Company's Common Stock be reserved for issuance upon exercise of options granted by the Company under the 1997 Stock Option Plan. The options contain similar provisions to those options issued under the 1993 Founders' Stock Option Plan and the 1993 Stock Option Plan.

     The Company recorded $615,855 and $1,019,170 of deferred compensation for options granted during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, representing the difference between the option exercise price and the estimated fair value for financial statement presentation purposes. The Company is amortizing the deferred compensation over the vesting period of the options. The Company recorded $104,345 and $143,362 of compensation expense during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

     A summary of the Company's stock option activity and related information follows:

                                                              YEAR ENDED DECEMBER 31,                               THREE
                                          ----------------------------------------------------------------      MONTHS ENDED
                                           1995                  1996                   1997                   MARCH 31, 1998
                                          -------               -------               --------               -------------------
                                                    WEIGHTED              WEIGHTED               WEIGHTED              WEIGHTED
                                                     AVERAGE               AVERAGE                AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE               EXERCISE              EXERCISE
                                          OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS      PRICE     OPTIONS     PRICE
                                          -------   ---------   -------   ---------   --------   ---------   -------   ---------
                                                                                                                 (UNAUDITED)
      Outstanding at beginning of
        period.........................   192,624     $0.44     286,874     $0.48      407,324     $0.51     542,115     $0.80
          Granted......................   102,625     $0.56     146,987     $0.56      299,162     $1.10     166,050     $1.12
          Exercised....................    (3,875)    $0.56     (16,924)    $0.48     (138,519)    $0.61     (44,618)    $0.99
          Cancelled....................    (4,500)    $0.56      (9,613)    $0.56      (25,852)    $0.64        (871)    $0.69
                                          -------               -------               --------               -------
      Outstanding at end of period.....   286,874     $0.48     407,324     $0.51      542,115     $0.80     662,676     $0.87
                                          -------               -------               --------               -------
      Vested options at end of
        period.........................   171,467     $0.40     283,172     $0.45      421,842     $0.45     454,525     $0.46
                                          -------               -------               --------               -------

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

5.   STOCKHOLDERS' EQUITY (CONTINUED)
     Exercise prices for options outstanding as of March 31, 1998 ranged from $0.08 to $1.12. The weighted average remaining contractual life of those options is 8.4 years. The weighted average fair value of the options granted in 1995, 1996 and 1997 are $0.16, $0.16 and $0.28, respectively.

     As of December 31, 1997, options for 79,433 common shares were available for future grant. As of March 31, 1998, options for 414,254 common shares were available for future grant.

     Adjusted pro forma information regarding net loss is required to be disclosed by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. The fair value of options was estimated at the date of grant using the minimum value pricing model with the following weighted average assumptions for 1995, 1996 and 1997: risk-free interest rate of 6.0%, dividend yield of 0%; and an expected life of five years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The effects of applying SFAS 123 for adjusted pro forma disclosure purposes are not likely to be representative of the effects on adjusted pro forma net loss in future years because it does not take into consideration adjusted pro forma compensation expense related to grants made prior to 1995. The Company's adjusted pro forma information follows:

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        -----------   -----------   -----------
    Adjusted pro forma net loss......................   $(6,483,838)  $(6,214,581)  $(5,757,845)
    Adjusted pro forma basic net loss per share......   $    (18.25)  $    (14.58)  $    (11.32)

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

6.   INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1996 and 1997 are shown below. A valuation allowance of $10,477,000, of which $2,278,000 is related to 1997, has been recognized as of December 31, 1997 to offset the deferred tax assets as realization of such assets is uncertain.

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       1996           1997
                                                                    -----------    -----------
    Deferred tax assets:
         Capitalized research expenses..........................    $   825,000    $   861,000
         Net operating loss carryforwards.......................      6,576,000      8,422,000
         Research and development credits.......................        825,000      1,163,000
         Other, net.............................................        118,000        104,000
                                                                    -----------    -----------
    Total deferred tax assets...................................      8,344,000     10,550,000
    Deferred tax liability:
         Depreciation...........................................       (145,000)       (73,000)
                                                                    -----------    -----------
    Net deferred tax assets.....................................      8,199,000     10,477,000
    Valuation allowance for deferred tax assets.................     (8,199,000)   (10,477,000)
                                                                    -----------    -----------
    Net deferred taxes..........................................    $        --    $        --
                                                                    ===========    ===========

     At December 31, 1997, the Company has federal and California net operating loss carryforwards of approximately $23,276,000 and $4,789,000, respectively. The difference between the federal and California tax loss carryforwards is attributable to the capitalization of research and development expenses for California tax purposes and the fifty percent limitation on California loss carryforwards. The federal and California tax loss carryforwards will begin expiring in 2007 and 1998, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of approximately $857,000 and $470,000, respectively, which will begin expiring in 2008 unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, future utilization of these carryforwards may be limited in any one fiscal year pursuant to the Internal Revenue Code and similar state provisions; however, the annual limitation will not prevent the entire amount of the carryforwards from being used during the carryforward period. Therefore, the Company does not believe any such limitation will have a material effect upon the utilization of these carryforwards.

7.   SUBSEQUENT EVENTS

DEFERRED COMPENSATION

     The Company granted an additional 221,525 options and recorded $1,267,123 of additional deferred compensation in May 1998, representing the difference between the option exercise price and the estimated fair value of the Common Stock for financial statement presentation purposes at the date of such grant.

                          SIGNAL PHARMACEUTICALS, INC.

                               DECEMBER 31, 1997

(Information subsequent to December 31, 1997, except for Note 7, and pertaining to March 31, 1998
        and the three months ended March 31, 1997 and 1998 is unaudited)

7.   SUBSEQUENT EVENTS (CONTINUED)
CHANGES IN CAPITALIZATION

     On May 5, 1998, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its Common Stock in an initial public offering and approved (subject to shareholder ratification) that, prior to the effective date of the Offering contemplated by this Prospectus, the Company will change the authorized shares of Preferred Stock from 6,113,482 to 5,000,000; authorized shares of Common Stock from 8,750,000 to 25,000,000 and reincorporate the Company in Delaware and effect a 4-for-1 reverse split of the Common Stock. The financial statements and accompanying notes have been retroactively restated to reflect the effect of the reverse split and reincorporation in Delaware.

AMENDMENT AND CONCLUSION OF COLLABORATIVE AGREEMENT

     On March 31, 1998, Signal and Tanabe Seiyaku Co., Ltd. ("Tanabe") mutually agreed to conclude the research and development collaboration component of their Collaborative Development and Licensing Agreement and Tanabe subsequently licensed from Signal a lead compound discovered during the collaboration, and validated in animal models of arthritis, for the treatment of autoimmune, inflammatory and other diseases. Signal retained all other intellectual property rights, including rights to all other drug targets and drug leads, discovered before or during the collaboration. Tanabe paid an additional $2.0 million license fee to Signal for the exclusive worldwide license to the lead compound and is obligated to make further payments to Signal based on the achievement of certain research and development milestones and to pay Signal royalties on any future product sales.

NEW COLLABORATIVE RESEARCH AGREEMENT


     In February 1998, Signal entered into a collaborative agreement with Nippon Kayaku Co., Ltd. ("Nippon Kayaku") under which Nippon Kayaku agreed to fund certain research at Signal, totaling $4.0 million, for two years. Under the agreement, Signal and Nippon Kayaku will develop and commercialize products based on or derived from a compound supplied by Nippon Kayaku for the treatment and prevention of diseases and disorders of the CNS and PNS. Signal will perform combinatorial chemistry and use its proprietary human neuronal cell lines to further optimize the compound and characterize its mechanism of action prior to the start of clinical studies. Nippon Kayaku has agreed to provide Signal with annual research and development support at a level approximating Signal's cost of the program. Each party also is obligated to pay the other royalties on future product sales arising from the collaboration.


     Pursuant to a commercialization agreement to be concluded by Signal and Nippon Kayaku following the initial research phase of the collaboration, Nippon Kayaku will be solely responsible for the development and commercialization of products in Japan for the treatment or prevention of diseases and disorders of the PNS and will receive co-commercialization rights in Japan with respect to products for the treatment and prevention of CNS diseases and disorders. Under such future commercialization agreement, development and commercialization rights for products outside Japan for the treatment or prevention of both PNS and CNS diseases and disorders will be agreed upon by the parties on a product-by-product basis, with Nippon Kayaku not guaranteed any minimum level of co-commercialization rights. Signal and Nippon Kayaku also have granted each other co-exclusive commercialization rights outside the field with respect to each analog compound arising from the collaboration which is developed and commercialized by one or both of the parties.

       [Graphic depicting logos or unstylized names of Signal's corporate collaborators, including Ares-Serono, Roche Bioscience, Nippon Kayaku, Organon,
    and DuPont Merck. Below each logo are disease programs addressed by the collaboration. These logos or names surround the Signal logo centered on the page.]

                              (inside back cover)

============================================================

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................       3
Risk Factors.............................       6
Use of Proceeds..........................      19
Dividend Policy..........................      19
Capitalization...........................      20
Dilution.................................      21
Selected Financial Data..................      22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      23
Business.................................      27
Management...............................      52
Certain Transactions.....................      61
Principal Stockholders...................      63
Description of Capital Stock.............      65
Shares Eligible for Future Sale..........      68
Underwriting.............................      70
Legal Matters............................      71
Experts..................................      71
Additional Information...................      72
Index to Consolidated Financial
  Statements.............................     F-1

                               ------------------

      UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
 DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================
                    ============================================================

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               HAMBRECHT & QUIST

                         BANCAMERICA ROBERTSON STEPHENS

                                LEHMAN BROTHERS

                                          , 1998

============================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration fee........................................  $ 11,026
NASD filing fee.............................................     4,238
Nasdaq Stock Market Listing Application fee.................
Blue sky qualification fees and expenses....................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent and registrar fees...........................
Miscellaneous...............................................
                                                              --------
     Total..................................................  $600,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.


     The Registrant's Second Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1995, the Registrant has sold and issued the following unregistered securities:

          1. On July 1, 1995, the Company issued 3,750 shares of Common Stock, valued at $0.56 per share, to the New England Medical Center in connection with the execution of a license agreement.

          2. On March 31, 1996, the Company issued a warrant to purchase $2.0 million worth of Common Stock to Tanabe, exercisable only in connection with the initial public offering of the Company's Common Stock on Form S-1 at the same per share price of such offering.

          3. On March 31, 1996, the Company sold 125,000 shares of Series D Preferred Stock at a price of $1.00 per share. On September 9, 11 and 12, 1997, the Company sold an aggregate of 1,613,865 shares of Series E Preferred Stock at a price of $7.64 per share and issued an additional 58,150 shares of Series D Preferred Stock for no additional consideration as part of a purchase price adjustment with respect to its prior sale of Series D Preferred Stock. On December 1, 1997, the Company sold 680,628 shares of Series F Preferred Stock at a price of $12.04 per share. Upon the closing of this offering, the shares of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will automatically convert into 194,243, 1,613,865 and 680,628 shares of Common Stock, respectively.

          4. On October 19, 1996, the Company issued 2,500 shares of Common Stock, valued at $0.56 per share, in connection with the execution of an exclusive license agreement.

          5. On November 22, 1996, the Company issued a warrant to purchase 62,500 shares of Series C-1 Preferred Stock to MMC/GATX Partnership No. 1 ("MMC/GATX") at an exercise price of $8.40 per share. If such warrant is exercised, the resulting shares of Series C-1 Preferred Stock would, upon the closing of this offering, automatically convert into 62,500 shares of Common Stock.

          6. On December 2, 1996, the Company issued to MMC/GATX a Secured Promissory Note in the principal amount of $3.0 million in connection with a loan to the Company of the same amount. Such promissory note bears interest at a rate of 13.6% annually.

          7. On December 31, 1996, the Company issued 1,250 shares of Common Stock, valued at $0.56 per share, in connection with an exclusive license agreement.

          8. On December 8, 1997, the Company issued 5,000 shares of Common Stock, valued at $1.12 per share, in connection with the execution of a license agreement.

          9. On December 31, 1997, the Company issued 625 shares of Common Stock, valued at $14.40 per share, pursuant to a consulting agreement.

          10. On January 14, 1998, the Company issued 1,250 shares of Common Stock, valued at $1.12 per share, in connection with an exclusive license agreement.

          11. On March 8, 1998, the Company issued 6,248 shares of Common Stock, valued at $1.12 per share, in connection with a license agreement.

          12. As of March 31, 1998, the Company has granted options to purchase an aggregate of 1,103,444 shares of its Common Stock to directors, employees and consultants pursuant to its Prior Plans, and the Company has issued an aggregate of 435,570 shares of its Common Stock upon the exercise of stock options under its Prior Plans. The exercise price for such options range from $0.08 to $1.12 per share.

     The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.


EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
--------                     -----------------------
   1.1     Form of Underwriting Agreement.
   3.1+    Articles of Incorporation effective prior to reincorporation of the Company in Delaware.
   3.2+    Bylaws effective prior to reincorporation of the Company in
           Delaware.
   3.3     Certificate of Incorporation of the Company's Delaware
           subsidiary.
   3.4     Form of Amended and Restated Certificate of Incorporation,
           to be filed and become effective prior to the effectiveness of this Registration Statement.
   3.5     Form of Second Amended and Restated Certificate of
           Incorporation, to be filed and become effective upon
           completion of the offering.
   3.6     Form of Bylaws to become effective prior to the
           effectiveness of this Registration Statement.
   4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and
           3.6.
   4.2++   Form of Common Stock Certificate.
   5.1++   Opinion of Cooley Godward LLP.
  10.1+    Second Amended and Restated Voting Agreement, dated
           September 8, 1994, entered into between the Registrant and certain of its stockholders.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
--------                     -----------------------
  10.2+    Form of Indemnity Agreement entered into between the
           Registrant and its directors and officers.
  10.3+    Registrant's 1998 Equity Incentive Plan.
  10.4+    Form of Incentive and Nonstatutory Stock Option Agreements
           under the 1998 Equity Incentive Plan.
  10.5+    Registrant's Employee Stock Purchase Plan and related
           offering document.
  10.6+    Registrant's Non-Employee Directors' Stock Option Plan.
  10.7+    Form of Nonstatutory Stock Option under Registrant's
           Non-Employee Directors' Stock Option Plan.
  10.8+    Registrant's Employees Retirement Investment Plan and Trust,
           effective as of January 1, 1998.
  10.9+    Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P., dated September 6, 1994.
  10.10+   Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P., Second Ventures II, L.P. and USVP
           Entrepreneur Partners II, L.P., dated September 8, 1994.
  10.11+   Management Rights Letter delivered by the Registrant to
           Oxford Bioscience Partners L.P., Oxford Bioscience Partners
           (Bermuda) Limited Partnership and Oxford Bioscience Partners
           (Adjunct) L.P., dated September 8, 1994.
  10.12+   Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P. dated September 5, 1997.
  10.13+   Amended and Restated Investors' Rights Agreement, dated
           September 9, 1997, entered into between the Registrant and certain of its stockholders.
  10.14+   Amendment to the Amended and Restated Investors' Rights
           Agreement dated November 25, 1997, entered into between the
           Registrant and certain of its stockholders.
  10.15+   Loan and Security Agreement, dated November 22, 1996,
           entered into between the Registrant and MMC/GATX Partnership
           No. 1.
  10.16+   Warrant to Purchase 250,000 shares of Series C-1 Preferred
           Stock, issued by the Registrant to MMC/GATX Partnership No.
           1.
  10.17+   Secured Promissory Note, dated December 2, 1996, issued by the Registrant to MMC/ GATX Partnership No. 1.
  10.18+   Series E Preferred Stock Purchase Agreement, dated September
           9, 1997, between the Registrant and certain of its
           stockholders.
  10.19+   Series F Preferred Stock Purchase Agreement, dated November
           25, 1997, between the Registrant and Ares-Serono S.A.
  10.20+   Promissory Note, dated June 14, 1994, as amended, issued to the Registrant by Alan J. Lewis.
  10.21+   Security Agreement, dated June 14, 1994, entered into
           between the Registrant to Alan J. Lewis.
  10.22+   Employment letter agreement, dated December 8, 1993, between the Registrant and Alan J. Lewis.
  10.23+   Employment letter agreement, dated March 4, 1994, between
           the Registrant and David W. Anderson.
  10.24+   Employment letter agreement, dated August 18, 1994, between the Registrant and Bradley B. Gordon.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
--------                     -----------------------
  10.25+   Employment letter agreement, dated June 13, 1995, between
           the Registrant and Carl F. Bobkoski.
  10.26+   Consulting Agreement, dated April 1, 1996, between the
           Registrant and John P. Walker.
  10.27+   Lease, dated April 30, 1993, as amended, between the
           Registrant and Sorrento Valley Business Park.
  10.28+   Master Lease Agreement, dated July 8, 1993, between the
           Registrant and E.I. Dupont de Nemours & Co.
  10.29+   Master Equipment Lease, dated September 1, 1993, between the
           Registrant and Phoenix Leasing Incorporated.
  10.30+   Master Lease Agreement, dated January 1, 1998, between the
           Registrant and Transamerica Business Credit Corporation.
  10.31+   Lease, dated January 1, 1998, between the Registrant and
           Sorrento Valley Business Park.
 10.32+*   Exclusive License Agreement, dated October 26, 1993, between the Registrant and The Regents of the University of
           California.
 10.33+*   First Amendment to Exclusive License Agreement, dated June
           22, 1997, between the Registrant and The Regents of the
           University of California.
 10.34+*   Second Amendment to Exclusive License Agreement, dated
           February 2, 1998, between the Registrant and The Regents of the University of California.
 10.35+*   Restricted Stock Purchase Agreement, dated October 26, 1993, between the Registrant and the Regents of the University of
           California.
 10.36+*   License Agreement, dated February 18, 1998, between the
           Registrant and The Regents of the University of California.
 10.37+*   Restricted Stock Purchase Agreement, dated February 18,
           1998, between the Registrant and The Regents of the
           University of California.
 10.38+*   Collaborative Development and Licensing Agreement, dated
           March 31, 1996, between the Registrant and Tanabe Seiyaku
           Co., Ltd.
 10.39+*   Amendment to Collaborative Development and Licensing
           Agreement, dated March 31, 1998, between the Registrant and
           Tanabe Seiyaku Co., Ltd.
  10.40+   Stock Purchase Agreement, dated March 31, 1996, between the
           Registrant and Tanabe Seiyaku Co., Ltd.
 10.41+*   Agreement dated July 30, 1996, between the Registrant and
           N.V. Organon.
  10.42*   First Amendment to Agreement, dated January 30, 1998,
           between the Registrant and N.V. Organon.
 10.43+*   Research Collaboration Agreement, dated August 26, 1996, and as amended on September 5, 1997, between the Registrant and
           Roche Bioscience.
 10.44+*   Exclusive License Agreement, dated October 1996, between the
           Registrant and the University of Massachusetts.
 10.45+*   Restricted Stock Purchase Agreement, dated October 31, 1996, between the Registrant and the University of Massachusetts.
 10.46+*   License Agreement, dated October 28, 1997, between the
           Registrant and the University of Massachusetts.
 10.47+*   Restricted Stock Purchase Agreement, dated December 7, 1997, between the Registrant and the University of Massachusetts.

EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
--------                     -----------------------
 10.48+*   Research, Development and License Agreement, dated November
           25, 1997, between the Registrant and Ares Trading S.A.
 10.49+*   Collaborative Research and License Agreement, dated December
           26, 1997, between the Registrant and The DuPont Merck
           Pharmaceutical Company.
 10.50+*   Stock Purchase Agreement dated December 26, 1997, between
           the Registrant and The DuPont Merck Pharmaceutical Company.
 10.51+*   Collaboration Agreement, dated February 9, 1998, between the
           Registrant and Nippon Kayaku Co., Ltd.
  10.52+   Promissory Note, dated May 8, 1998, issued to the Registrant by Alan J. Lewis.
  11.1+    Computation of Net Loss per Share.
  23.1     Consent of Ernst & Young LLP, Independent Auditors.
  23.2++   Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
  24.1+    Power of Attorney.


------------------------------

* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


+  Previously filed.



++ To be filed by amendment.



(B) SCHEDULES.



     All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon

     Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 26th day of May 1998.



                                                 /s/ BRADLEY B. GORDON

                                          By:
                                             --------------------------------

                                                     Bradley B. Gordon


                                                  Vice President, Finance,


                                                Chief Financial Officer and
                                                          Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
                      *                        President, Chief Executive Officer and    May 26, 1998
---------------------------------------------  Director (Principal Executive Officer)
            Alan J. Lewis, Ph.D.

            /s/ BRADLEY B. GORDON              Vice President, Finance, Chief Financial  May 26, 1998
---------------------------------------------  Officer and Secretary (Principal
              Bradley B. Gordon                Financial and Accounting Officer)

                      *                        Chairman of the Board                     May 26, 1998
---------------------------------------------
               John P. Walker

                      *                        Director                                  May 26, 1998
---------------------------------------------
               Brook H. Byers

                      *                        Director                                  May 26, 1998
---------------------------------------------
            Luke B. Evnin, Ph.D.

                      *                        Director                                  May 26, 1998
---------------------------------------------
           Harry F. Hixson, Ph.D.

                      *                        Director                                  May 26, 1998
---------------------------------------------
            Patrick F. Latterell

                      *                        Director                                  May 26, 1998
---------------------------------------------
            Arnold Oronsky, Ph.D.



*By:  /s/ BRADLEY B. GORDON


     ---------------------------

         (Bradley B. Gordon)


         (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.
 3.1+      Articles of Incorporation effective prior to reincorporation of the Company in Delaware.
 3.2+      Bylaws effective prior to reincorporation of the Company in
           Delaware.
 3.3       Certificate of Incorporation of the Company's Delaware
           subsidiary.
 3.4       Form of Amended and Restated Certificate of Incorporation,
           to be filed and become effective prior to the effectiveness of this Registration Statement.
 3.5       Form of Second Amended and Restated Certificate of
           Incorporation, to be filed and become effective upon
           completion of the offering.
 3.6       Form of Bylaws to become effective prior to the
           effectiveness of this Registration Statement.
 4.1       Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and
           3.6.
 4.2++     Form of Common Stock Certificate.
 5.1++     Opinion of Cooley Godward LLP.
10.1+      Second Amended and Restated Voting Agreement, dated
           September 8, 1994, entered into between the Registrant and certain of its stockholders.
10.2+      Form of Indemnity Agreement entered into between the
           Registrant and its directors and officers.
10.3+      Registrant's 1998 Equity Incentive Plan.
10.4+      Form of Incentive and Nonstatutory Stock Option Agreements
           under the 1998 Equity Incentive Plan.
10.5+      Registrant's Employee Stock Purchase Plan and related
           offering document.
10.6+      Registrant's Non-Employee Directors' Stock Option Plan.
10.7+      Form of Nonstatutory Stock Option under Registrant's
           Non-Employee Directors' Stock Option Plan.
10.8+      Registrant's Employees Retirement Investment Plan and Trust,
           effective as of January 1, 1998.
10.9+      Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P., dated September 6, 1994.
10.10+     Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P., Second Ventures II, L.P. and USVP
           Entrepreneur Partners II, L.P., dated September 8, 1994.
10.11+     Management Rights Letter delivered by the Registrant to
           Oxford Bioscience Partners L.P., Oxford Bioscience Partners
           (Bermuda) Limited Partnership and Oxford Bioscience Partners
           (Adjunct) L.P., dated September 8, 1994.
10.12+     Management Rights Letter delivered by the Registrant to U.S.
           Venture Partners IV, L.P. dated September 5, 1997.
10.13+     Amended and Restated Investors' Rights Agreement, dated
           September 9, 1997, entered into between the Registrant and certain of its stockholders.
10.14+     Amendment to the Amended and Restated Investors' Rights
           Agreement dated November 25, 1997, entered into between the
           Registrant and certain of its stockholders.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.15+     Loan and Security Agreement, dated November 22, 1996,
           entered into between the Registrant and MMC/GATX Partnership
           No. 1.
10.16+     Warrant to Purchase 250,000 shares of Series C-1 Preferred
           Stock, issued by the Registrant to MMC/GATX Partnership No.
           1.
10.17+     Secured Promissory Note, dated December 2, 1996, issued by the Registrant to MMC/ GATX Partnership No. 1.
10.18+     Series E Preferred Stock Purchase Agreement, dated September
           9, 1997, between the Registrant and certain of its
           stockholders.
10.19+     Series F Preferred Stock Purchase Agreement, dated November
           25, 1997, between the Registrant and Ares-Serono S.A.
10.20+     Promissory Note, dated June 14, 1994, as amended, issued to the Registrant by Alan J. Lewis.
10.21+     Security Agreement, dated June 14, 1994, entered into
           between the Registrant to Alan J. Lewis.
10.22+     Employment letter agreement, dated December 8, 1993, between the Registrant and Alan J. Lewis.
10.23+     Employment letter agreement, dated March 4, 1994, between
           the Registrant and David W. Anderson.
10.24+     Employment letter agreement, dated August 18, 1994, between the Registrant and Bradley B. Gordon.
10.25+     Employment letter agreement, dated June 13, 1995, between
           the Registrant and Carl F. Bobkoski.
10.26+     Consulting Agreement, dated April 1, 1996, between the
           Registrant and John P. Walker.
10.27+     Lease, dated April 30, 1993, as amended, between the
           Registrant and Sorrento Valley Business Park.
10.28+     Master Lease Agreement, dated July 8, 1993, between the
           Registrant and E.I. Dupont de Nemours & Co.
10.29+     Master Equipment Lease, dated September 1, 1993, between the
           Registrant and Phoenix Leasing Incorporated.
10.30+     Master Lease Agreement, dated January 1, 1998, between the
           Registrant and Transamerica Business Credit Corporation.
10.31+     Lease, dated January 1, 1998, between the Registrant and
           Sorrento Valley Business Park.
10.32+*    Exclusive License Agreement, dated October 26, 1993, between the Registrant and The Regents of the University of
           California.
10.33+*    First Amendment to Exclusive License Agreement, dated June
           22, 1997, between the Registrant and The Regents of the
           University of California.
10.34+*    Second Amendment to Exclusive License Agreement, dated
           February 2, 1998, between the Registrant and The Regents of the University of California.
10.35+*    Restricted Stock Purchase Agreement, dated October 26, 1993, between the Registrant and the Regents of the University of
           California.
10.36+*    License Agreement, dated February 18, 1998, between the
           Registrant and The Regents of the University of California.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.37+*    Restricted Stock Purchase Agreement, dated February 18,
           1998, between the Registrant and The Regents of the
           University of California.
10.38+*    Collaborative Development and Licensing Agreement, dated
           March 31, 1996, between the Registrant and Tanabe Seiyaku
           Co., Ltd.
10.39+*    Amendment to Collaborative Development and Licensing
           Agreement, dated March 31, 1998, between the Registrant and
           Tanabe Seiyaku Co., Ltd.
10.40+     Stock Purchase Agreement, dated March 31, 1996, between the
           Registrant and Tanabe Seiyaku Co., Ltd.
10.41+*    Agreement dated July 30, 1996, between the Registrant and
           N.V. Organon.
10.42*     First Amendment to Agreement, dated January 30, 1998,
           between the Registrant and N.V. Organon.
10.43+*    Research Collaboration Agreement, dated August 26, 1996, and as amended on September 5, 1997, between the Registrant and
           Roche Bioscience.
10.44+*    Exclusive License Agreement, dated October 1996, between the
           Registrant and the University of Massachusetts.
10.45+*    Restricted Stock Purchase Agreement, dated October 31, 1996, between the Registrant and the University of Massachusetts.
10.46+*    License Agreement, dated October 28, 1997, between the
           Registrant and the University of Massachusetts.
10.47+*    Restricted Stock Purchase Agreement, dated December 7, 1997, between the Registrant and the University of Massachusetts.
10.48+*    Research, Development and License Agreement, dated November
           25, 1997, between the Registrant and Ares Trading S.A.
10.49+*    Collaborative Research and License Agreement, dated December
           26, 1997, between the Registrant and The DuPont Merck
           Pharmaceutical Company.
10.50+*    Stock Purchase Agreement dated December 26, 1997, between
           the Registrant and The DuPont Merck Pharmaceutical Company.
10.51+*    Collaboration Agreement, dated February 9, 1998, between the
           Registrant and Nippon Kayaku Co., Ltd.
10.52+     Promissory Note, dated May 8, 1998, issued to the Registrant by Alan J. Lewis.
11.1+      Computation of Net Loss per Share.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2++     Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
24.1+      Power of Attorney.


------------------------------

* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


+  Previously filed.



++ To be filed by amendment.